Filed with the Securities and Exchange Commission on September 26, 2008

Registration No. 333-153062

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMUNICATION INTELLIGENCE CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	7371	94-2790442
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

275 Shoreline Drive, Suite 500
Redwood Shores, California 94065
(650) 802-7888

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Frank Dane Chief Financial Officer Communication Intelligence Corporation 275 Shoreline Drive, Suite 500 Redwood Shores, California 94065 (650) 802-7888	Copies to:	Michael C. Phillips, Esq. Davis Wright Tremaine, LLP 1300 SW Fifth Avenue 23rd Floor Portland, Oregon 97201-5630 Phone: (503) 241-2300 Facsimile: (503) 778-5299
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer”, an “accelerated filer”, a “non-accelerated filer”, or a “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

SECURITIES TO BE REGISTERED (3)	AMOUNT TO BE REGISTERED (1)(3)	PROPOSED OFFERING PRICE PER SHARE (2)	PROPOSED AGGREGATE OFFERING PRICE	REGISTRATION FEE (2)(4)
Common stock, $0.01 par value	33,410,714	$0.165	$5,512,768	$217

(1) All 33,410,714 shares of common stock registered pursuant to this registration statement are to be offered by the selling stockholders. In accordance with Rule 416 under the Securities Act of 1933, as amended, the number of shares to be registered includes such indeterminate number of additional shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the bid and asked prices of the Registrant’s common stock on August 15, 2008, as reported on the Over-The-Counter Bulletin Board.

(3) Includes 25,982,143 shares of common stock issuable upon the exercise of warrants and 7,428,571 shares of common stock issuable upon the conversion of convertible preferred stock held by the selling stockholders.

(4) Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 26, 2008

PROSPECTUS

COMMUNICATION INTELLIGENCE CORPORATION

33,410,714 Shares of Common Stock

This prospectus relates to the resale of an aggregate of up to 33,410,714 shares of our common stock issuable to certain of our stockholders who are named in this prospectus. The shares of common stock being offered by the selling stockholders are either (i) issuable upon the conversion of preferred stock or (ii) are issuable upon the exercise of certain common stock purchase warrants. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to the selling stockholders to register for resale the shares issuable to them upon exercise of the warrants issued to them or issuable to them upon the conversion of the preferred stock issued to them.

The prices at which the selling stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement. If the warrants are exercised, we will receive proceeds of certain of the warrants equal to the exercise price of any warrants held by the selling stockholders; the warrants contain net exercise provisions which if exercised would reduce or eliminate the cash proceeds we would receive upon exercise of such warrants but result in our issuing less shares of our common stock. We will not receive any proceeds due to the conversion of our preferred stock.

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol “CICI.OB.”  On August 15, 2008, the closing bid price for a share of our common stock was $0.165.

Investing in shares of our common stock involves a high degree of risk. You should consider carefully the risk factors included in this prospectus beginning on page 4 before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2008.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	4
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	7
DESCRIPTION OF CAPITAL STOCK	18
MARKET PRICE INFORMATION	21
DIVIDEND POLICY	22
DESCRIPTION OF INDEBTEDNESS	23
USE OF PROCEEDS	23
SELLING STOCKHOLDERS	23
PLAN OF DISTRIBUTION	27
BUSINESS	29
MANAGEMENT
EXECUTIVE COMPENSATION	37
DIRECTOR COMPENSATION	39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
SHARES ELIGIBLE FOR FUTURE SALE	44
WHERE YOU CAN FIND MORE INFORMATION	44
LEGAL MATTERS	44
EXPERTS	44
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and we are not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that represent our beliefs, projections and predictions about future events. These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance, or achievement described or implied by such statements. Forward-looking statements regarding our plans, objectives, expectations, intentions, future financial performance, future financial condition, and other statements are not historical facts. Whenever you read a statement that is not solely a statement of historical fact (such as when we use words such as “believe”, “anticipate”, “hope”, “intend”, “expect”, “estimate”, “plan”, “will”, “would”, “could”, “likely” and other similar words, phrases and statements), you should understand that our expectations may not be correct. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in this prospectus will continue. The forward-looking information contained in this prospectus is generally located under the headings “Business” and “Risk Factors”, but may be found in other locations as well. Some of the risks investors should consider in connection with this offering are:

•                  Our ability to continue as a going concern. Our independent registered public accounting firm has issued a report expressing a substantial doubt about our ability to continue as a going concern.

•                  Our history of losses. As of June 30, 2008, our accumulated deficit was approximately $93.6 million;

•                  Our relationships with our key customers;

•                  Liquidity constraints and the availability of future financing if needed;

•                  Economic, business, market and competitive conditions in the software industry and technological innovations which could adversely affect our business;

•                  Our inability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on our proprietary rights;

•                  Technological, engineering, quality control or other circumstances which could delay the sale or shipment of products; and

•                  General economic and business conditions.

You should review carefully the section entitled “Risk Factors” beginning on page 4 for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

Except as otherwise required under applicable law, we disclaim any obligation to revise or update forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in our common stock. To understand this offering fully, you should carefully read the entire prospectus, including the risk factors and the historical financial statements and related notes, before making an investment.

This prospectus provides you with a general description of the shares of common stock that may be resold by the selling stockholders. We may update or supplement this prospectus from time to time to add, update or change information contained in this prospectus.

In this prospectus, unless the context requires otherwise, references to “Communication Intelligence Corporation,” “CIC,” “ the “Company,” “we,” “us,” or “our” refer to Communication Intelligence Corporation, a Delaware corporation, and its subsidiaries.

Our Company

We are a leading supplier of electronic signature solutions for business process automation serving primarily the financial services industry and the acknowledged leader in biometric signature verification technology. Our products enable companies to complete secure paperless business transactions with multiple signature technologies across virtually all applications and hardware platforms.

Our products are designed to increase the ease of use, functionality and security of electronic devices and electronic business processes through handwritten data entry and application of electronic signatures. We provide a comprehensive and scalable electronic signature solution suite based on over 20 years of experience and significant input from our valued financial industry client base. We have delivered biometric and electronic signature solutions to over 400 companies worldwide, primarily in the financial services industry, including to AIG/AGLA, Charles Schwab & Co., JP Morgan Chase, Prudential Financial, Inc., Snap-On-Credit, State Farm Insurance Co., Wells Fargo Bank, NA and World Financial Group. We also are a leading supplier of natural input/text entry software for handheld computers and smartphones. Major customers for natural input software are Palm Inc. and Sony Ericsson. We classify these core technologies into two categories, as follows:

•                  Transaction and Communication Enabling Technologies — Our transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control and enabling workflow automation of traditional paper form processing. We believe that our technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication and heightened data security. Our transaction and communication enabling technologies have been fundamental to our development of software for multi-modal electronic signatures, handwritten biometric signature verification, and data security.

•                  Natural Input Technologies — Our natural input technologies are designed to allow users to interact with a computer or handheld device by using an electronic pen or stylus as the primary input device. Our natural input offering includes multilingual handwriting recognition software for such devices as electronic organizers, pagers and smart cellular phones that do not have a keyboard. For such devices, we believe that handwriting recognition offers a viable solution for performing text entry and editing.

We sell our products directly to enterprises and through system integrators, channel partners and original equipment manufacturers.

The Transaction

We are registering shares of our common stock for resale by certain holders of warrants to purchase shares of our common stock and by certain holders of our preferred stock convertible into our common stock.

On June 5, 2008, we closed a financing transaction under which the Company raised capital through the issuance of secured indebtedness and equity and also restructured a portion of the Company’s existing debt.

In connection with the transaction, we borrowed an aggregate of $3,000,000 and refinanced $637,500 of existing indebtedness and accrued interest on that indebtedness. The new and refinanced debt bears interest at eight (8%) per annum which, at the option of the Company, may be paid in cash or in-kind, matures two years from issue date and is secured by a first priority security interest in all of our assets.

In partial consideration for the respective loans made as described above, we issued to each creditor a warrant to purchase the number of shares of our common stock obtained by dividing the amount of such creditor’s loan by 0.14.  An aggregate of 25,982,143 shares of our common stock may be issued upon exercise of these warrants.  The warrants are exercisable at the option of the holders, until June 30, 2011, with an exercise price of $0.14 per share. Additional warrants may be issued if we exercise our option to make interest payments on the loans in-kind.

In connection with the closing of the financing transaction, we also entered into a Securities Purchase Agreement and a Registration Rights Agreement, each dated as of June 5, 2008.  Under the Securities Purchase Agreement, in exchange for the cancellation of $995,000 in principal and $45,000 of interest accrued thereon of our existing debt and interest accrued thereon, we issued to the holders of such debt an aggregate of 1,040,000 shares of our Series A Cumulative Convertible Preferred Stock.  The preferred shares carry an 8% annual dividend, payable quarterly in arrears in cash or in additional preferred shares, have a liquidation preference over common stock of $1.00 per share and are convertible into shares of common stock at the conversion price of $0.14 per share.  Thus, at the current applicable conversion rate, one share of Series A Cumulative Convertible Preferred Stock would convert into 7,428,571 shares of our common stock.  The shares of preferred stock are convertible at any time at the option of the holders thereof.

We granted the investors registration rights for the full number of shares represented by the warrants and conversion rights of our preferred stock issued to the investors. This registration statement is intended to satisfy our registration obligations to the holders of the convertible preferred stock and warrants.

Our Corporate Information

We are a Delaware corporation. We were incorporated in October 1986. Our principal executive offices are located at 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065, and the telephone number at our principal executive offices is (650) 802-7888. Our website address is www.cic.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

General Information About this Prospectus

CIC® and its logo, Handwriter®, Jot®, iSign®, InkSnap®, InkTools®, RecoEcho®, Sign-On®, QuickNotes®, Sign-it®, WordComplete®, INKshrINK®, SigCheck®, SignatureOne®, Ceremony® and The Power To Sign Online® are registered trademarks of the Company. HRS™, PenX™  and Speller™ are trademarks of the Company.

The Offering

We have prepared this prospectus in connection with the resale of (i) 25,982,143 shares of our common stock issuable upon the exercise of warrants to purchase our common stock issued on June 5, 2008, and (ii) 7,428,571 shares of our common stock issuable upon conversion of our preferred stock we issued on June 5, 2008, to private investors. We will not receive any proceeds from the sale of the shares of common stock being offered pursuant to this prospectus. See “Selling Stockholders” in this prospectus beginning on page 23.

Outstanding common stock before offering:	129,057,161 shares as of August 18, 2008.

Number of shares offered for resale:	33,410,714 shares of common stock (includes 25,982,143 shares underlying warrants which have not yet been exercised and 7,428,571 shares issuable upon conversion of our preferred stock).

Offering price:	Determined at the time of sale by the selling stockholder.

Proceeds:	We will not receive any proceeds from the sale of the common stock offered by the selling shareholders pursuant to this prospectus.

Risks:

We face risks in operating our business, including risks that may prevent us from achieving our business objectives or that may materially adversely affect our business, financial condition and operating results. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

RISK FACTORS

(in thousands)

An investment in our common stock involves a high degree of risk. You should consider the risks discussed below, together with the financial and other information contained in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock would likely decline and you may lose some or all of your investment.

Our auditors have emphasized in their auditors’ report substantial doubt about our ability to continue as a going concern without additional financing or the achievement of cash flow positive operations.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Except for 2004, the Company has incurred significant losses since its inception and, at December 31, 2007, the Company’s accumulated deficit was approximately $91,300. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company has primarily funded these losses through the sale of debt and equity securities.

Operating losses may continue, which could adversely affect financial results from operations and stockholder value.

In each year since its inception, except for the year ended December 31, 2004, the Company incurred losses, which were significant in certain periods. For the five-year period ended December 31, 2007, those net losses aggregated approximately $11,441. At December 31, 2007, the accumulated deficit was approximately $91,300. While net income was recorded for the year ended December 31, 2004, there is no guarantee that the Company will be profitable in future years and it may incur substantial losses in the future, which could adversely affect stockholder value.

Our competitors could develop products or technologies that could make our products or technologies non-competitive, which would adversely affect sales, financial results from operations and stockholder value.

Although the Company believes that its patent portfolio provides a barrier to entry to the electronic signature market, and that its established relationships with its OEM customers in the natural input segment are sufficient to maintain that source of revenue, there can be no assurance that it will not face significant competition in this and other aspects of its business.

Some of its competitors, including more established companies or those with greater financial or other resources, could develop products or technologies that are more effective, easier to use or less expensive than the Company’s. This could make the Company’s products and technologies obsolete or non-competitive, which would adversely affect sales, financial results from operations and stockholder value.

If we are unable to adequately protect our intellectual property, third parties may be able to use our technology, which could adversely affect our ability to compete in the market, our financial results from operations and stockholder value.

The Company relies on a combination of patents, copyrights, trademarks, trade secrets and contractual provisions to protect its proprietary rights in its products and technologies. These protections may not adequately protect it for a number of reasons. First, the Company’s competitors may independently develop technologies that are substantially equivalent or superior to ours. Second, the laws of some of the countries in which the Company’s products are licensed do not protect those products and its intellectual property rights to the same extent as do the laws of the United States. Third, because of the rapid evolution of technology and uncertainties in intellectual property law in the United States and internationally, the Company’s current and future products and technologies could be subject to infringement claims by others. Fourth, a substantial portion of its technology and know-how are trade secrets and are not protected by patent, trademark or copyright laws. The Company requires its employees, contractors and customers to execute written agreements that seek to protect its proprietary information. We also have a policy of requiring prospective business partners to enter into non-disclosure agreements before any of our proprietary information is revealed to them. However, the measures taken by the Company to protect its technology, products and other proprietary rights might not adequately protect it against improper use.

The Company may be required to take legal action to protect or defend its proprietary rights. Litigation of third-party claims of intellectual property infringement during 2004 and 2005 required the Company to spend substantial time and financial resources to protect its proprietary rights. If the result of any litigation of this type is adverse to the Company, it may be required to expend significant resources to develop non-infringing technology or obtain licenses from third parties. If the Company is not successful in those efforts, or if it is required to pay any substantial litigation costs, its business would be materially and adversely affected.

A significant portion of our sales are derived from a limited number of customers, and results from operations could be adversely affected and shareholder value harmed if we lost any of these customers.

The Company’s revenues historically have been derived from hundreds of customers, however, a significant percentage of the revenue has been attributable to a limited number of customers. Our top customer accounted for 24% and 27% of revenues in the years ended December 31, 2007 and December 31, 2006, respectively. The loss of any significant customer or other revenue source would have a material adverse effect on the Company’s revenues and profitability.

The market price of our stock can be volatile, which could result in losses for investors.

The Company’s common stock is listed on the Over-the-Counter Bulletin Board (“OTC”). Stock prices of technology companies in recent years have experienced significant volatility, including price fluctuations that are unrelated or not proportional to the operating performance of these companies. Volatility on the OTC is typically higher than the volatility of stocks traded on Nasdaq or other exchanges. The market price of the Company’s common stock has been and could be subject to significant fluctuations as a result of variations in its operating results, announcements of technological innovations or new products by it or our competitors, announcements of new strategic relationships by the Company or our competitors, general conditions in the technology industry or market conditions unrelated to its business and operating results.

Statutory provisions and provisions in our charter may delay or frustrate transactions that may be beneficial to our stockholders.

Certain provisions of the Delaware General Corporation Act and our charter may delay or prevent a merger, tender offer or proxy contest that is not approved by the Company’s Board of Directors, even if such events may be beneficial to the interests of stockholders. For example, the Company’s Board of Directors, without shareholder approval, has the authority and power to issue all authorized and unissued shares of common stock and preferred stock that have not otherwise been reserved for issuance. In addition, the Delaware General Corporation Law contains provisions that may have the effect of making it more difficult or delaying attempts by others to obtain control of the Company.

Resale by the holders of outstanding convertible notes and warrants, or by the holders of shares of our common stock entitled to registration rights applicable to those shares, could adversely affect the market price of our stock.

The holders of the warrants to purchase shares of our common stock may immediately sell the shares issued upon exercise of the warrants. In light of the Company’s historically low trading volume, such sales may adversely affect the price of the shares of the Company’s stock. In addition, certain of our stockholders are entitled to registration rights, and the Company recently filed with the Securities and Exchange Commission resale registration statements on Form S-1, which became effective on December 28, 2007 and August 18, 2008. The resale of the shares registered under the registration statement may be made at any time into the public trading market. In light of the historically low trading volume of our common stock, such sales or the perception that such sales may occur may adversely affect the price of the shares of our common stock.

A significant portion of our assets are subject to security interests by our creditors.

The Company’s assets are subject to security interests granted to certain creditors who participated in the June 2008 financing transaction. If we are unable to meet our obligations associated with those security interests the Company may be forced to sell, or the creditors may require us to sell, our assets in order to satisfy those obligations.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(dollars in thousands, except share and per share data)

The following discussion and analysis should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. The following discussion relating to projected growth and future results and events constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements due to a number of risks and uncertainties, including, but not limited to, our ability to continue as a going concern; our relationships with our customers, including our key customers; our ability to manage our operating costs; and the continued availability of financing and working capital to fund our business operations. Any forward looking statements should be considered in light of these factors. We cannot guarantee future results, levels of activity, performance or achievements. Except as otherwise required under applicable law, we disclaim any obligation to revise or update forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Overview and Recent Developments

We are a leading supplier of electronic signature solutions for business process automation serving primarily the financial services industry and the acknowledged leader in biometric signature verification technology. Our products enable companies to achieve secure paperless business transactions with multiple signature technologies across virtually all applications and hardware platforms.

We were incorporated in Delaware in October 1986. Except for the year ended December 31, 2004, in each year since its inception the Company has incurred losses. For the five-year period ended December 31, 2007, net losses aggregated approximately $11,441 and at December 31, 2007, the Company’s accumulated deficit was approximately $91,300. At June 30, 2008, our accumulated deficit was approximately $93,600.

For the six months ended June 30, 2008, total revenues were $837, a decrease of $52, or 6%, compared to total revenues of $889 in the corresponding prior year period. Total revenue for the three months ended June 30, 2008 decreased $148, or 27% to $407, compared to revenues of $555 in the corresponding prior year period.   Orders for the three months ended June 30, 2008, however, were $296 higher than revenue recognizable for that period and such orders are expected to be recognized in the third quarter of 2008.

The Company is experiencing expanding demand and usage of its electronic signature technology in its target financial services market. Two recent orders received from top ten US banks are for the Company’s eSignature technologies in new applications and lines of business that expand the use of CIC’s technology beyond the initial deployments with these firms.  In addition, the Company received an order from a top five insurance company for a property and casualty application and orders for additional licenses from one of its key channel partners, a top five supplier of software solutions and platforms to the financial services industry.  The Company also recently signed an agreement with a leading top tier solution provider to the financial services industry, which the Company believes is of strategic significance including the potential for near term and future revenue generation.   Recent market surveys by independent technology and market research firms such as Forrester Research conclude that US banks and lenders are challenged with the need to increase revenue while improving the effectiveness and efficiency of their processes in the face of increased regulatory and compliance demands exacerbated by the recent sub prime and credit crises.  The Company believes that electronic signature solutions enhance the customer experience and significantly reduce the time required for account openings and applications, creating more time available for up-cross selling while delivering significant reductions in the life cycle cost of managing mission critical documents, thereby enhancing the need and demand for its product solutions.

The loss from operations for the six months ended June 30, 2008 increased by $247 to $1,393, compared with a loss from operations of $1,146 in the prior year period.  This increase is primarily attributable to a $52 decrease in revenue to $837 in the current period compared to $889 in the prior six month period and to an increase of $195 in operating expenses to $2,230 compared to $2,035 of operating expenses in the comparable prior period. This increase in operating expenses is primarily due to an increase in cost of goods sold related to third party hardware sold with the Company’s software solutions and engineering labor costs associated with nonrecurring engineering project revenue.

In June 2008, the Company closed a financing transaction under which it raised capital through the issuance of secured indebtedness and equity and restructured a portion of the Company’s existing debt.  In connection with the transaction, the Company borrowed an aggregate of $3,000 and refinanced $638 of existing indebtedness and accrued interest on the Company’s existing indebtedness.  In partial consideration for the respective loans made as described above, the Company issued to each creditor a warrant to purchase up to the number of shares of its common stock obtained by dividing the amount of such creditor’s loan by 0.14.  A total of 25,982,143 shares of our common stock may be issued upon exercise of the warrants at an exercise price of $0.14 per share.  The issuance of the warrants was exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

In June 2008, in connection with the closing of the financing transaction, the Company also entered into a Securities Purchase Agreement and a Registration Rights Agreement. Under the Securities Purchase Agreement, in exchange for the cancellation of $995 in principal and $45 of interest accrued on our existing debt, the Company issued to the holders of such debt an aggregate of 1,040,000 shares of Series A Cumulative Convertible Preferred Stock.  The preferred shares carry an 8% annual dividend, payable quarterly in arrears in cash or in additional preferred shares, have a liquidation preference over common stock of $1.00 per share and are convertible into shares of common stock at the conversion price of fourteen cents $0.14 per share. The shares of preferred stock are convertible at any time. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the Company’s consolidated financial statements and the accompanying notes. The amounts of assets and liabilities reported in its balance sheets and the amounts of revenues and expenses reported for each period presented are affected by these estimates and assumptions that are used for, but not limited to, revenue recognition, allowance for doubtful accounts, intangible asset impairments, fair value of financial instruments, software development costs, research and development costs, foreign currency translation and net operating loss carryforwards. Actual results may differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used by the Company’s management in the preparation of the consolidated financial statements.

Revenue. Revenue is recognized when earned in accordance with applicable accounting standards, including AICPA Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition”, as amended, Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB 104”), and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue number 00-21, “Accounting for Revenue Arrangements with Multiple Elements”, of the FASB’s Emerging Issues Task Force. The Company recognizes revenues from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all non-recurring engineering work necessary to enable the Company’s product to function within the customer’s application has been completed and the Company’s product has been delivered according to specifications. Revenue from service subscriptions is recognized as costs are incurred or over the service period which-ever is longer.

Software license agreements may contain multiple elements, including upgrades and enhancements, products deliverable on a when and if available basis and post contract support. Revenue from software license agreements is recognized upon delivery of the software, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all nonrecurring engineering work necessary to enable the Company’s products to function within the customer’s application has been completed, and the Company has delivered its product according to specifications.

Maintenance revenue is recorded for post contract support and upgrades or enhancements, which is paid for in addition to license fees, and is recognized as costs are incurred or over the support period whichever is longer. For undelivered elements where objective and reliable evidence of fair value does not exist, revenue is deferred and subsequently recognized when delivery has occurred and when fair value has been determined.

The allowance for doubtful accounts is based on the Company’s assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from the Company’s historical experience, the Company’s estimates of recoverability of amounts due could be affected and the Company would adjust the allowance accordingly.

Long-lived assets. The Company performs intangible asset impairment analyses on an annual basis in accordance with the guidance in Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) and Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“SFAS No. 144”). The Company uses SFAS 144 in response to changes in industry and market conditions that affect its patents, the Company then determines if an impairment of its assets has occurred. The Company reassesses the lives of its patents and tests for impairment at least annually in order to determine whether the book value exceeds the fair value for each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the following additional factors:

•             whether there are legal, regulatory or contractual provisions known to the Company that limit the useful life of any patent to less than the assigned useful life;

•             whether the Company needs to incur material costs or make modifications in order for it to continue to be able to realize the protection afforded by the patents;

•             whether any effects of obsolescence or significant competitive pressure on the Company’s current or future products are expected to reduce the anticipated cash flow from the products covered by the patents;

•             whether demand for products utilizing the patented technology will diminish, remain stable or increase; and

•             whether the current markets for the products based on the patented technology will remain constant or will change over the useful lives assigned to the patents.

The Company obtained an independent valuation from Strategic Equity Group of the carrying value of its patents as of December 31, 2005. The Company believes that the biometric market potential identified in current year market research has improved over the data used to validate the carrying value of the Company’s patents at the end of 2005. Management updated this analysis at December 31, 2007 and believes that that no impairment of the carrying value of the patents existed at December 31, 2007.

Customer Base. To date, the Company’s eSignature revenues have been derived primarily from financial service industry end-users and from resellers and channel partners serving the financial service industry primarily in North America, the ASEAN Region including China (PRC) and Europe. Natural Input (text entry) revenues have been derived primarily from hand held computer and smart phone manufacturers (OEMs) primarily in North America, Europe and the Pacific Rim. The Company performs periodic credit evaluations of its customers and does not require collateral. The Company maintains reserves for potential credit losses. Historically, such losses have been within management’s expectations.

Software Development Costs. Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS 86”). Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The costs capitalized include the coding and testing of the product after technological feasibility has been established and ends upon the release of the product. The annual amortization is the greater of (a) the straight-line amortization over the estimated useful life not to exceed three years or (b) the amount based on the ratio of current revenues to anticipated future revenues. The Company capitalized software development costs of $788, and $510, for the years ended December 31, 2007, and 2006.

Research and Development Costs. Research and development costs are charged to expense as incurred.

Share-based Compensation. Share-based compensation expense is based on the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period. The grant date fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model. SFAS No. 123(R) requires forfeitures of share-based payment awards to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rates for the years ended December 31, 2006 and 2007, were approximately 27.90% and 25.01%, respectively. For the years ended December 31, 2006 and 2007, stock-based compensation expense includes compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005.

Foreign Currency Translation. The Company considers the functional currency of the Company’s Chinese based Joint Venture to be the respective local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of “accumulated other comprehensive loss” in the Company’s consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at exchange rates prevailing at the end of the period, except for long-term assets and liabilities that are translated at historical exchange rates. Revenue and expense accounts are translated at the average exchange rates in effect during each period. Net foreign currency transaction gains and losses are included as components of “interest income and other income (expense), net” in the Company’s consolidated statements of operations. Due to the stability of the currency in China, and limited transactions in the respective periods, net foreign currency transaction gains and losses were not material for the year ended December 31, 2007, and 2006 respectively.

Net Operating Loss Carryforwards. Utilization of the Company’s net operating losses may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. As a result, a portion of the Company’s net operating loss carryforwards may not be available to offset future taxable income. The Company has provided a full valuation allowance for deferred tax assets at December 31, 2007 of approximately $30 million based upon the Company’s history of losses.

Warrant valuation.  Warrants to purchase shares of the Company’s common stock were issued as part of the Company’s 2008 financing transaction. The fair value of the warrants was calculated using the Black-Scholes pricing model at the date of issuance. The relative fair value attributable to the warrants is recorded as a debt discount in the Company’s balance sheet. The debt discount is amortized to interest expense over the life of the debt, using the straight-line interest method, which approximates the effective interest method, assuming the debt will be held to maturity.  The use of the Black-Scholes model requires that we estimate the fair value of the underlying equity instruments issuable upon the exercise of options and warrants. In determining the fair value of our warrants, the Company utilizes the market price for our shares, the contractual life, and volatility.

Recent Pronouncements

The Company adopted the provisions of Financial Standards Accounting Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. There were no unrecognized tax benefits and, accordingly, there has been no effect on the Company’s financial condition or results of operations as a result of implementing FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is no longer subject to U.S. federal tax examinations for years before 2003, and state tax examinations for years before 2002. Management does not believe there will be any material changes in our unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, there was no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the six month period ended June 30, 2008.

Results Of Operations

Six Months Ended June 30, 2008, Compared to the Six Months Ended June 30, 2007

Revenues

Total revenue for the three months ended June 30, 2008 decreased $148, or 27%, to $407, compared to $555 in the prior year period.  Product revenue reflects a 7% decrease in eSignature and a 84% decrease in natural input revenues compared to the prior year period.  Orders for the three month period ended June 30, 2008 were $296 higher than revenue recognizable for that period and is expected to be recognized as revenue in the third quarter of 2008.  Maintenance revenue increased 11%, or $19, for the three months ended June 30, 2008 compared to the prior year period. The increase was primarily due to the renewal of existing maintenance contracts from ongoing customers and new maintenance contracts associated with new product orders.

For the six months ended June 30, 2008, total revenues were $837, a decrease of $52, or 6%, compared to $889 in the prior year period. Product revenues decreased 15%, or $83, while maintenance revenues increased 9%, or $31, compared to the prior year period.  The reduction in revenue primarily reflects lower reported royalties from a major natural input/Jot customer. The increase in maintenance revenue was primarily due to the renewal of existing maintenance contracts from ongoing customers and new maintenance contracts associated with new product orders.

Cost of Sales

Cost of sales primarily includes amortization of new and previously capitalized software development costs associated with the Company’s product and maintenance revenues, engineering labor and third party hardware costs associated with certain product sales.  Cost of sales for the three months ended June 30, 2008 increased $38, or 23%, to $200, compared to $162 in the prior year period. The increase is due in part to engineering labor for product development work completed in the second quarter. In addition, amortization of previously capitalized software development costs increased $23, or 24%, to $117, compared to $94 in the prior year period.

For the six months ended June 30, 2008, cost of sales increased $180, or 82%, to $400 compared to $220 in the prior year period.  The increase is due primarily to the sale of third party hardware, engineering labor associated with nonrecurring engineering revenues and amortization of previously capitalized engineering software development costs.  Amortization of capitalized software development cost to cost of sales will increase in the future as new products and enhancements are completed.

Operating expenses

Research and Development Expenses

Research and development expenses consist primarily of salaries and related costs, outside engineering, maintenance, and allocated facilities expenses, net of software development costs capitalized.  Research and development expenses decreased approximately 67%, or $88, for the three months ended June 30, 2008 compared to the prior year period.  The decrease was due primarily to engineering labor cost associated with nonrecurring engineering revenues transferred to cost of sales and an increase in the amount of software development costs capitalized compared to the prior year period.  Total costs, before capitalization of software development and other allocations, were $394 for the three months ended June 30, 2008 compared to $367 in the prior year period.

For the six months ended June 30, 2008, research and development expenses decreased $164, or 63%, compared to the prior year period.  The decrease is primarily due to the amount of engineering labor transferred to cost of sales and the amount software development costs capitalized compared to the prior year period.

Sales and Marketing Expenses

Sales and marketing expenses increased 20%, or $58, for the three months ended June 30, 2008 compared to the prior year period. The increase was primarily attributable to increases in salary and related expenses due to the addition of one sales person compared to the prior year, increases in advertising and marketing programs and engineering sales support efforts.

For the six months ended June 30, 2008, sales and marketing expense increased $158, or 28%, compared to the prior year period.  The increase is primarily due to the reasons discussed above for the change in the three month period.

The Company expects sales and marketing expenses will continue at the current higher levels in the near term due to planned increases marketing programs.

General and Administrative Expenses

General and administrative expenses increased 6%, or $29, for the three months ended June 30, 2008, compared to the prior year period. The increase was due to increases in professional services expense, amortization of annual maintenance subscriptions and the provision for uncollectible accounts compared to the prior year period. These increases were partially offset by an decrease in insurance premiums and stock option expense compared to the prior year period.

For the six months ended June 30, 2008, general and administrative expenses increased $21, or 2%, compared to the prior period. The increase is attributable to the reasons discussed above for the change in the three month period.

The Company anticipates that general and administrative expense will remain above the prior year amounts for the foreseeable future due to the increases in the expenses discussed above.

Interest income and other income, net

Interest income and other income (expense), net, for the three months ended June 30, 2008 decreased $2 from income of $4 in the prior year period.  The decrease is due to the reduced cash balance during the current period compared to the prior year period.  For the six months ended June 30, 2008, interest income and other income (expense), net, increased $1, or 25%,  to $5, compared to $4 in the prior year period.  The increase was primarily due to the interest earned on the cash received in the June 2008 financing transaction.

Interest expense

Interest expense decreased 13%, or $10, to $66 for the three months ended June 30, 2008, compared to $76 in the prior year period. The decrease was primarily due to the reduction in the rate of interest accrued on the Company’s debt from 15% to 8% brought about by debt and equity financing completed in June 2008. See Notes 5 and 6 in the Notes to Unaudited Condensed Consolidated Financial Statements included with this registration statement on Form S-1.

For the six months ended June 30, 2008, interest expense increased 8%, or $10, to $133, compared to $123 in the prior year period.  The increase is primarily due to the increase in debt financing consummated in June 2007, which was accrued during the full six months ended June 30, 2008.

Amortization of loan discount, which includes warrant and beneficial conversion feature costs associated with the Company’s debt, deferred financing costs, associated with the convertible notes and note and warrant purchase agreements increased 30%, or $65, to $280 for the three months ended June 30, 2008 compared to $215 in the prior year period.  The increase was primarily due to acceleration of the write off to expense of the warrant and beneficial conversion feature costs of a portion of short-term debt due to the conversion in June 2008 to new long-term debt and equity.

For the six months ended June 30, 2008, amortization of loan discount and related costs discussed above increased 7%, or $26, to $416 compared to $390 in the prior year period. The increase was due to the factors discussed above.  The Company will amortize an additional $9 to interest expense over the remaining life of the unconverted notes and $1,180 assigned to the new long term debt or sooner if the notes are paid off before the due date.

Results of Operations – Years Ended December 31, 2007 and December 31, 2006

Revenues

Total revenue for the year ended December 31, 2007 decreased $197, or 8%, compared to revenues of $2,342 in the prior year. Product revenue reflects a 23% or $170 increase in eSignature and a 22% or $149 decrease in natural input revenues compared to the prior year. The increase is primarily due to the relative size of orders between the comparable years offset by lower reported royalties from a major natural input/Jot customer. Maintenance revenue decreased 24%, or $218, for year ended December 31, 2007 compared to the prior year period. The decrease was primarily due to the non-renewal of a maintenance contract from an ongoing customer due to financial constraints driven by a severe natural disaster occurring in 2006.

In addition, the Company has experienced the need to extend and enhance its product offerings to serve various eSignature applications as the market matures. This included multi-model signings, web based offerings, call centers, server side and hosted solutions. Although this product evolution is consistent with the transition from a developing market to market take-off, 2006 and 2007 revenue was negatively impacted by the delay in large follow-on rollout-type deployments from our installed base of initial deployments especially with top-tier early adopter financial institutions. The Company believes it has maintained and enhanced its product and competitive leadership. Although 2007 revenue was essentially the same as 2006, fourth quarter revenue of $800 was up 75 % over the prior quarter and up 63% over the corresponding prior year period. eSignature sales activity in the last half of 2007, as measured by the revenue potential reflected in the formal proposal and quotation requests, was at the highest level in the Company’s history. The Company experienced delays in closing several material orders in the last half of 2007, with negotiations still ongoing, and believes that the current pipeline and it’s growth rate has the sales potential for achieving and sustaining quarterly profitability.

Cost of Sales

Cost of sales increased 110% or $275, for the twelve months ended December 31, 2007, compared to $250 in the prior year. The increase is primarily due to the third party hardware costs for hardware sold as part of our eSignature solution software and increased amortization of new and previously capitalized software development costs associated with the Company’s product and maintenance revenues. Direct engineering costs associated with development contracts and proof of concept orders decreased approximately $38 to $56, compared to $94 in the prior year. Cost of sales is expected to increase near term as capitalized engineering software development for new and existing products is completed and products are released.

Operating Expenses

Research and Development Expenses

Research and development expenses decreased approximately 42%, or $341, for the year ended December 31, 2007 compared to the prior year.  Research and development expenses consist primarily of salaries and related costs, outside engineering as required, maintenance items, and allocated facilities expenses.  The most significant factor contributing to the $341 decrease was the increase in software development costs capitalized during 2007 compared to the prior year.  In addition salaries and related expenses decreased 11% compared to the prior year due to the elimination of two engineering personnel late in 2006 and early in 2007. The expense of the estimated fair value of stock options that vested in 2007 required under SFAS 123(R), (see Critical Accounting Policies “Share-Based Compensation”) decreased 67% or $36, for the year ended December 31, 2007. The decrease was due to fewer options vesting in the current year period. Total expenses, before capitalization of software development costs and other allocations was $1,057 for the year ended December 31, 2007 compared to $1,619 in the prior year.  Research and development expenses before capitalization of software development costs, as well as the amounts to be capitalized on future product development are expected to remain consistent with the 2007 amount in the near term.

Sales and Marketing Expenses

Sales and marketing expenses decreased 23% or $382, for the twelve months ended December 31, 2007, compared to the prior year. The decrease was primarily attributable to a decrease in salary and related expense, including stock based compensation, resulting from the reduction of two marketing personnel. In addition advertising and marketing programs and participation at trade shows decreased compared to the prior year. Engineering allocated expense in support of sales related communications and customer demonstration activities including the trade shows and exhibits was also reduced. The Company expects sales and marketing expenses to remain consistent in the near term.

General and Administrative Expenses

General and administrative expenses for the twelve months ended December 31, 2007 decreased 5% or $113, compared to the prior year. Salaries and related expense including stock based compensation were consistent with the prior year. Professional services, insurance and allocated expenses were reduced due completion of our web-site in 2006, renegotiation of the Company’s office lease and reductions in annual insurance premiums.  These favorable trends were offset by increases in the Company’s allowance for doubtful accounts. The Company anticipates that general and administrative expense will remain consistent over the near term.

Interest Income and Other Income (Expense), Net

Interest income and other income (expense), net, decreased $69 to an expense of $26, compared to the prior year. The decrease is due to the reduced cash balances during the most of the current year, disposal of fixed assets and inventory by the joint venture and the affect of exchange rate changes on cash compared to the prior year.

Interest Expense

Interest expense related party increased $124 to $135 for the year ended December 31, 2007, compared to $11 in the prior year. The increase was due to two additional financing in March/April 2007 and June of 2007. Interest expense-other for the year ended December 31, 2007 increased 42%, or $44, to $149, compared to $105 in the prior year period.  The increase was primarily due to March/April 2007 financings mentioned above.  See Notes 4 and 5 in the Notes to the December 31, 2007 Consolidated Financial Statements included with this registration statement on Form S-1.

Amortization of loan discount and deferred financing expense-related party increased $235 for the year ended December 31, 2007.  The increase was primarily due to amortization of the additional warrant costs issued with the new debt mentioned above.

Amortization of loan discount and deferred financing-other, which includes warrant, beneficial conversion feature and deferred financing costs, associated with the convertible notes and the note and warrant purchase agreements, increased 12%, or $73, for the year ended December 31, 2007 compared to $591 in the prior year period. The increase was due to the increase in borrowings in 2007 and $202 of additional beneficial conversion feature costs due to a reduction in the conversion price of the convertible debt. See Note 3 and 4 in the Notes to the December 31, 2007 Consolidated Financial Statements included with this registration statement on Form S-1.

The Company will amortize an additional $371 of warrant cost related to the note and warrant purchase agreements entered into between November 2006 and October 2007 to interest expense through October 2009.

Liquidity and Capital Resources – Years Ended December 31, 2007 and December 31, 2006

Cash and cash equivalents at December 31, 2007 totaled $1,144, compared to cash and cash equivalents of $727 at December 31, 2006. This increase is primarily attributable to $2,452 provided by financing activities and $40 as a result of exchange rate changes.  These amounts were offset by $1,261 used by operations and $814 used in investing activities.

The cash used by operations was primarily due to a net loss of $3,399. Other net changes in operating assets and liabilities amounted to proceeds of $252.  The cash used in operations was offset by depreciation and amortization of $857, amortization of the loan discount, deferred financing and warrant costs of $969, and stock based employee compensation of $130.

The cash used in investing activities of $814 was primarily due to the capitalized software development costs of $788 and the acquisition of office and computer equipment of $26.

Proceeds from financing activities consisted primarily of $2,602 in net proceeds from the sale of common stock through a private placement and $1,120 in proceeds from short term debt with a related party (see “Financing” below). The proceeds from the sale of common stock and short-term notes were offset by the payment of convertible notes amounting to $1,265 and $5 in payments on capital lease obligations.

Accounts receivable decreased 7%, or $35, to $452 at December 31, 2007, compared to $487 at December 31, 2006. Accounts receivable at December 31, 2007 and 2006 are net of $117 and $397, respectively, in reserves provided for potentially uncollectible accounts. Sales in the Company’s fourth quarter of 2007 were 63% higher than 2006 due to recognition of deferred revenues. The Company expects that there will be fluctuations in accounts receivable in the foreseeable future due to volumes and timing of revenues from quarter to quarter.

The deferred financing costs were completely written off during 2007. The deferred financing costs are associated with the November 2004 financing (see “Financing” below).

Prepaid expenses and other current assets increased 29%, or $30, to $135 at December 31, 2007 compared to $105 at December 31, 2006.  The increase is primarily due the timing of the billings of annual maintenance and other prepaid contracts. Prepaid expenses generally fluctuate due to the timing of annual insurance premiums and maintenance and support fees, which are prepaid in December and June of each year.

Accounts payable increased 87%, or $63, primarily due to expenses associated with the preparation and filing of a Registration Statement on Form S-1 required by the sale of common stock in a private placement effected in fiscal 2007.

Other current liabilities, which include deferred revenue of $431 and the related party notes of $1,370, becoming due in May, September and December of 2008, were $2,463 at December 31, 2007, compared to $2,063 at December 31, 2006, a net increase of $400. Deferred revenue increased $27, to $431, at December 31, 2007, compared to $404 at December 31, 2006.  The increase in current liabilities is due to primarily to the reclassification of the related party notes from long-term to short-term at December 31, 2007.

Liquidity and Capital Resources – Six Months Ended June 30, 2008, Compared to Year Ended December 31, 2007

At June 30, 2008, cash and cash equivalents totaled $2,387 compared to cash and cash equivalents of $1,144 at December 31, 2007. The increase in cash was primarily due to proceeds from the 2008 financing transaction offset by cash used in operations of $771 and $499 used in investing activities, including $492 in capitalization of software development costs and the acquisition of property and equipment amounting to $7. Total current assets were $2,715 at June 30, 2008, compared to $1,731 at December 31, 2007. As of June 30, 2008, the Company’s principal sources of funds included its cash and cash equivalents aggregating $2,387.

Accounts receivable net, decreased $208 for the six months ended June 30, 2008, compared to the December 31, 2007 balance, due primarily to the decrease in sales in the second quarter of 2008 compared to the fourth quarter of 2007.  The Company expects the development of the eSignature market ultimately will result in more consistent revenue on a quarter to quarter basis and, therefore, less fluctuation in accounts receivable from quarter to quarter.

The deferred financing costs of $433 at June 30, 2008 are associated with the debt and equity financing consummated in June 2008.  These costs represent consulting and legal fees associated with the Financing transaction. These costs will be amortized to interest expense over the life of the debt or sooner if the debt is paid off early.

Prepaid expenses and other current assets decreased by $51 as of June 30, 2008, compared to December 31, 2007, due primarily to expensing the prepaid fees for a marketing program held in May 2008. Annual fees on maintenance and support costs added to prepaids over the three months ended June, 2008 were approximately equal to the quarterly amortization amounts.

Accounts payable decreased $11 as of June 30, 2008, compared to December 31, 2007, due primarily to third party hardware costs related to orders shipped in the three months ended March 31, 2008. Accounts payable balances typically increase in the second and fourth quarters when the insurance and annual maintenance and support fees are incurred.  Materials used in cost of sales may impact accounts payable depending on the amount of third party hardware sold as part of the software solution.  Accrued compensation decreased $67, compared to the December 31, 2007 balance due to the payment of salaries that were deferred during 2007.  The balance may fluctuate due to increases or decreases in the number of personnel and utilization of, or increases to, the accrued vacation balance.

Total current liabilities were $1,363 at June 30, 2008, compared to $2,598 at December 31, 2007. Deferred revenue, totaling $384 at June 30, 2008, compared to $431 at December 31, 2007, primarily reflects advance payments for maintenance fees from the Company’s licensees that are generally recognized as revenue by the Company when all obligations are met or over the term of the maintenance agreement, whichever is longer.  Deferred revenue is recorded when the Company receives payment from its customers.

In 2006 and 2007, the Company entered into long-term financing agreements aggregating $1,670 with Michael Engmann, a stockholder of the Company owning approximately 7% of the Company’s then outstanding shares of common stock and from unrelated third parties. Each financing included a Note and Warrant Purchase Agreement and a Registration Rights Agreement.  The notes bore interest at a rate of 15% per annum, payable quarterly in cash.  The Company issued warrants to acquire an aggregate of 9,753,000 shares of the Company’s common stock associated with the notes with an exercise price range of $0.25 to $0.51 per share. These warrants are exercisable until June 30, 2010. All of the shares underlying the warrants discussed above were registered with the Company’s Form S-1/A, which was declared effective December 28, 2007. The fair value ascribed to the warrants issued in connection with the financings is carried as a discount to the related debt in the balance sheet and is written off to interest expense over the life of the respective loans. The proceeds from these financings were used for working capital purposes.  At June 30, 2008, there is $125 of the above referenced debt remaining, which is due August 30, 2008.  The balance of the debt, including accrued and unpaid interest through May 31, 2008, was restructured into long term debt or exchanged for Preferred Shares as more fully described below.

On June 5, 2008, the Company closed a financing transaction which raised capital through the issuance of new secured indebtedness and equity, and restructured a portion of the Company’s existing short-term debt (collectively, the “Financing Transaction”).  Certain parties to the Financing Transactions (Phoenix Venture Fund LLC and Michael Engmann) have a pre-existing relationship with the Company and, with respect to such parties, the Financing Transactions may be considered a related party transaction.

Under the Financing Transaction, the Company entered into a Credit Agreement (the “Credit Agreement”) and a Pledge and Security Agreement (the “Pledge Agreement”), each dated as of June 5, 2008, with Phoenix Venture Fund LLC (“Phoenix”), Michael Engmann and Ronald Goodman (collectively with Phoenix, the “Creditors,” and each individually a “Creditor”).  Under the terms of the Credit Agreement, the Company received an aggregate of $3,000 and refinanced $638 of existing indebtedness and accrued interest on that indebtedness (individually, a “Loan” and collectively, the “Loans”).  The Loans, which are represented by secured promissory notes (each a “Note” and collectively, the “Notes”), bear interest at eight percent (8%) per annum which, at the option of the Company, may be paid in cash or in kind and mature two (2) years from issue date.  The Company may use the proceeds from the Loans to pay the Company’s existing indebtedness and accrued interest on that indebtedness that was not exchanged for Preferred Shares as described below, for working capital and general corporate purposes, in each case in the ordinary course of business; and to pay fees and expenses in connection with the Financing Transaction, which were approximately $475.  Additionally, a portion of the proceeds of the Loans were used to repay a short term loan from a Company employee in the amount of $125, plus accrued interest, that was made prior to and in anticipation of the closing of the Financing Transaction.  Under the terms of the Pledge Agreement, the Company and its subsidiary, CIC Acquisition Corp., granted the Creditors a first priority security interest in and lien upon all of the respective assets of the Company and CIC Acquisition Corp.

Under the terms of the Credit Agreement and in partial consideration for the Creditors’ respective Loans made pursuant to the terms of the Credit Agreement as described above, the Company issued to each Creditor a warrant to purchase up to the number of shares of the Company’s common stock (“Common Stock”) obtained by dividing the amount of such Creditor’s Loan by 0.14 (each a “Warrant” and collectively, the ‘Warrants”).  A total of 25,982,143 shares of the Company’s Common Stock may be issued upon exercise of the Warrants.  The Warrants are exercisable beginning June 30, 2008 until their expiration on June 30, 2011. The Warrants have an exercise price of fourteen cents ($0.14) per share. Additional Warrants may be issued if the Company exercises its option to make interest payments on the Loans in kind.  The Company ascribed a relative fair value of $1,231 to the Warrants, which is recorded as a discount to “Long-term debt” in the balance sheet.  The fair value of the Warrants ($1,861) was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 2.73%; expected life of 3 years; expected volatility of 82.3%; and expected dividend yield of 0%.

In connection with the closing of the Financing Transaction, the Company also entered into a Securities Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”), each dated as of June 5, 2008.  Under the Purchase Agreement, in exchange for the cancellation of $995 in principal amount and $45 of interest accrued thereon of the Company’s aggregate outstanding $2,071 in existing debt and interest accrued thereon through May 31, 2008, the Company issued to the holders of such debt an aggregate of 1,040,000 shares of the Company’s Series A Cumulative Convertible Preferred Stock (the “Preferred Shares”).  The Preferred Shares carry an eight percent (8%) annual dividend, payable quarterly in arrears in cash or in additional Preferred Shares, have a liquidation preference over Common Stock of one dollar ($1.00) per share and are convertible into shares of Common Stock at the conversion price of fourteen cents ($0.14) per share.  If the

“Preferred Shares” are converted in their entirety, the Company would issue 7,428,571 shares of common stock. The shares of Preferred Stock are convertible any time after June 30, 2008.

Under the terms of the Registration Rights Agreement, the Company is obligated to prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the resale of the shares of Common Stock issued upon conversion of the shares of Preferred Stock and exercise of the Warrants as described above.  The Company must also use its reasonable best efforts to keep the registration statement continuously effective under the Securities Act until the earlier of the date that is two years after its Effective Date or until the date that all shares purchased under the Purchase Agreement have been sold or can be sold publicly under Rule 144.  The Company is obligated to pay the costs and expenses of such registration.

The offer and sale of the Notes, Warrants and Preferred Shares as detailed above, including the Common Stock issuable upon exercise or conversion thereof, was made in reliance upon exemptions from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D, as promulgated by the Commission under the Securities Act and under exemptions from registration available under applicable state securities laws.

Interest expense associated with the Company’s debt for the three months ended June 30, 2008 and 2007 was $346 and $291, respectively, of which $265 and $107 was related party and $81 and $184 was related to other creditors. Amortization of debt discount included in interest expense for the three months ended June 30, 2008 and 2007 was $280 and $215, respectively, of which $217 and $74 was related party expense and $63 and $141 was related to the other creditors.

Interest expense associated with the Company’s debt for the six months ended June 30, 2008 and 2007 was $549 and $513, respectively, of which $400 and $196 was related party and $149 and $317 was related to the other creditors. Amortization of debt discount included in interest expense for the six months ended June 30, 2008 and 2007 was $416 and $390, respectively, of which $308 and $147 was related party and $108 and $243 was related to the other creditors.

The warrants to purchase 4,850,000 shares of the Company’s common stock issued under the 2004 Purchase Agreement expire on October 28, 2009. The Company may call the warrants if the Company’s common stock trades at $1.00 or above for 20 consecutive trading days after the date that is 20 days The placement agent in connection with this financing will be paid approximately $28 in the aggregate if all of the investor warrants are exercised.  The Company will receive additional proceeds of approximately $1,845 if all of the investor warrants are exercised.

The Company has the following material commitments as of June, 2008:

	Payments due by period
Contractual obligations	Total	2008	2009	2010	2011	2012	Thereafter
Short-term debt (1)	$125	$125	$—	$—	$—	$—	$—
Long-term debt related party (2)	3,638	—		3,638	—	—	—
Long-term debt (3)	117		117
Operating lease commitments (4)	924	132	272	280	240	—	—
Total contractual cash obligations	$4,804	$257	$389	$3,918	$240	$—	$—

(1)   Short-term debt reported on the balance sheet is net of approximately $9 in discounts representing the fair value of warrants issued to the investors.

(2)   Long-term debt related party reported on the balance sheet is net of approximately $1,180 in discounts representing the fair value of warrants issued to the investors.

(3)   Long-term debt reported on the balance sheet is net of approximately $16 in discounts representing the fair value of warrants issued to the investor.

(4)   The operating lease commenced on November 1, 2002. The lease was renegotiated in December 2005 and extended for an additional 60 months. The base rent increases approximately 3% per annum over the term of the lease, which expires on October 31, 2011.

The Company has suffered recurring losses from operations that raise a substantial doubt about its ability to continue as a going concern. There can be no assurance that the debt and equity transactions described above (or “entered into in June 2008”) will provide the Company with adequate capital resources to fund planned operations or that any additional funds will be available to it when needed, or if available, will be available on favorable terms or in amounts required by it. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on its business, results of operations and ability to operate as a going concern. In addition, under the terms of the June debt financing the Company granted the holders of the debt a security interest in all of the Companies assets. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our Amended and Restated Certificate of Incorporation, our Bylaws, and the provisions of applicable law. Copies of our Amended and Restated Certificate of Incorporation and our Bylaws are filed as exhibits to the registration statement, of which this prospectus is a part.

Authorized Capital Stock

Our authorized capital stock consists of 225,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. As of August 14, 2008, we had 961 stockholders of record, 6 of which owned shares of our preferred stock.

Common Stock

Authorized Common Stock. This prospectus covers the resale by certain of our stockholders of shares of our common stock, $0.01 par value, which are either to be issued upon the exercise of warrants to purchase our common stock or upon conversion of our preferred stock pursuant to the June 2008 financing transaction.  As of August 18, 2008 we had 129,057,161 shares of common stock issued and outstanding, 41,131,478 shares reserved for issuance upon the exercise of warrants to purchase our common stock, 7,428,571 shares reserved for issuance upon the conversion of preferred stock, 7,616,161 shares reserved for issuance upon exercise of 7,616,161 outstanding options and upon exercise of 267,137 options that may be granted in the future under our stock option plans.

Voting Rights. The holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Stockholders may vote in person or by proxy. Our bylaws provide that the presence of holders of shares representing a majority of the combined voting power of our outstanding capital stock entitled to vote at a stockholders’ meeting constitutes a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law or our certificate of incorporation. There are no cumulative voting rights.

Dividends and Liquidation. After recognition of any applicable preferences to any outstanding preferred stock, holders of common stock are entitled to share pro rata in any liquidation proceeds, receive dividends as the Board of Directors may lawfully declare out of funds legally available, and share pro rata in any other distribution to the holders of common stock. We have never paid any dividends on our common stock and we do not anticipate doing so in the future.

Other Rights. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions, fixed dividend rights, liabilities to further calls, assessment for liabilities under state statute, or any discriminating provision against existing or prospective stock with respect to the common stock.

Preferred Stock

Our Board of Directors is authorized to establish by resolution different classes or series of preferred stock and to fix the rights, preferences, and privileges, including, but not limited to, dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any class or series or the designation of such class or series without any further shareholder vote or action. The issuance of a class or series of preferred stock with special rights or privileges could have the effect of delaying, deferring, or preventing a change in our control, which may adversely affect the voting and other rights of the holders of our common stock. See “Description of Capital Stock—Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions” below. We currently have 1,040,000 shares of preferred stock outstanding.

Election and Removal of Directors

Our bylaws require a minimum of three directors, with the number fixed from time to time by our Board of Directors. We currently have five directors. Directors are elected by a plurality of the votes present at each annual meeting of our stockholders. Any director may be removed from office without cause, but only by the affirmative vote of the holders of not less than a majority of our outstanding capital stock entitled to vote in the election of directors, voting as a single class.

Board Meetings

Our bylaws provide that regular meetings of the Board of Directors will be held at such times as the board determines by resolution, immediately prior to any special meeting of the stockholders, and immediately following the adjournment of any annual or special meeting of the stockholders. The chairman of the Board of Directors, the president, any two directors, or any officer authorized by our Board of Directors, may call special meetings of the Board of Directors.

Under the August 2007  Purchase Agreement, so long as the purchaser of the shares sold under the agreement holds shares of our common stock representing at least fifty-percent of the shares of common stock purchased pursuant to such agreement and at least five-percent of our outstanding capital stock, the managing member of the purchaser is permitted to designate up to two non-voting observers to attend meetings of our Board of Directors.

Annual Meetings of Stockholders

Our bylaws provide that our Board of Directors may designate the date of the annual meeting of the stockholders. For business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice of the matter in writing to our Secretary. In order to be timely, the notice must be delivered to or mailed and received at our principal executive offices not less than 45 and not more than 90 days prior to the annual meeting of the stockholders, provided that if the Board of Directors provides less than 60 days’ prior notice of the annual meeting of the stockholders, the notice from the stockholder must be received by the Secretary not later than the close of business on the fifteenth day following the date on which we mailed notice of the date of the annual meeting.

Special Meetings of Stockholders

Our bylaws provide that special meetings of our stockholders may be called by the chairman of our Board of Directors, by our president, or by holders of not less than 10% of our outstanding capital stock entitled to vote in the election of directors. Business transacted at the meeting is limited to the purposes stated in the notice of the meeting.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of takeover practices and takeover bids, and encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation law, or DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions):

•      prior to such date, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•      upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•      on or before such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes:

•      a merger or consolidation involving us and the interested stockholder;

•      a sale of 10% or more of our assets;

•      a stock sale, subject to certain exceptions, resulting in the transfer of our stock to the interested stockholder;

•      any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series beneficially owned by the interested stockholders; or

•      other transactions resulting in a financial benefit to the interested stockholder.

Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The fact we are subject to Section 203 would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Rights and Preferences of Preferred Stock

Our Board of Directors is authorized to create a new series of preferred stock and to determine the rights and limitations of this preferred stock. Stockholder approval will not be required for the issuance of such shares. Such shares of preferred stock could have rights that are senior to the rights of the holders of shares of common stock, e.g., preferred liquidation rights, cumulative dividends, or voting and conversion rights that could adversely affect the voting power or dividend rights of the holders of common stock and delay, defer, or prevent a change in control of us. Our certificate of incorporation authorizes the issuances of 10,000,000 shares of preferred stock.

We currently have 1,040,000 shares of our Series A Cumulative Convertible Preferred Stock outstanding.  The Series A Cumulative Convertible Preferred Stock carry an 8% annual dividend, payable quarterly in arrears in cash or in additional preferred shares, have a liquidation preference over common stock of $1.00 per share and are convertible into shares of common stock at the conversion price of $0.14 per share.  Thus, at the current applicable conversion rate, one share of Series A Cumulative Convertible Preferred Stock would convert into 7,428,571 shares of our common stock.  The shares of preferred stock are convertible at any time.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Liability and Indemnification of Directors and Officers

Pursuant to the terms of our bylaws, we have agreed to indemnify, to the full extent permitted by the laws of the State of Delaware, any current or former directors and officers who are made, or threatened to be made, a party to an action or proceedings, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such persons is or was a director or officer of the Company, or served any other enterprise as a director or officer at the request of the Company. In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with our certificate of incorporation and bylaws. Currently, we have no such agreements.

Pursuant to our certificate of incorporation, to the fullest extent permitted by the DGCL, our directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

The DGCL also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act or 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Trading and Listing

Our shares of common stock are traded on the Over-The-Counter Bulletin Board, or the “OTC Bulletin Board,” under the trading symbol “CICI.OB.”

Transfer Agent and Registrar

Our stock transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

MARKET PRICE INFORMATION

Our shares of common stock are traded on the OTC Bulletin Board under the trading symbol “CICI.OB.”  The market for our common stock is highly volatile. Set forth below are the high and low bid prices for our stock on the OTC Bulletin Board for each quarter during fiscal years 2006 and 2007, and for the first two quarters of fiscal year 2008. The bid prices below reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions. We have not declared any cash dividends on our common stock for the periods indicated.

		Bid Price Per Share
		High	Low
2006	Quarter Ended March 31, 2006	$0.53	$0.40
	Quarter Ended June 30, 2006	$0.50	$0.39
	Quarter Ended September 30, 2006	$0.41	$0.24
	Quarter Ended December 30, 2006	$0.30	$0.18
2007	Quarter Ended March 31, 2007	$0.20	$0.32
	Quarter Ended June 30, 2007	$0.27	$0.13
	Quarter Ended September 30, 2007	$0.28	$0.15
2008	Quarter Ended March 31, 2008	$0.27	$0.14
	Quarter Ended June 30, 2008	$0.27	$0.14

As of August 14, 2008, there were approximately 961 holders of record of our common stock. As of such date, there were 1,040,000 shares of our preferred stock outstanding. The high and low bid price for our common stock on the OTC Bulletin Board on August 15, 2008 were $0.17 and $0.16, respectively.

Equity Compensation Plan Information

       The following table provides information as of December 31, 2007, regarding our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price Of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders

1999 Stock Option Plan	3,747	$0.55	72

Equity Compensation Plans Not Approved by Security Holders	2,289	$0.63	72

Total:	6,036	$0.59	72

DIVIDEND POLICY

Stockholders holding common stock are entitled to dividends only if declared by our Board of Directors. To date, we have neither declared nor paid any dividends on shares of our common stock and we do not anticipate doing so in the foreseeable future.

DESCRIPTION OF INDEBTEDNESS

June 2008 Financing Transaction

On June 5, 2008, we executed documents and closed a financing transaction under which the Company raised capital through the issuance of secured indebtedness and equity and also restructured a portion of the Company’s existing debt.

In connection with the transaction, we borrowed an aggregate of $3,000,000 and refinanced $637,500 of existing indebtedness and accrued interest on that indebtedness. The new and refinanced debt bears interest at 8% per annum which, at the option of the Company, may be paid in cash or in kind and matures two years from issue date and is secured by a first priority security interest in all of our assets.

In partial consideration for the respective loans made as described above, we issued to each creditor a warrant to purchase the number of shares of our common stock obtained by dividing the amount of such creditor’s loan by 0.14.  An aggregate of 25,982,143 shares of our common stock may be issued upon exercise of these warrants.  The warrants are exercisable at the option of the holders, until June 30, 2011, with an exercise price of $0.14 per share. Additional warrants may be issued if we exercise our option to make interest payments on the loans in-kind.

In connection with the closing of the financing transaction, we also entered into a Securities Purchase Agreement and a Registration Rights Agreement, each dated as of June 5, 2008.  Under the Securities Purchase Agreement, in exchange for the cancellation of $995,000 in principal and $45,000 of interest accrued thereon of our existing debt and interest accrued thereon, we issued to the holders of such debt an aggregate of 1,040,000 shares of our Series A Cumulative Convertible Preferred Stock.  The preferred shares carry an 8% annual dividend, payable quarterly in arrears in cash or in additional preferred shares, have a liquidation preference over common stock of $1.00 per share and are convertible into shares of common stock at the conversion price of $0.14 per share.  This, at the current applicable conversion rate, one share of Series A Cumulative Conversion Preferred Stock would convert into 7,428,571 shares of our common stock.  The shares of preferred stock are convertible at any time at the option of the holders thereof.

We granted the investors registration rights for the full number of shares represented by the warrants and conversion rights of our preferred stock issued to the investors. This registration statement is intended to satisfy our registration obligations to the holders of the convertible preferred stock and warrants.

USE OF PROCEEDS

This prospectus relates to 33,410,714 shares of our common stock, including 25,982,143 shares of common stock issuable upon the exercise of warrants and 7,428,571 shares of common stock issuable upon the conversion of convertible preferred stock, which may be sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We will not receive any proceeds due to the conversion of our preferred stock issued pursuant to the Purchase Agreement. We will receive proceeds from the issuance of the shares of common stock upon exercise of warrants issued under the June 2008 financing transaction. Assuming all warrants are exercised for cash, we will receive gross proceeds of $3,637,500 and issue an additional 25,982,143 shares of our common stock. Readers should be aware that all of the warrants include net issue exercise provisions that may reduce or eliminate the cash proceeds we receive upon exercise of such warrants; however, any such reduction also will have the effect of reducing the number of shares of common stock issued in net issue exercise transactions.

SELLING STOCKHOLDERS

The selling security holders identified below, or their respective pledges, donees, assignees, transferees or their successors in interest, are selling all of the common shares being offered under this prospectus. The shares of common stock registered for sale under this prospectus are comprised of an aggregate of 33,410,714 shares of common stock. These shares, if issued, would represent approximately 31.58% of our issued and outstanding common stock as of August 18, 2008. The common stock being registered hereby and the underlying warrants, notes and convertible preferred stock were acquired from us in transactions which were exempt from the registration requirements of the Securities Act of 1933, as amended, or the “Securities Act,” provided by Section 4(2) thereof and the Rules promulgated thereunder.

On June 5, 2008, we executed documents and closed a financing transaction with several private investors, under which we issued to the investors warrants to purchase an aggregate of 25,982,143 shares of our common stock at a price per share of $0.14, for an aggregate purchase price of $3,637,500. In addition to the warrants we issued 1,040,000 shares of our preferred stock in exchange for cancellation of $995,000 of existing indebtedness and $45,000 of interest accrued on such indebtedness. These shares of preferred stock are presently convertible into an aggregate of 7,428,571 shares of our common stock. Under the transaction documents covering the resale by the purchaser of the full number of shares of common stock sold pursuant to the Financing Transaction and Purchase Agreement. Further, we are obligated to use our best efforts to keep the registration statement continuously effective under the Securities Act until the earlier of the date that all shares issued pursuant to exercise of the Warrants and conversion of the Convertible Preferred Stock issued under the Financing Transaction and Purchase Agreement have been sold or can be sold publicly pursuant to Paragraph (k) of Rule 144.  This registration statement is intended to satisfy our registration obligations to the holder of the Convertible Preferred Stock and Warrants issued under the Financing Transaction and Purchase Agreement, representing 33,410,714 shares of common stock if all of the Convertible Preferred Stock is converted and all of the Warrants are exercised.

The following list provides, as of August 18, 2008:

•      the names of the selling security holders;

•      the number of shares beneficially owned by each selling security holders prior to the offering (assuming exercise of the warrants held by each selling stockholder that are currently exercisable or exercisable within 60 days of the date of this prospectus); and

•      the total number of shares being offered under this offering for each selling security holder’s account.

Except as otherwise indicated in the selling security holders table below or in a footnote to the table, or in the section entitled “Certain Relationships and Related Transactions” beginning on page 42, none of the selling security holders has had any material relationship with us within the past three years. To our knowledge, each of the selling security holders listed below has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it, except as may be listed in the footnotes to the selling security holders table.

For purposes of the table of selling security holders, beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the Preferred Convertible Stock and upon exercise of the warrants held by the holder that are currently convertible or exercisable, or are convertible or exercisable within 60 days after the date of the table, are deemed outstanding. The percentage ownership data is based on 129,057,161 shares of our common stock outstanding as of August 18, 2008.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After the Offering(1)(2)
Name of Selling Shareholder	Number	%	Number	Number	%
MDNH Partners L.P. (3)	2,326,355	1.8%	1,138,393	1,187,962	*
KENDU Partners Company (4)	4,087,771	3.2%	2,428,571	1,659,200	1.3%
Michael W. Engmann (5)	9,643,436	7.5%	5,312,500	4,330,936	3.4%
AFS Investments, Inc. (6)	4,232,918	3.3%	1,071,429	3,161,489	2.4%
Rubicon Global Value Fund, L.P. (7)	924,589	*	535,714	388,875	*
Frederick Farrar (8)	1,155,746	*	357,143	798,603	*
Ronald Goodman (9)	1,916,143	1.5%	1,138,393	777,750	*
Phoenix Venture Fund LLC (10)	41,714,285	32.3%	20,214,285	21,500,000	16.7%
Donna Halpern	1,565,111	1.2%	357,143	1,207,968	*
Frederick Halpern	1,993,682	1.5%	785,714	1,207,968	*
Holly Metzger	71,429	*	71,429	0	*

Total	69,631,465	54.0%	33,410,714	36,220,751	28.1%

* Less than one percent.

(1)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any warrant or other right or upon conversion of a convertible note. Unless otherwise indicated below or in the table entitled “Security Ownership of Certain Beneficial Owners and Management,” each person has sole voting and investment power with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 129,057,161 shares of common stock outstanding as of August 18, 2008.

(2)

To our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell its shares that are registered under this registration statement.

(3)

Michael Engmann is a partner of MDNH Partners, L.P. and, as such, may be deemed to be the beneficial owner of such shares. Mr. Engmann disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4)

Michael Engmann is a partner of Kendu Partners and, as such, may be deemed to be the beneficial owner of such shares. Mr. Engmann disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)

Shares of common stock beneficially owned prior to the offering includes warrants to purchase 1,187,962 shares of common stock, which warrants are owned by MDNH Partners, L.P. (“MDNH”), of which Michael Engmann is a partner. Shares of common stock beneficially owned prior to the offering also includes 1,659,200 warrants to purchase common stock owned by Kendu Partners (“Kendu”), of which Mr. Engmann is a partner. Mr. Engmann disclaims beneficial ownership of the shares owned by MDNH and Kendu, except to the extent of his pecuniary interest therein.

(6)

Shares of common stock beneficially owned prior to the offering includes warrants to purchase 777,750 shares of common stock. Fred J. Merritt is the President of AFS Investments, Inc., and has sole voting and investment power with respect to the shares owned by AFS Investments, Inc. Accordingly, he may be deemed to be the beneficial owner of such shares. Mr. Merritt disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7)

Steven Shum is the director of Rubicon Global Value Fund, L.P., and has voting and investment power with respect to the shares held by Rubicon Global Value Fund, L.P. Mr. Shum disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(8)	Shares of common stock beneficially owned prior to the offering includes warrants to purchase 259,250 shares of common stock.
(9)	Shares of common stock beneficially owned prior to the offering includes warrants to purchase 777,750 shares of common stock.
(10)

SG Phoenix Ventures LLC is the Managing Member of Phoenix Venture Fund LLC (the “Phoenix Fund”), with the power to vote and dispose of the shares of common stock held by the Phoenix Fund. Accordingly, SG Phoenix Ventures LLC may be deemed to be the beneficial owner of such shares. Andrea Goren is the co-manager of SG Phoenix Ventures LLC, has the shared power to vote and dispose of the shares of common stock held by the Phoenix Fund and, as such, may be deemed to be the beneficial owner of the common shares owned by the Phoenix Fund. Philip Sassower is the co-manager of SG Phoenix Ventures LLC, has the shared power to vote and dispose of the shares of common stock held by the Phoenix Fund and, as such, may be deemed to be the beneficial owner of the common shares owned by the Phoenix Fund. SG Phoenix Ventures LLC, Mr. Goren and Mr. Sassower each disclaim beneficial ownership of the shares owned by the Phoenix Fund, except to the extent of their respective pecuniary interests therein.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the warrants or conversion of the preferred stock to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.

The selling stockholders may, from time to time, sell any or all of the shares of common stock beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agent. The shares of common stock may be sold in one or more transactions on any stock exchange, quotation service, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing of options, whether such options are listed on an options exchange or otherwise;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, or the selling stockholders will be entitled to contribution.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, the anti-manipulation rules of Regulation M under the Securities Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF BUSINESS
(dollars in thousands, except per share data)

General

Communication Intelligence Corporation was incorporated in Delaware in October 1986. Communication Intelligence Corporation and its joint venture (the “Company” or “CIC”) is a leading supplier of electronic signature solutions for business process automation in the financial industry as well as the recognized leader in biometric signature verification. CIC’s products enable companies to achieve truly paperless business transactions with multiple signature technologies across virtually all applications and hardware platforms. To date, the Company has delivered biometric and electronic signature solutions to over 400 channel partners and end-user customers worldwide representing hundreds of millions of electronic documents and well over 500 million electronic signatures. These deployments are primarily in the financial industry and include AIG/AGLA, Charles Schwab & Co., JP Morgan Chase, Prudential Financial, Inc., Snap-On-Credit, State Farm Insurance Co., Wells Fargo Bank, NA and World Financial Group. The Company provides the most comprehensive and scaleable electronic signature solutions based on over 20 years of experience and significant input from CIC’s valued financial industry client base. The Company is also a leading supplier of natural input/text entry software for handheld computers and smartphones. Major customers for natural input software are Palm Inc. and Sony Ericsson. CIC sells directly to enterprises and through system integrators, channel partners and OEMs. The Company is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China.

Core Technologies

The Company’s core technologies are classified into two broad categories: “transaction and communication enabling technologies” and “natural input technologies”. These technologies include multi-modal electronic signature, handwritten biometric signature verification, cryptography (Sign-it, iSign, and SignatureOne) and multilingual handwriting recognition software (Jot).

Transaction and Communication Enabling Technologies. The Company’s transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control and enabling workflow automation of traditional paper form processing. The Company believes that these technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication and heightened data security. The Company’s transaction and communication enabling technologies have been fundamental to its development of software for multi-modal electronic signatures, handwritten biometric signature verification, and data security.

Natural Input Technologies. CIC’s natural input technologies are designed to allow users to interact with a computer or handheld device by using an electronic pen or stylus as the primary input device. CIC’s natural input offering includes multilingual handwriting recognition software for such devices as electronic organizers, pagers and smart cellular phones that do not have a keyboard. For such devices, handwriting recognition offers the most viable solutions for performing text entry and editing.

Products

Key products include the following:

SignatureOne

SignatureOne Ceremony Server is a complete electronic signature workflow process server that facilitates the straight through processing of electronic documents during the signature phase for enabling a truly paperless workflow.

SignatureOne Profile Server is the server compliment to CIC’s Sign-it software, which enables the real-time capture of electronic and digital signatures in various application environments. All user enrollment, authentication and transaction tracking in SignatureOne are based on data from the Sign-it client software.

iSign	A suite of application development tools for electronic signatures, biometric signature verification and cryptography for custom developed applications and web based development.

Sign-it

Multi-modal electronic signature software for common applications including; Microsoft Word, Adobe Acrobat, AutoDesk AutoCAD, web based applications using HTML, XML, & XHTML, and custom applications for .NET, C# and similar development environments for the enterprise market.

Jot	Multi-lingual handwriting recognition software.

Products and upgrades that were introduced and first shipped in 2007 and 2008 include the following:

SignatureOne™ Sign-it® v6.2 for Acrobat®
SignatureOne™ Sign-it® v6.2 for Acrobat® (Viewer)
SignatureOne™ Sign-it® v6.04 for Word
SignatureOne™ Sign-it® Tools v3.03 for Word
SignatureOne™ Sign-it® v3.1.0.1 for AutoCAD®
SignatureOne™ Sign-it® v3.1.0.2 for AutoCAD®
SignatureOne™ Sign-it® v4.0 for AutoCAD®
SignatureOne™ Sign-it® Tools v 4.0 for AutoCAD®
SignatureOne™ iSign® v4.3
SignatureOne™ Sign-it® XF v1.2
SignatureOne™ Sign-it® XF v1.3
SignatureOne™ Profile Server v2.01. SQL (WebSphere)
SignatureOne™ Sign-it® XF Runtime License

The SignatureOne® Ceremony® Server is a J2EE server product that provides the capability to define and manage an electronic signature process within a Service Oriented Architecture (SOA) to be implemented in an On-Premise Deployed Model or through a Software as a Service (SaaS) environment. This product enables the use of web services to pass documents and/or packages of documents and related XML data to a server that facilitates end to end management of often complex, multi-party approvals of documents.

The SignatureOne Profile Server provides server based enterprise administration and authentication of user eSignatures and maintenance of signature transaction logs for eSigned documents. The SignatureOne architecture implements a common process and methodology that provides a uniform program interface for multiple signature methods and multiple capture devices, simplifying enterprise wide integration of business process automation tasks requiring eSignature.

iSign is an electronic signature and handwritten signature verification software developer’s kit for custom applications or Web based processes. It captures and analyzes the image, speed, stroke sequence and acceleration of a person’s handwritten electronic signature. iSign provides an effective and inexpensive handwriting security check for immediate authentication. It also stores certain forensic elements of a signature for use in determining whether a person actually electronically signed a document. The iSign kit includes software libraries for industry standard encryption and hashing to protect the sensitive nature of a user signature and the data captured in association with that signature. This software toolkit is used internally by the Company as the underlying technology in its SignatureOne and Sign-it products.

Sign-it is a family of electronic signature products for recording multi-modal electronic signatures as they are being captured as well as binding and verifying electronic signatures within standard consumer applications. These products combine the strengths of biometrics, and electronic signatures and cryptography with a patented process to insure legally compliant electronic signatures to process, transact and create electronic documents that have the same legal standing as a traditional wet signature on paper in accordance with the Electronic Signature in National and Global Commerce Act, and other related legislation and regulations. Organizations wishing to process electronic forms, requiring varying levels of security, can reduce the need for paper forms by adding electronic signature technologies to their workflow solution. Currently, Sign-it is available for MS Word, AutoCAD, Adobe Acrobat, Web based transactions using common formats like XML, HTML, or XHTML, and custom application development with .NET, C# or similar development environments.

Jot software analyzes the individual strokes of characters written with a pen/stylus and converts these strokes into machine-readable text characters. Jot recognizes handwritten input and is specifically designed for small devices. Unlike many recognizers that compete in the market for handheld data input solutions, Jot offers a user interface that allows for the input of natural upper and lowercase letters, standard punctuation and European languages without requiring the user to learn and memorize unique characters or symbols. Jot has been ported to numerous operating systems, including Palm OS, Windows, Windows CE, VT-OS, EPOC, QNX, Linux and OS/9. The standard version of Jot, which is available through OEM customers, recognizes and supports input of Roman-based Western European languages.

Copyrights, Patents and Trademarks

The Company relies on a combination of patents, copyrights, trademarks, trade secrets and contractual provisions to protect its software offerings and technologies. The Company has a policy of requiring its employees and contractors to respect proprietary information through written agreements. The Company also has a policy of requiring prospective business partners to enter into non-disclosure agreements before disclosure of any of its proprietary information.

Over the years, the Company has developed and patented major elements of its software offerings and technologies. In addition, in October 2000 the Company acquired, from PenOp, Inc. and its subsidiary, a significant patent portfolio relevant to the markets in which the Company sells its products. The Company’s patents and the years in which they each expire are as follows:

Patent No.	Expiration
5049862	2008
5544255	2013
5647017	2014
5818955	2015
5933514	2016
6064751	2017
6091835	2017
6212295	2018
6381344	2019
6487310	2019

The Company believes that these patents provide a competitive advantage in the electronic signature and biometric signature verification markets. The Company believes the technologies covered by the patents are unique and allow it to produce superior products. The Company also believes these patents are very broad in their coverage. The technologies go beyond the simple handwritten signature and include measuring electronically the manner in which a person signs to ensure tamper resistance and security of the resultant documents and the use of other systems for identifying an individual and using that information to close a transaction. The Company believes that the patents are sufficiently broad in coverage that products with substantially similar functionality would infringe its patents. Moreover, because the majority of these patents do not expire for the next 5 to 11 years from the date of this registration statement on Form S-1, the Company believes that it has sufficient time to develop new related technologies, which may be patentable, and to establish CIC as market leader in these product areas. Accordingly, the Company believes that for a significant period of time its patents will deter competitors from introducing competing products without creating substantially different technology or licensing or infringing its technology.

The Company has an extensive list of registered and unregistered trademarks and applications in the United States and other countries. The Company intends to register its trademarks generally in those jurisdictions where significant marketing of its products will be undertaken in the foreseeable future.

Material Customers

Historically, the Company’s revenues have been derived from hundreds of customers, however, a significant percentage of the revenue has been attributable to a limited number of customers.  For instance, four customers accounted for 57% of total revenues in 2007. Access Systems Americas, Inc. (formerly PalmSource, Inc.) accounted for 24%, Tennessee Valley Authority accounted for 10%, World Financial Group accounted for 13% and Wells Fargo Bank, NA accounted for 10%. One customer, Palm, Inc., accounted for 27% of total revenues in 2006.

Competition

The Company faces competition at different levels. The technology-neutral nature of the laws and regulations related to what constitutes an “electronic signature” and CIC’s multi-modal enterprise-wide suite of products causes the Company to compete with different companies depending upon the specific type of electronic signature sought by a prospective customer. Our principal competition for handwritten biometric signatures includes SoftPro, Wondernet, and low-end tablet vendors. CIC faces additional competition from primarily Silanis and DocuSign when the application is click-wrap, voice, fingerprint, password, and basic click sign technology.

Certain of the Company’s significant competitors in the natural input market segment include PenPower Group, Advanced Research Technology, Inc., and Zi Corporation.

The Company believes that it has a competitive advantage, in part, due to CIC’s range of product offerings and patent portfolio. There can be no assurance, however, that competitors, including some with greater financial or other resources, will not succeed in developing products or technologies that are more effective, easier to use or less expensive than our products or technologies, which could render our products or technologies obsolete or non-competitive.

Employees

As of July 31, 2008, the Company employed an aggregate of 24 full-time employees, 22 of which are in the United States and 2 of which are in China. The Company, as a strategy, has been focused for years on being at its core “lean and agile” while establishing long standing strategic relationships that allow the Company to rapidly access product development and deployment capabilities required to address virtually any business requirement. The company believes it has scalability to virtually any business requirement through existing agreements with specialized development teams (well versed in the area of signature technology and processes), mid-size vertical market IT services groups (with explicit knowledge of the intricacies of the financial services industry) and with tier one IT Services firms with virtually limitless resources available.  None of the Company’s employees are a party to a collective bargaining agreement.  We believe our employee relations are good.

DESCRIPTION OF PROPERTY

We lease our principal facilities, consisting of approximately 9,600 square feet, in Redwood Shores, California, pursuant to a sub-lease that expires in 2011.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Our affairs are managed under the direction of our Board of Directors. Members of the Board of Directors receive information concerning our affairs through oral and written reports by management, Board of Director and committee meetings, and through other means. Our directors generally attend Board of Directors meetings, committee meetings and informal meetings with management and others, participate in telephone conversations and have other communications with management and others regarding our affairs. Directors serve until their successors are duly elected and qualified or until their earlier resignation, removal or disqualification. The following table sets forth certain information concerning our directors as of the date of this prospectus:

Name	Age	Year First Elected or Appointed

Guido D. DiGregorio (5)	69	1997
Garry S. Meyer (5)	58	2007
Louis P. Panetta (1), (2), (3), (4), (5)	59	2000
Chien-Bor Sung (1), (2), (3), (4)	83	1986
David E. Welch (1), (3)	61	2004

(1)          Member of the Audit Committee (Chairman David E. Welch)

(2)          Member of the Finance Committee (Chairman Chien-Bor Sung)

(3)          Member of the Compensation Committee (Chairman Louis P. Panetta)

(4)          Member of the Nominating Committee (Chairman Chien-Bor Sung)

(5)          Member of the Best Practices Committee (Chairman Garry Meyer)

The business experience of each of the directors for at least the past five years includes the following:

Guido D. DiGregorio was elected Chairman of the Board in February 2002, Chief Executive Officer in June 1999 and President & Chief Operating Officer in November 1997. Mr. DiGregorio began his career with General Electric where, from 1966 to 1986, after successive promotions in product development, sales, strategic marketing and venture management assignments, he rose to the position of General Manager of an industrial automation business. Prior to joining CIC, Mr. DiGregorio was recruited as CEO of several companies to position those businesses for sustained sales and earnings growth. Those companies include Exide Electronics, Maxitron Corp., Proxim and Display Technologies Inc.

Louis P. Panetta was elected a director of the Company in October 2000. Mr. Panetta is currently the principal of Louis Panetta Consulting, a management consulting firm, a position he has held since August, 2005.  He also teaches at the school of business at California State University, Monterey Bay where he has been a member of the faculty since January, 2005.  He served as Vice President-Client Services for Valley Oak Systems from September 2003 to December 2003. From November 2001 to September 2003, Mr. Panetta was a member of the Board of Directors of Active Link. He was Vice President of Marketing and Investor Relations with Mobility Concepts, Inc. (a wireless Systems Integrator), a subsidiary of Active Link Communications from February 2001 to April 2003. He was President and Chief Operating Officer of PortableLife.com (eCommerce products provider) from September 1999 to October 2000 and President and Chief Executive Officer of Fujitsu Personal Systems (a computer manufacturer) from December 1992 to September 1999. From 1995 to 1999, Mr. Panetta served on the Board of Directors of Fujitsu Personal Systems. Mr. Panetta’s prior positions include Vice President-Sales for Novell, Inc. (the leading supplier of LAN network software) and Director-Product Marketing for Grid Systems (a leading supplier of Laptop & Pen Based Computers).

C.B. Sung was elected a director of the Company in 1986.  Mr. Sung has been the Chairman and Chief Executive Officer of Unison Group, Inc. (a multi-national corporation involved in manufacturing, computer systems, international investment and trade) since 1986 and Unison Pacific Corporation since 1979. Unison Group manages investment funds specializing in China-related businesses and is a pioneer in investing in China. Mr. Sung’s background includes over twenty years in various US high technology operating assignments during which time he rose to the position of Corporate Vice President-Engineering & Development for the Bendix Corporation. Mr. Sung was recently acknowledged and honored for his contributions by his native China (PRC) with a documentary produced by China’s National TV focusing on his life and career as an entrepreneurial scholar, successful US high technology executive and for his pioneering and continuing work in fostering capital investment and economic growth between the US and China.  He has been a member of the Board of Directors of Capital Investment of Hawaii, Inc., since 1985, and serves on the Board of Directors of several private companies and non-profit organizations.

David E. Welch was elected a director in March 2004 and serves as the financial expert on the Audit Committee. From July 2002 to present, Mr. Welch has been the principal of David E. Welch Consulting, a financial consulting firm, Mr. Welch has also been Vice President and Chief Financial Officer of American Millennium Corporation, Inc., a provider of satellite-based asset tracking and reporting equipment, from April 2004 to present. Mr. Welch was Vice President and Chief Financial Officer of Active Link Communications, a manufacturer of telecommunications equipment, from 1999 to 2002.  Mr. Welch has held positions as Director of Management Information Systems and Chief Information Officer with Micromedex, Inc. and Language Management International from 1995 through 1998.  Mr. Welch is a member of the Board of Directors of Security with Advanced Technology, Inc. and AspenBio Pharma, Inc.  Mr. Welch is a Certified Public Accountant licensed in the state of Colorado.

Garry S. Meyer was appointed as a director in November 2007. Dr. Meyer has more than 25 years of experience in the financial services industry, and is currently a Principal of GSMeyer & Associates LLC, a private equity and technology consulting firm. From 2006 to 2007, he was the Chief Information Officer of Agency and Personal Markets at Liberty Mutual Insurance. From 1998 to 2006, Dr. Meyer was Senior Vice President & Global IT Quality Leader for General Electric. At General Electric, he developed and implemented a strategy of core technology platforms and methods to enable leverage in multiple businesses and was a key contributor to LEAN Six Sigma new product introductions and best practice processes. Previously, Dr. Meyer was Managing Director, Trusted Services at SafeNet, Vice President at Marsh & McLennan, Principal & CIO at Smart Card International, Inc., Director, Information Technology at Citicorp POS Information Services, Inc., and Vice President, Management Information System at Standard & Poor’s. Dr. Meyer holds a M.S. in electrical engineering and computer science from the Massachusetts Institute of Technology (M.I.T.), a B.S. and Ph.D. from the State University of New York, and is certified in Six Sigma.

There are five committees of our Board of Directors, as set forth below. The members of each committee are appointed by the Board of Directors.

•  Audit Committee. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors and reports to the Board of Directors the results of these activities, including the systems of internal controls that management and the Board of Directors have established, our audit and compliance process and financial reporting. The Audit Committee, among other duties, engages the independent public accountants retained as the registered public accounting firm, pre-approves all audit and non-audit services provided by the independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, considers the compatibility of any non-audit services provided by the independent public accountants with the independence of such auditors and reviews the independence of the independent public accountants. The members of the Audit Committee are Louis P. Panetta, C. B. Sung and David E. Welch.  Mr. Welch serves as the Audit Committee’s financial expert.  Each member of the Audit Committee is independent as defined under applicable rules and regulations.  The Audit Committee conducted four meetings in the year ended December 31, 2007 and all members attended all of the meetings.  A copy of the Audit Committee charter can be found at our website, www.cic.com.

•  Finance Committee. The Finance Committee develops strategies for the financing and development of the Company and monitors and evaluates progress toward established objectives. The members of the Finance Committee are Louis P. Panetta and C. B. Sung. During the year the Finance Committee discussions were held concurrently with the three meetings of the Board of Directors.

•  Compensation Committee. The Compensation Committee generally reviews compensation matters with respect to executive and senior management arrangements and administer the Company’s stock option plans. The members of the Compensation Committee are Louis P. Panetta, C. B. Sung, and David Welch. The Compensation Committee held no formal meetings but acted by unanimous written consent eleven times. The Board has adopted a Compensation Committee Charter, a copy of which can be found on our website, www.cic.com.

•  Nominating Committee. The Nominating Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, functions and needs of the Board.  The Nominating Committee reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions. The objective of the Nominating Committee is to create and sustain a Board that brings to the Company a variety of perspectives and skills derived from high-quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a Board representing diverse experience at policy-making levels in business, government, education, and technology, and in areas that are relevant to the Company’s business activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time.

During 2007, Nominating Committee discussions were held concurrently with the meetings of the Board of Directors.  The Nominating Committee determined in 2007 that one additional board seat be authorized in order to add an individual with financial services industry experience.  The Board filled this new seat by appointing Garry Meyer as a director in November 2007.  The members of the Nominating Committee are Louis P. Panetta, and C. B. Sung.  The Board has adopted a Nominating Committee Charter, a copy of which can be found on our website, www.cic.com.

•      Best Practices Committee.  The Board concluded in October, 2007 that the interests of the Company would be best served by the creation of a Best Practices Committee.  The purpose of the Best Practices Committee is to enhance both the sales and product development processes by developing a standardized set of practices to maintain and improve the Company’s market leadership position.  The Board has designated Garry Meyer as the chairman of the Best Practices Committee and appointed Guido DiGregorio and Louis Panetta as members. The Best Practices Committee was formed in November 2007and held no formal meetings in 2007.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, referred to as our Code of Business Conduct and Ethics, which applies to all of our directors, officers, and employees, including our principal executive officer, our principal financial and accounting officer, and our chief product officer. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. Pursuant to the Code of Business Conduct and Ethics, authorization from the Audit Committee is required for a director or officer to enter into a related party transaction or a similar transaction which could result in a conflict of interest. Conflicts of interest are prohibited unless specifically authorized in accordance with the Code of Ethics. A copy of the Code of Business Conduct and Ethics is posted on the Company’s web site, at www.cic.com. The Company intends, when applicable, to post amendments to or waivers from the Code of Conduct and Ethics (to the extent applicable to its senior executive and financial officers) on its website and in any manner otherwise required by the applicable standards or best practices.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Our Compensation Committee is currently comprised of Messrs. Panetta,  Sung, and Welch all of whom are independent directors.

Director Independence

The Board has determined that each of our directors, except Mr. DiGregorio, is independent within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the director independence standards of The NASDAQ Stock Market, Inc. (“NASDAQ’), as currently in effect.  Furthermore, the board has determined that each of the members of each of the committees of the board is “independent” under the applicable rules and regulations of the SEC and the director independence standards of NASDAQ, as currently in effect.

Executive Officers

The following table sets forth, as of the date of this prospectus, the name and age of each executive officer of the Company, and all positions and offices of the Company presently held by each of them.

Name	Age	Positions Currently Held
Guido D. DiGregorio	69	Chairman of the Board, Chief Executive Officer and President
Francis V. Dane	56	Chief Legal Officer, Secretary and Chief Financial Officer
Russel L. Davis	44	Chief Technology Officer & Vice President, Product Development

Guido D. DiGregorio–See the discussion above under “Directors.”

Francis V. Dane was appointed the Company’s Secretary in February of 2002, its Chief Financial Officer in October 2001, its Human Resources Executive in September 1998 and he assumed the position of Chief Legal Officer in December of 1997.  From 1991 to 1997 he served as a Vice President and Secretary of the Company, and from 1988 to 1992 as its Chief Financial Officer and Treasurer.  Since July of 2000, Mr. Dane has also been the Secretary and Treasurer of Genyous Biomed International Inc. (including its predecessors and affiliates) a company in the biopharmaceutical field focused on the development of medical products and services for the prevention, detection and treatment of chronic illnesses such as cancer.  From October 2000 to April 2004, Mr. Dane served as a director of Perceptronix Medical, Inc. and SpectraVu Medical Inc., two companies focused on developing improved methods for the early detection of cancer. From October 2000 to June 2003 Mr. Dane was a director of CPC Cancer Prevention Centers Inc., a company focused on developing a comprehensive cancer prevention program based upon the detection of early stage, non-invasive cancer.  Prior to this Mr. Dane spent over a decade with PricewaterhouseCoopers, his last position was that of Senior Manager, Entrepreneurial Services Division.  Mr. Dane is a member of the State Bar of California and has earned a CPA certificate from the states of Connecticut and California.

Russel L. Davis rejoined the Company as Chief Product Officer in August of 2005 and now serves as its Chief Technology Officer and Vice President of Product Development.  He served as CTO of SiVault Systems, from November of 2004 to August of 2005.  Mr. Davis originally joined CIC in May of 1997 and was appointed Vice President of Product Development & Support in October of 1998. Prior to this, Mr. Davis served in a number of technical management roles including; Director of Service for Everex Systems, Inc., a Silicon Valley based PC manufacturer and member of the Formosa Plastics Group, managing regional field engineering operations for Centel Information Systems, which was acquired by Sprint. He also served in the United States Navy supervising shipboard Electronic Warfare operations.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation awarded to, earned by or paid to the Company’s President and Chief Financial Officer, regardless of the amount of compensation, and each executive officer of the Company as of December 31, 2007 whose total annual salary, bonus and option awards for 2007 exceeded $100,000 which we refer to as our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Guido DiGregorio	2007	200,000		—	—	—	—	—	9486	209,486
President & CEO	2006	285,000	(1)	—	—	—	—	—	9,072	294,072

Frank Dane	2007	160,000		—	—	1,875	—	—	—	161,875
CLO & CFO	2006	160,000		—	—	7,400	—	—	—	167,400

Russel Davis	2007	165,000		—	—	—	—	—	—	165,000
CTO	2006	165,000		—	—	—	—	—	—	165,000

(1)   Mr. DiGregorio’s salary was increased in February 2002 to $250,000.  In 2003 and 2004, Mr. DiGregorio voluntarily deferred approximately $70,000 in salary payments to ease cash flow requirements.  Mr. DiGregorio was paid his deferred salary from 2003 and 2004 of approximately $70,000 and $70,000 in January 2004 and 2005, respectively. In September of 2005, Mr. DiGregorio’s salary was increased to $285,000. As of December 2007, $85,000 of his 2007 salary has been deferred in order to ease cash constraints on the Company.

(2)   On January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment” Share-based compensation expense is based on the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period.  The grant date fair value of stock-based awards to officers, employees and directors is calculated using the Black-Scholes option pricing model. Mr. DiGregorio has 1,950,000 options that are vested and exercisable within sixty days of December 31, 2007.  Mr. Dane has 443,943 options that are vested and exercisable within sixty days of December 31, 2007. Mr. Davis has 500,000 options that are vested and exercisable within sixty days of December 31, 2007. In accordance with applicable regulations, the value of such options does not reflect an estimate for features related to service-based vesting used by the Company for financial statement purposes. See footnote 6 in the Notes to the December 31, 2007 Consolidated Financial Statements included with this registration statement on Form S-1.

There are no written employment agreements with any named executive officers, and employment of all named executive officers is at-will.

Grants of Plan-Based Awards

The board of directors approves awards under the Company’s 1999 Stock Option Plan and awards that are outside of the 1999 Stock Option Plan (“Individual Plans’). There were no awards made to our named executive officers under our 1999 Stock Option Plan or otherwise during fiscal years 2007 and 2006 as the boards review indicated that the number of options held by each named executive officer at that time were adequate to satisfy the long term goal underlying the granting of options in prior years. In July 2008, the Compensation Committee of the

Board of Directors approved stock option grants to Mr. DiGregorio, Mr. Davis and Mr. Dane of 600, 450, and 300 stock options, respectively, under Individual Plans.

The 1999 Option Plan is administered by the board of directors or a stock option committee of the board.  The board or any such committee has the authority to determine the terms of the options granted, including the exercise price, number of shares subject to each option, vesting provisions, if any, and the form of consideration payable upon exercise.  The exercise price of incentive options must not be less than the fair market value of the common stock valued at the date of grant and the exercise price for non-qualified options must be at least 85% of the fair market value of the common stock valued at the date of grant.  The expiration date of options is determined by the board or committee, but options cannot expire later than ten years from the date of grant, and in the case of incentive options granted to stockholders owning at least 10% of the Company’s stock, cannot expire later than five years from the date of grant.  Options have typically been granted with an expiration date seven years after the date of grant.

If an employee to whom an award has been granted under the 1999 Option Plan dies while providing services to the Company, retires from employment with the Company after attaining his retirement date, or terminates employment with the Company as a result of permanent and total disability, the restrictions then applicable to such award shall continue as if the employee had not terminated employment and such award shall thereafter be exercisable, in whole or in part by the person to whom it was granted (or by his duly appointed, qualified, and acting personal representative, his estate, or by a person who acquired the right to exercise such option by bequest or inheritance from the grantee), in the manner set forth in the award, at any time within the remaining term of such award. Options not vested at the time of death, retirement, termination or disability cease to vest.  Except as provided in the preceding paragraph, generally if a person to whom an option has been granted under the 1999 Option Plan ceases to be an employee of the Company, such options vested at the date of termination shall continue to be exercisable to the same extent that it was exercisable on the last day on which such person was an employee for a period of 90 days thereafter, or for such longer period as may be determined by the Committee, whereupon such option shall terminate and shall not thereafter be exercisable.

The board has the authority to amend or terminate the 1999 Option Plan, provided that such action does not impair the rights of any optionee under any option previously granted under the 1999 Option Plan, without the consent of such optionee.

Incentive and non-qualified options under the 1999 Option Plan may be granted to employees, officers, and consultants of the Company.  There are 4,000,000 shares of common stock authorized for issuance under the 1999 Option Plan. The options generally have a seven year life and vest quarterly over three years. As of July 31, 2008, options to acquire 3,551,718 shares of common stock were outstanding under the 1999 Option Plan and options to acquire 3,269,957 shares of common stock were exercisable with a weighted average exercise price of $0.57 per share. At July 31,2008, there were 267,137 shares available for future grants under the 1999 Option Plan.

Individual Plan Options

The Company also grants options to employees, directors and consultants outside of the 1999 Stock Option Plan pursuant to Individual Plans. These options are granted with the same terms as those granted under the 1999 Stock Option Plan, except all such options Non-Qualified Stock Options. The Company has issued non-plan options to its employees and directors pursuant to Individual Plans.  As of July 31, 2008, options to acquire 4,064,443 shares under such Individual Plans were outstanding and 2,643,643 were exercisable with a weighted average exercise price of $0.27 per share.

Option Exercises and Stock Vested

In fiscal 2007, no stock options were exercised and 33,320 options to purchase stock granted to Mr. Dane vested during the period.  The Company does not grant or issue restricted stock or other equity-based incentives.

Outstanding Equity Awards at Fiscal 2007 Year End

The following table summarizes the outstanding equity award holdings held by our named executive officers as of December 31, 2007. The Company does not grant performance based options under its equity incentive plans, and the Company does not grant or issue restricted stock awards.

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(4)	Option Expiration Date (5)
Guido DiGregorio, President & CEO (1)	250,000	—	$0.79	2009
	425,000	—	$0.39	2012
	1,275,000	—	$0.75	2012

Frank Dane, CLO & CFO (2)	100,000	—	$0.79	2009
	100,000	—	$0.33	2010
	100,000	—	$0.55	2011
	35,985	—	$0.39	2012
	107,958	—	$0.75	2012

Russel Davis, CIO (3)	125,000	—	$0.57	2012
	375,000	—	$0.75	2012

(1)         Mr. DiGregorio options vested as follows: 250,000 options vested prorata quarterly over three years; 425,000 options vested on the date of grant; and 1,275,000 options vested on the date of grant.

(2)         Mr. Dane’s options vested as follows: 100,000 options vested prorata quarterly over three years; 100,000 options vested prorata quarterly over three years; 100,000 options vested prorata quarterly over three years; 35,985 options vested on the date of grant; and 107,958 options vested on the date of grant.

(3)          Mr. Davis’s options vested as follows: 125,000 options vested on the date of grant; and 375,000 options vested on the date of grant.

(4)         Mr. DiGregorio holds options to acquire 250,000 shares granted under the 1999 Option Plan and options to acquire 1,700,000 shares under Individual Plans. Mr. Dane holds 300,000 options to acquire shares granted under the 1999 Option Plan and options to acquire 143,943 shares granted under Individual Plans. Mr. Davis holds options to acquire 500,000 shares granted under the 1999 Option Plan.

(5)         All options granted will expire seven years from the date of grant, subject to continuous employment with the Company.

Nonqualified Deferred Compensation

None of the named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by the Company, except the Chief Executive Officer who, as stated above, began deferring a portion of his salary in January of 2007 in order to ease cash constraints on the Company. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

DIRECTOR COMPENSATION

For their services as directors of the Company, all non-employee directors receive a fee of $1,000 for each board of directors meeting attended and all directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending such meetings. First time directors receive options to acquire 50,000 shares of the Company’s common stock upon joining the board and options to acquire 25,000 shares each time they are elected to the board thereafter.  The exercise prices of all options granted to directors are equal to the market closing price on the date of grant, vest immediately and have a seven year life.

In June 2007, Louis Panetta, C. B. Sung and David Welch were each granted immediately exercisable non-qualified options to purchase 25,000 shares of common stock at an exercise price of $0.18 per share (the then current market price of the Company’s stock), which options expire on June 25, 2014.

In September 2007 Mr. Panetta was granted immediately exercisable non-qualified options to purchase 50,000 shares of common stock at an exercise price of $0.22 per share (the then current market price of the Company’s stock), which options expire on September 25, 2014.

In December Garry Meyer was appointed to the Company’s Board of Directors.  Upon his appointment, Mr. Meyer was granted immediately exercisable non-qualified options to purchase 50,000 shares of common stock at an exercise price of $0.25 per share (the then current market price of the Company’s stock), which options expire on December 11, 2014.

The following table sets forth a summary of the compensation paid to our directors during 2007.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Louis P. Panetta (1)	$3,000	$—	$10,173	$—	$—	$—	$13,173

C. B. Sung (2)	$3,000	$—	$7,072	$—	$—	$—	$10,072

David E. Welch (3)	$3,000	$—	$2,898	$—	$—	$—	$5,898

Garry Meyer (4)	$1,000	—	$2,898	$—	$—	$—	$5,898

(1) Mr. Panetta holds options to acquire 253,125 shares of stock at December 31, 2007, all of which were vested.

(2) Mr. Sung holds options to acquire 226,190 shares of stock at December 31, 2007, all of which were vested.

(3) Mr. Welch holds options to acquire 125,000 shares of stock at December 31, 2007, all of which were vested.

(4) Mr. Meyer holds options to acquire 50,000 shares of stock at December 31, 2007, all of which were vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of August 18, 2008, a total of 129,057,161 shares of our common stock were outstanding. The following table shows information regarding the beneficial ownership of shares of our common stock as of August 18, 2008 and shows the number of and percentage owned by:

•   each person who is known by us to own beneficially more than 5% of our common stock;

•   each member of our Board of Directors;

•   each of our named executive officers; and

•   all members of our Board of Directors and our executive officers as a group.

Except as indicated in the footnotes to this table (i) each person has sole voting and investment power with respect to all shares attributable to such person and (ii) each person’s address is c/o Communication Intelligence Corporation, 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065-1413.

	Common Stock
Name of Beneficial Owner	Number of Shares(1)	Percent of Class(1)
5% Stockholders:
Phoenix Venture Fund LLC (2)	41,714,285	32.3%
Michael W. Engmann (3)	16,057,562	14.8%

Named Executive Officers and Directors:
Guido DiGregorio (4)	2,243,900	1.7%
C. B. Sung (5)	1,844,420	1.4%
Louis P. Panetta (6)	225,000	*
Welch, David E. (7)	175,000	*
Francis V. Dane (8)	519,155	*
Russel L. Davis (9)	612,500	*
Garry S. Meyer (10)	75,000	*
All directors and executive officers as a group (6 persons)	5,550,863	4.31%

* Less than 1%.

(1)

Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise or conversion of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of the date hereof. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days, or securities convertible into common stock within 60 days are deemed outstanding and held by the holder of such shares of common stock, options, warrants, or other convertible securities for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The percentage of beneficial ownership of common stock beneficially owned is based on 129,057,161 shares of common stock outstanding as of August 18, 2008.

(2)

Represents (a) 21,500,000 shares owned by SG Phoenix Ventures LLC, and (b) 20,214,285 warrants owned by  SG Phoenix Ventures LLC . SG Phoenix Ventures LLC is the Managing Member of Phoenix Venture Fund LLC (the “Phoenix Fund”), with the power to vote and dispose of the shares of common stock held by the Phoenix Fund. Accordingly, SG Phoenix Ventures LLC may be deemed to be the beneficial owner of such shares. Andrea Goren is the co-manager of SG Phoenix Ventures LLC, has the shared power to vote and dispose of the shares of common stock held by the Phoenix Fund and, as such, may be deemed to be the beneficial owner of the common shares owned by the Phoenix Fund. Philip Sassower is the co-manager of SG Phoenix Ventures LLC, has the shared power to vote and dispose of the shares of common stock held by the Phoenix Fund and, as such, may be deemed to be the beneficial owner of the common shares owned by the Phoenix Fund. SG Phoenix Ventures LLC, Mr. Goren and Mr. Sassower each disclaim beneficial ownership of the shares owned by the Phoenix Fund, except to the extent of their respective pecuniary interests therein. The address of such stockholder is 110 East 59th Street, Suite 1901, New York, NY 10022.

(3)

Represents (a) 17,750 shares held by Mr. Engmann and (b) 10,575,527 warrants beneficially owned by Mr. Engmann, of which 1,187,962 are held by MDNH Partners, L.P. and 1,659,200 are held by KENDU Partners Company of which Mr. Engmann is a partner and (c) 5,464,285 shares upon the conversion of 765,000 Series A Convertible preferred Shares at $0.14per share, of which 159,375 are convertible into 1,138,393 shares of common stock by MDNH Partners, L.P. and 340,000 Preferred Shares are convertible into 2,428,571 shares of common stock by KENDU Partners Company. Mr. Engmann was issued warrants to purchase 2,333,250 shares of the Company’s common stock at $0.51 per share, warrants to purchase 1,979,936 shares of the Company’s common stock at $0.25 per share and warrants to purchase 3,415,179 shares of the Company’s common stock at $0.14 per share. MDNH Partners, L.P. was issued warrants to purchase 1,659,200 shares of the Company’s common stock at $0.51 per share, and MDNH Partners, L.P. was issued warrants to purchase 1,187,962 shares of the Company’s common stock at $0.25 per share. Such warrants were issued in connection with notes issued in 2006 and 2007.

(4)	Represents (a) 143,900 shares of common stock held by Mr. DiGregorio and (b) 2,100,000 shares of common stock, issuable upon the exercise of stock options exercisable within 60 days hereof.

(5)

Includes (a) 1,631,051 shares of common stock held by the Sung Family Trust, of which Mr. Sung is a trustee, (b) 3,369 shares of common stock held by the Sung-Kwok Foundation, of which Mr. Sung is the Chairman, and

(c) 210,000 shares of common stock issuable upon the exercise of stock options. Mr. Sung may be deemed to beneficially own the shares held by the Sung Family Trust and the Sung-Kwok Foundation. The business address of Mr. Sung is, UNISON Group, 1001 Bayhill Dr., 2nd Floor, San Bruno, California 94066.

(6)	Represents 225,000 shares issuable upon the exercise of options exercisable within 60 days hereof. Mr. Panetta’s business address is 827 Via Mirada, Monterey, California 93940.

(7)	Represents 175,000 shares issuable upon the exercise of stock options exercisable within 60 days hereof. The business address of Mr. Welch is 1729 East Otero Avenue, Littleton, CO 80122.

(8)	Represents (a) 212 shares held by Mr. Dane and (b) 518,943 shares issuable upon the exercise of stock options exercisable within 60 days hereof.

(9)	Represents 612,500 shares issuable upon the exercise of stock options within 60 days hereof.

(10)	Represents 75,000 shares issuable upon the exercise of stock options exercisable within 60 days hereof. The business address of Mr. Meyer is 4 Nersesian Way, Hampton, NH 03842.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In February 2007, the Company entered into a Note and Warrant Purchase Agreement (the “February 2007 Purchase Agreement”) and a Registration Rights Agreement (the “February 2007 Registration Rights Agreement”), each dated as of February 5, 2007, with the Affiliated Stockholder.  The Company secured the right to borrow up to $600,000. On March 15, 2007 the Company and the Affiliated Stockholder amended the February 2007 Purchase Agreement to increase the maximum amount of borrowing from $600,000, to $1,000,000. The terms of the February 2007 Purchase Agreement and 2006 Purchase Agreement are identical with the exception that the maximum number of warrants that may be issued under the February 2007 Purchase Agreement is 5,185,000  rather than 3,111,000. On March 30, 2007, and April 1, 2007 the Company borrowed $670,000 and $50,000 under the February 2007 Purchase Agreement of which $320,000 pertains to Mr. Engmann and the remaining $400,000 from unrelated third parties.  The proceeds were used for working capital purposes. The warrants have a three year life, became exercisable on June 30, 2007, and have an exercise price of $0.51.  The warrants included piggyback registration rights for the underlying shares to participate in any future registrations of the Company’s common stock.  The shares were registered with the Company’s Form S-1/A which was declared effective December 28, 2007.

On June 15, 2007, the Company entered into a Note and Warrant Purchase Agreement (the “June 2007 Purchase Agreement”) and a Registration Rights Agreement (the “June 2007 Registration Rights Agreement”), each dated as of June 15, 2007. The Company secured the right to borrow up to $1,000,000.  The June 2007 Purchase Agreement required the Company to draw $400,000 of the funds upon signing.  As of December 31, 2007, the Company had borrowed $400,000 under this facility, all pertaining to Mr. Engmann, and the option to borrow the remaining $600,000 lapsed as of that date. The Company used the proceeds of the financing for working capital purposes.  The note bears interest at the rate of 15% per annum payable quarterly in cash. The Company issued 3,168,000 warrants to purchase shares of its common stock at an exercise price of $0.25. The warrants have a three year life and include piggyback registration rights for the underlying shares to participate in any future registrations of the Company’s common stock.  The shares were registered with the Company’s Form S-1/A which was declared effective December 28, 2007.

The Company paid approximately $102,000 in interest to Mr. Engmann as of December 31, 2007 related to the above Notes. (See Note 4 of Notes to Consolidated Financial Statements on page F-34 for additional details.)

On January 9, 2008, the Company entered into the Company’s standard form of Consulting Agreement (the “Consulting Agreement”) with GSMeyer & Associates LLC (the “Consultant Entity”), an entity of which Garry Meyer, a director of the Company, is a principal.  Mr. Meyer owns 50% of the Consultant Entity’s outstanding equity, and Mr. Meyer’s spouse owns the other 50% of the Consultant Entity’s outstanding equity.  Mr. Meyer and his spouse share in the profits of the Consultant Entity in accordance with their ownership percentages.  Under the terms of the Consulting Agreement, the Consultant Entity is authorized to market the Company’s products as an independent contractor of the Company. The Consultant Entity is paid commissions equal to 7% of the license fees, professional service fees and of first year maintenance fees on sales closed with StateStreet Bank and  ING (of Eastern Europe) , subject to the Company having received payment of such fees from such customers prior to the payment of the above described commissions.  The Consultant Entity is also entitled to reimbursement of reasonable travel and other out-of-pocket expenses incurred in the performance of its obligations under the Consulting Agreement, provided that the Consultant Entity provides receipts and obtains prior approval from the Company’s Chief Executive Officer for such expenses. Either the Company or the Consultant Entity may terminate the Consulting Agreement at any time upon thirty days’ written notice to the other party and the accounts covered by the Consulting Agreement my be changed from time to time by mutual agreement

On June 5, 2008, we executed documents and closed a financing transaction under which the Company raised capital through the issuance of secured indebtedness and equity and also restructured a portion of the Company’s existing debt.  In connection with the transaction, we borrowed an aggregate of $3,000,000 and refinanced $637,500 of existing indebtedness and accrued interest on that indebtedness.  The new and refinanced debt bears interest at 8% per annum which, at the option of the Company, may be paid in cash or in kind and matures two years from issue date and is secured by a first priority security interest in all of our assets.  In partial consideration for the respective loans made as described above, we issued to each creditor a warrant to purchase the number of shares of our common stock obtained by dividing the amount of such creditor’s loan by 0.14.  An aggregate of 25,982,143 shares of our common stock may be issued upon exercise of these warrants.  The warrants are exercisable at the option of the holders, until June 30, 2011, with an exercise price of $0.14 per share.  Additional warrants may be issued if we exercise our option to make interest payments on the loans in-kind.

In connection with the closing of the financing transaction, we also entered into a Securities Purchase Agreement and a Registration Rights Agreement, each dated as of June 5, 2008.  Under the Securities Purchase Agreement, in exchange for the cancellation of $995,000 in principal and $45,000 of interest accrued thereon of our existing debt and interest accrued thereon, we issued to the holders of such debt an aggregate of 1,040,000 shares of our Series A Cumulative Convertible Preferred Stock.  The preferred shares carry an 8% annual dividend, payable quarterly in arrears in cash or in additional preferred shares, have a liquidation preference over common stock of $1.00 per share and are convertible into shares of common stock at the conversion price of $0.14 per share.  Thus, at the current applicable conversion rate, one share of Series A Cumulative Convertible Preferred Stock would convert into 7,428,571 shares of our common stock.  The shares of preferred stock are convertible at any time at the option of the holders thereof.

Certain parties to the financing transactions have a pre-existing relationship with the Company and, with respect to such parties, the financing transactions may be considered related party transactions.  In August 2007, the Company entered into a Securities Purchase and Registration Rights Agreement (the “2007 Purchase Agreement”) and related agreements and documents with Phoenix Venture Fund LLC (“Purchaser”), one of the Creditors.  Under the terms of that transaction, the Company issued 21,500,000 shares of the Company’s common stock at a price per share of approximately $0.14, for an aggregate purchase price of $3,000,000. An advisory fee of $250,000 was paid to the managing member of the Purchaser for services rendered in connection with the transaction. The Company was permitted under the terms of the 2007 Purchase Agreement to use up to $1,400,000 of the net proceeds to repay outstanding indebtedness.  As of the date hereof, the Purchaser, directly or through one or more affiliate, owns 21,500,000 shares of Common Stock.  Pursuant to the terms of the 2007 Purchase Agreement, the Purchaser has the right to appoint two Board observers.  Philip Sassower, a principal of the Purchaser, has been appointed by the Purchaser as an observer.  The Company is prohibited from selling or otherwise disposing of material properties, assets or rights of the Company without the consent of the Creditors holding a majority of the aggregate principal amount of the Loans, and the Purchaser by itself holds such an amount.  In addition to the securities noted above, in connection with the financing transactions, the Purchaser received a fee of $100,000 and the Company paid approximately $225,000 in legal fees to Phoenix’s law firm.

Michael Engmann, and certain of his affiliates, and Ronald Goodman each are holders of the Company’s debt. A portion of the debt held by Mr. Engmann, and all of the debt held by Mr. Engmann’s affiliates, including accrued and unpaid interest through May 31, 2008, was exchanged for Preferred Shares. The remainder of the debt held by Mr. Engmann, and all of the debt held by Mr. Goodman, including accrued and unpaid interest through May 31,

2008, was refinanced pursuant to the Credit Agreement, as described above.  The debt being so exchanged or refinanced was originally issued in four transactions between August 2006 and June 2007 pursuant to certain Note and Warrant Purchase Agreements. The debt being so exchanged, and the related Note and Warrant Purchase Agreements, will be terminated in connection with the financing transactions.  In addition to the debt held by Messrs. Engmann and Goodman, they hold warrants to acquire up to 7,938,098 shares in the aggregate.  These warrants are exercisable until June 30, 2010 and include piggyback registration rights for the underlying shares to participate in certain future registrations of the Company’s common stock. In connection with the financing transactions, Mr. Engmann and Mr. Goodman each received Warrants as described above.

We granted the investors registration rights for the full number of shares represented by the warrants and conversion rights of our preferred stock issued to the investors on June 5, 2008. This registration statement is intended to satisfy our registration obligations to the holders of the convertible preferred stock and warrants.

Indemnification Agreements

We have agreed to indemnify, to the full extent permitted by the laws of the State of Delaware, any current or former directors and officers who are made, or threatened to be made, a party to an action or proceedings, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such persons is or was a director or officer of the Company, or served any other enterprise as a director or officer at the request of the Company. The DGCL also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us. As of August 18, 2008, we had 129,057,161 shares of common stock issued and outstanding, 41,131,478 shares of common stock reserved for issuance under outstanding warrants, 7,616,161 shares of common stock reserved for issuance upon exercise of options at a weighted average purchase price of $0.48 per share and 267,131 for options which may be granted in the future. See “Description of Securities.” As of August 18, 2008, 5,855,250 options to purchase our common stock are vested and exercisable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement of which this prospectus is a part and related exhibits with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. The registration statement contains additional information about us. We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC fillings are also available to the public from the SEC’s website at http://www.sec.gov.

LEGAL MATTERS

Certain legal matters in connection with the resale of the securities held by the selling stockholders will be passed upon for us by Davis Wright Tremaine LLP, Portland, Oregon.

EXPERTS

GHP Horwath, P.C., independent registered public accounting firm, has audited our consolidated financial statements and schedule for the periods and to the extent set forth in their report dated March 10, 2008 appearing in this prospectus, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the entity’s ability to continue as a going concern described in note 1 to the consolidated financial statements. We have included our audited financial statements and schedule in this prospectus in reliance on the report of such firm, given upon the firm’s authority as experts in accounting and auditing.

Communication Intelligence Corporation

and Subsidiary

Condensed Consolidated Balance Sheets

(In thousands)

	June 30	December 31
	2008	2007
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$2,387	$1,144
Accounts receivable, net of allowances of $136 and $117 at June 30, 2008 and December 31, 2007 respectively	244	452
Prepaid expenses and other current assets	84	135
Total current assets	2,715	1,731
Property and equipment, net	52	77
Patents	3,338	3,528
Capitalized software development costs	1,389	1,109
Deferred financing costs	433	—
Other assets	30	30
Total assets	$7,957	$6,475

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt – net of unamortized fair value assigned to warrants of $9 and $350 at June 30, 2008 and December 31, 2007, including related party debt of $1,170 at December 31, 2007, net of unamortized fair value assigned to warrants	116	1,370
Accounts payable	124	135
Accrued compensation	297	364
Other accrued liabilities	442	298
Deferred revenue	384	431
Total current liabilities	1,363	2,598

Long-term debt –net of unamortized fair value assigned to warrants of $1,196 and $21 at June 30, 2008 and December 31, 2007, including related party debt of $2,458 at June 30, 2008, net of unamortized fair value assigned to warrants	2,559	96

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value; $1,046 liquidation preference; 10,000 shares authorized; 1,040 outstanding at June 30, 2008 and 0 at December 31, 2007, respectively	1,046	—
Common stock, $.01 par value; 225,000 shares authorized; 129,057 shares issued and outstanding at June 30, 2008 and December 31, 2007	1,291	1,291
Additional paid-in capital	95,294	93,785
Accumulated deficit	(93,574)	(91,260)
Accumulated other comprehensive loss	(22)	(35)
Total stockholders’ equity	4,035	3,781

Total liabilities and stockholders’ equity	$7,957	$6,475

The accompanying notes form an integral part of these Condensed Consolidated Financial Statements.

Communication Intelligence Corporation

and Subsidiary

Condensed Consolidated Statements of Operations

Unaudited

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues
Product	$218	$385	$460	$543
Maintenance	189	170	377	346
Total Revenues	407	555	837	889

Operating costs and expenses:

Cost of sales
Product	157	132	327	162
Maintenance	43	30	73	58
Research and development	43	131	96	260
Sales and marketing	355	297	715	557
General and administrative	552	523	1,019	998
Total operating costs and expenses	1,150	1,113	2,230	2,035

Loss from operations	(743)	(558)	(1,393)	(1,146)

Interest and other income (expense), net	2	4	5	4
Interest expense:
Related party (Note 5)	(48)	(33)	(92)	(49)
Other (Notes 4 and 5)	(18)	(43)	(41)	(74)
Amortization of loan discount and deferred financing:
Related party (Note 5)	(217)	(74)	(308)	(147)
Other (Notes 4 and 5)	(63)	(141)	(108)	(243)

Minority interest	—	2	—	5
Net loss	(1,087)	(843)	(1,937)	(1,650)

Accretion of beneficial conversion feature, Preferred shares (Note 7):
Related party	(273)	—	(273)	—
Other	(98)	—	(98)	—
Preferred stock dividends:
Related party	(4)	—	(4)	—
Other	(2)	—	(2)	—

Net loss attributable to common stockholders	$(1,464)	$(843)	$(2,314)	$(1,650)
Basic and diluted loss per common share	$(0.01)	$(0.01)	$(0.02)	$(0.02)
Weighted average common shares outstanding, basic and diluted	129,057	107,557	129,057	107,557

The accompanying notes form an integral part of these Condensed Consolidated Financial Statements.

Communication Intelligence Corporation

and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

Three and Six Months Ended June 30, 2008

Unaudited

(In thousands, except share amounts)

	Preferred Shares Outstanding	Preferred Shares Amount	Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total

Balances as of December 31, 2007	—	$—	129,057	$1,291	$93,785	$(91,260)	$(35)	$3,781
Stock based employee compensation					14			14

Comprehensive loss:

Net loss						(850)		(850)
Foreign currency translation adjustment							(2)	(2)
Total comprehensive loss								(852)

Balance as of March 31, 2008	—	—	129,057	1,291	93,799	(92,110)	(37)	2,943
Stock based employee compensation					26			26
Fair value of warrants issued in connection with Long-term debt					1,231			1,231
Conversion of Short-term notes into Preferred Shares, net of expenses of $127	1,040	1,040			(127)			913
Beneficial Conversion Feature associated with the Preferred Shares					371			371
Preferred share dividends		6			(6)			—
Comprehensive loss:

Net loss						(1,087)		(1,087)
Accretion of beneficial conversion feature on preferred stock						(371)		(371)
Preferred stock dividend						(6)		(6)
Foreign currency translation adjustment							15	15
Total comprehensive loss								(1,449)

Balance as of June 30, 2008	1,040	$1,046	129,057	$1,291	$95,294	$(93,574)	$(22)	$4,035

The accompanying notes form an integral part of these Condensed Consolidated Financial Statements.

Communication Intelligence Corporation

and Subsidiary

Condensed Consolidated Statements of Cash Flows

Unaudited

(In thousands)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(1,937)	$(1,650)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	438	391
Amortization of discount on convertible notes	—	149
Amortization of discount and deferred financing costs related party debt	308	197
Amortization of discount and deferred financing costs on other debt	108	45
Stock based employee compensation	40	60
Minority interest	—	(5)
Provision for doubtful accounts	19	16
Changes in operating assets and liabilities:
Accounts receivable, net	189	14
Prepaid expenses and other current assets	51	29
Accounts payable	(11)	13
Accrued compensation	(67)	38
Other accrued liabilities	138	—
Deferred revenue	(47)	103
Net cash used for operating activities	(771)	(600)

Cash flows from investing activities:
Acquisition of property and equipment	(7)	(3)
Capitalized software development costs	(492)	(373)
Net cash used for investing activities	(499)	(376)

Cash flows from financing activities:
Deferred financing costs	(452)	—
Proceeds from issuance of short-term debt	125	—
Proceeds from issuance of long-term debt	3,000	1,120
Principal payments on short-term debt	(125)	—
Principal payments on capital lease obligations	—	(4)
Net cash provided by (used) for financing activities	2,548	1,116

Effect of exchange rate changes on cash	(35)	—

Net increase (decrease) in cash and cash equivalents	1,243	140
Cash and cash equivalents at beginning of period	1,144	727
Cash and cash equivalents at end of period	$2,387	$867

The accompanying notes form an integral part of these Condensed Consolidated Financial Statements.

Communication Intelligence Corporation

and Subsidiary

Condensed Consolidated Statements of Cash Flows (continued)

Unaudited

(In thousands)

Supplemental Disclosure of Non Cash Financing Activities

Short-term notes and accrued interest exchanged for convertible preferred stock	$1,040	$—
Preferred stock dividend	$6	$—
Short term notes and accrued interest exchanged for long term notes	$638	$—
Accretion of beneficial conversion feature on convertible preferred shares	$371	$—
Fair value of beneficial conversion feature and warrants	$—	$546

Supplemental disclosure of cash flow information
Interest paid	$95	$82

The accompanying notes form an integral part of these Condensed Consolidated Financial Statements.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except per share amounts)

1.                           Nature of business

The financial information contained herein should be read in conjunction with the Company’s consolidated audited financial statements and notes thereto included in its Annual Report for the year ended December 31, 2007.

The accompanying unaudited condensed consolidated financial statements of Communication Intelligence Corporation and its subsidiary (the “Company” or “CIC”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements included in this quarterly report reflect all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position at the dates presented and the Company’s results of operations and cash flows for the periods presented.  The Company’s interim results are not necessarily indicative of the results to be expected for the entire year.

The Company’s core technologies are classified into two broad categories: “transaction and communication enabling technologies” and “natural input technologies”. These technologies include multi-modal electronic signature, handwritten biometric signature verification, cryptography (Sign-it, iSign, and SignatureOne) and multilingual handwriting recognition software (Jot).  The Company reports results in one segment, handwriting recognition.

The Company’s transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control and enabling workflow automation of traditional paper form processing. The Company believes that these technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication and heightened data security. The Company’s transaction and communication enabling technologies have been fundamental to its development of software for multi-modal electronic signatures, handwritten biometric signature verification, and data security.

The Company’s natural input technologies are designed to allow users to interact with a computer or handheld device by using an electronic pen or stylus as the primary input device. CIC’s natural input offering includes multilingual handwriting recognition software for such devices as electronic organizers, pagers and smart cellular phones that do not have a keyboard. For such devices, handwriting recognition offers the most viable solutions for performing text entry and editing.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Except for 2004, the Company has incurred significant losses since its inception and, at June 30, 2008, the Company’s accumulated deficit was approximately $93,600. At June 30, 2008, the Company had working capital of $1,352, including cash and cash equivalents of $2,387.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The Company has primarily funded losses through the sale of debt and equity securities.

In June 2008, the Company raised additional funds through a debt and equity financing and also converted short-term notes payable to equity (see notes 4 and 5).  Management believes these transactions along with planed operations, will provide adequate capital recourses for at least the next twelve months.  However, there can be no assurance that these transactions will provide the Company with adequate capital resources to fund planned operations or that any additional funds will be available to the Company when needed or if

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

1.                           Nature of business (continued)

available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company’s business, results of operations and ability to operate as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Fair value of financial instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, short-term debt and long-term debt approximate fair value due to their relatively short maturities.

2.         Accounts receivable and revenue concentration

As of June 30, 2008 three customers in the aggregate accounted for 68% of net accounts receivable: eCom Asia Pacific, Ltd. (26%), Travelers Insurance Company (25%), and Palm, Inc. (17%).  As of December 31, 2007 four customers in the aggregate accounted for 92% of accounts receivable: Access Systems Americas, Inc, (28%), eCom Asia Pacific, Ltd (22%), Tennessee Valley Authority (32%) and Sony Ericsson (10%).

Three customers in the aggregate accounted for 49% of total revenues for the three months ended June 30, 2008: Fiserv (12%), Wells Fargo Bank, NA (13%), and Travelers Insurance Company (24%).  For the three months ended June 30, 2007, two customers in the aggregate accounted for 43% of total revenues: Wells Fargo Bank, NA (10%), and Access Americas, Inc. (33%).

Three customers in the aggregate accounted for 43% of total revenue for the six months ended June 30, 2008: Travelers Insurance Company (11%), Wells Fargo Bank, NA (13%) and Access Systems Americas, Inc. (19%). Two customers in the aggregate accounted for 48% of total revenue for the six months ended June 30, 2007: Wells Fargo Bank, NA (12%), and Access Systems Americas, Inc. (36%).

3.                           Patents

The Company performs intangible asset impairment analyses at least annually in accordance with the guidance in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“SFAS 144”). The Company follows the guidance of SFAS 144 in response to changes in industry and market conditions that affect its patents. The Company then determines if an impairment of its assets has occurred. The Company periodically reassesses the lives of its patents and tests for impairment in order to determine whether the book value of each patent exceeds the fair value of each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the additional factors listed in Critical Accounting Policies in the Company’s Annual Report.

Management completed an analysis of its patents as of December 31, 2007.  Based on that analysis, the Company concluded that no impairment of the carrying value of the patents existed. The Company believes that no events or circumstances occurred or changed during the six months ended June 30, 2008, and therefore concluded that no impairment in the carrying values of the patents existed at June 30, 2008.

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

3.                           Patents (continued)

Amortization of patent costs was $95 and 190, respectively, for each of the three and six month periods ended June 30, 2008 and 2007.

4.                           Short-term debt

In 2006 and 2007, the Company entered into long-term financing agreements with Michael Engmann, a stockholder of the Company owning approximately 7% of the Company’s then outstanding shares of common stock, and with unrelated third parties. Each financing included a Note and Warrant Purchase Agreement and a Registration Rights Agreement.  The notes bear interest at a rate of 15% per annum, payable quarterly in cash.  The fair value ascribed to the warrants issued in connection with the financings creates a debt discount that is amortized to interest expense over the life of the respective loans. The proceeds from these financings, as more fully described below, were used for working capital purposes.

In November 2006, the Company borrowed $600, of which $450 was borrowed from Michael Engmann and the remaining $150 from an unrelated third party.  The notes were due May 17, 2008.  In connection with the notes, the lenders were granted warrants to purchase 3,111 shares of common stock. The warrants are exercisable for three years commencing June 30, 2007, and have an exercise price of $0.51. The Company ascribed a fair value of $336 to the warrants, which was recorded as a discount to “debt” in the balance sheet.  The fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.68%; expected life of 3 years; expected volatility of 54%; and expected dividend yield of 0%.

In March 2007 the Company borrowed $670, of which $350 was borrowed from Michael Engmann and the remaining $320 from unrelated third parties.  The notes are due August 30, 2008. In connection with the notes, the lenders were granted warrants to purchase 3,474 shares of common stock.  The warrants are exercisable for three years commencing June 30, 2007, and have an exercise price of $0.51.  The Company ascribed a fair value of $359 to the warrants, which was recorded as a discount to “debt” in the balance sheet.  The fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.68%; life of 3 years; expected volatility of 45%; and expected dividend yield of 0%.

In June 2007, the Company borrowed $400 under a financing agreement from Michael Engmann.  The notes are due December 30, 2008.  In connection with the notes, the lenders were granted warrants to purchase 3,168 shares of common stock.  The warrants are exercisable for three years commencing June 30, 2007, and have an exercise price of $0.25.  The Company has ascribed a fair value of $187 to the warrants, which is recorded as a discount to “debt” in the balance.  The relative fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.90%; life of 3 years; expected volatility of 69%; and expected dividend yield of 0%.

All of the shares underlying the warrants discussed above were registered with the Company’s Form S-1/A, which was declared effective December 28, 2007.

A portion of the above referenced debt held by Michael Engmann, including accrued and unpaid interest through May 31, 2008, was exchanged for Preferred Shares (See Note 7). The remainder of the debt held by Michael Engmann, and the debt held by certain third parties, including accrued and unpaid interest through May 31, 2008, was refinanced pursuant to the Credit Agreement (See Note 5).  The debt being so

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

4.                           Short-term debt (continued)

exchanged or refinanced was originally issued in the transactions between August 2006 and June 2007 discussed above, and the related Note and Warrant Purchase Agreements, were terminated in connection with the Financing Transactions.  The warrants to acquire 9,653 shares of the Company’s common stock issued as part of the above reference financings remain outstanding.  These warrants are exercisable until June 30, 2010.

5.                           Long-term debt

On June 5, 2008, the Company effected a financing transaction under which the Company raised capital through the issuance of new secured indebtedness and equity, and restructured a portion of the Company’s existing short-term debt (collectively, the “Financing Transaction”).  Certain parties to the Financing Transactions (Phoenix Venture Fund LLC and Michael Engmann) have a pre-existing relationship with the Company and, with respect to such parties, the Financing Transaction may be considered a related party transaction.

Under the Financing Transaction, the Company entered into a Credit Agreement (the “Credit Agreement”) and a Pledge and Security Agreement (the “Pledge Agreement”), each dated as of June 5, 2008, with Phoenix Venture Fund LLC (“Phoenix”), Michael Engmann and Ronald Goodman (collectively with Phoenix, the “Creditors,” and each individually a “Creditor”).  Under the terms of the Credit Agreement, the Company received an aggregate of $3,000 and refinanced $638 of existing indebtedness and accrued interest on that indebtedness (individually, a “Loan” and collectively, the “Loans”).  The Loans, which are represented by secured promissory notes (each a “Note” and collectively, the “Notes”), bear interest at eight percent (8%) per annum which, at the option of the Company, may be paid in cash or in kind and mature two (2) years from issue date.  The Company may use the proceeds from the Loans to pay the Company’s existing indebtedness and accrued interest on that indebtedness that was not exchanged for preferred stock as described below, for working capital and general corporate purposes, in each case in the ordinary course of business; and to pay fees and expenses in connection with the Financing Transaction, which were approximately $475.  Additionally, a portion of the proceeds of the Loans were used to repay a short term loan from a Company employee in the amount of $125, plus accrued interest, that was made prior to and in anticipation of the closing of the Financing Transaction.  Under the terms of the Pledge Agreement, the Company and its subsidiary, CIC Acquisition Corp., granted the Creditors a first priority security interest in and lien upon all of the assets of the Company and CIC Acquisition Corp.

Under the terms of the Credit Agreement and in partial consideration for the Creditors’ respective Loans made pursuant to the terms of the Credit Agreement as described above, the Company issued to each Creditor a warrant to purchase up to the number of shares of the Company’s common stock obtained by dividing the amount of such Creditor’s Loan by 0.14 (each a “Warrant” and collectively, the ‘Warrants”).  A total of 25,982 shares of the Company’s Common Stock may be issued upon exercise of the Warrants.  The Warrants are exercisable beginning June 30, 2008 until their expiration on June 30, 2011. The Warrants have an exercise price of fourteen cents ($0.14) per share. Additional Warrants may be issued if the Company exercises its option to make interest payments on the Loans in kind.  The Company ascribed the relative fair value of $1,231 to the warrants, which is recorded as a discount to “Long-term debt” in the balance sheet.  The fair value of the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 2.73%; expected life of 3 years; expected volatility of 82.3%; and expected dividend yield of 0%.

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

5.                           Long-term debt (continued)

In connection with the closing of the Financing Transaction, the Company also entered into a Securities Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) each dated as of June 5, 2008, (See Note 7).

The offer and sale of the Notes, Warrants and Preferred Shares as detailed above, including the Common Stock issuable upon exercise or conversion thereof, was made in reliance upon exemptions from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act and under exemptions from registration available under applicable state securities laws.

Interest expense associated with the Company’s debt for the three months ended June 30, 2008 and 2007 was $346 and $291, respectively, of which $265 and $107 was related party and $81 and $184 was related to other creditors. Amortization of debt discount included in interest expense for the three months ended June 30, 2008 and 2007 was $280 and $215, respectively, of which $217 and $74 was related party expense and $63 and $141 was related to the other creditors.

Interest expense associated with the Company’s debt for the six months ended June 30, 2008 and 2007 was $549 and $513, respectively, of which $400 and $196 was related party and $149 and $317 was related to the other creditors. Amortization of debt discount included in interest expense for the six months ended June 30, 2008 and 2007 was $416 and $390, respectively, of which $308 and $147 was related party and $108 and $243 was related to the other creditors.

6.                           Net (loss) per share

The Company calculates net loss per share under the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). SFAS 128 requires the disclosure of both basic net loss per share, which is based on the weighted average number of shares outstanding, and when applicable, diluted income per share, which is based on the weighted average number of shares and dilutive potential shares outstanding.

For the three and six month periods ended June 30, 2008, 6,002 and 41,131 shares of common stock subject to outstanding options and warrants, respectively, and 7,429 shares of common stock issuable upon the conversion of the convertible preferred stock were excluded from the calculation of dilutive earnings per share because the exercise of such options and warrants and the conversion of the preferred stock would be anti-dilutive. For the three and six month periods ended June 30, 2007, 5,641 and 14,862 shares of common stock subject to outstanding options, and warrants, respectively, and 3,013 shares issuable upon the conversion of the convertible notes were excluded from the calculation of dilutive earnings per share because the exercise or conversion of such options and warrants would be anti-dilutive.

7.                           Equity

Common Stock Options

The Company has one stock-based employee compensation plan, (the “1999 Option Plan”) and also grants options to employees, directors and consultants pursuant to individual agreements (collectively, the

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

7.                           Equity (continued)

Common Stock Options (continued)

“Individual Plans”). Share-based compensation expense is based on the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period.  The grant date fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model. Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” requires forfeitures of share-based payment awards to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  The estimated average forfeiture rates for both the six months ended June 30, 2008 and 2007 was approximately 27%, based on historical data.

SFAS No. 123(R) requires the cash flows from tax benefits for deductions in excess of the compensation costs recognized for share-based payment awards to be classified as financing cash flows.  Due to the Company’s loss position, there were no such tax benefits during the three and six month periods ending June 30, 2008 and 2007.

Valuation and Expense Information under SFAS No. 123(R):

The weighted-average fair value of stock-based compensation is based on the single option valuation approach.  Forfeitures are estimated and it is assumed no dividends will be declared.  The estimated fair value of stock-based compensation awards to employees is amortized using the accrual method over the vesting period of the options. The fair value calculations are based on the following assumptions:

	Three and Six Months Ended June 30, 2008	Three and Six Months Ended June 30, 2007
Risk free interest rate	3.32% - 5.11%	3.65% - 5.11%
Expected life (years)	3.21 – 6.86	3.19 -7.00
Expected volatility	80.96% – 104.57%	51.68% – 104.57%
Expected dividends	None	None

The following table summarizes the allocation of stock-based compensation expense related to stock option grants under SFAS 123(R) included in operating expenses for the three and six months ended June 30, 2008 and 2007. There were 100 stock options granted during the three and six months ended June 30, 2008 and no options were exercised. There were 325 stock options granted during the three and six months ended June 30, 2007, and no options were exercised.

	Three Months Ended June 30,		Six months Ended June 30,
	2008	2007	2008	2007
Research and development	$1	$3	$2	$6
Sales and marketing	8	19	20	37
General and administrative	1	5	2	8
Director options	15	9	16	9
Stock-based compensation expense	$25	$36	$40	$60

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

7.                           Equity (continued)

Common Stock Options (continued)

A summary of option activity under the Company’s plans as of June 30, 2008 and 2007 is as follows:

	As of June 30,
	2008				2007
			Weighted				Weighted
		Weighted	average			Weighted	average
		Average	Remaining	Aggregate		Average	Remaining	Aggregate
	Shares	Exercise	Contractual	Intrinsic	Shares	Exercise	Contractual	Intrinsic
Options	(000)	Price	Term	Value	(000)	Price	Term	Value
Outstanding at January 1,	6,036	$0.59			5,893	$0.69
Granted	100	$0.20			325	$0.22
Exercised	—				—
Forfeited or expired	(134)	$0.25			(577)	$0.95
Outstanding at June 30	6,002	$0.58	4.16	$—	5,641	$0.63	4.79	$—
Vested and expected to vest at June 30	6,002	$0.58	4.16	$—	5,641	$0.63	4.94	$—
Exercisable at June 30	5,550	$0.61	4.04	$—	4,978	$0.68	4.78	$—

The following tables summarize significant ranges of outstanding and exercisable options as of June 30, 2008:

	As of June 30, 2008
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life(in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.14 – $0.50	2,479	4.80	$0.32	2,027	$0.33
0.51 – 1.00	3,341	3.84	$0.73	3,341	$0.73
1.01 – 2.00	167	1.62	$1.32	167	$1.32
2.01 – 3.00	—	—	$—	—	$—
3.01 – 7.50	15	1.97	$3.56	15	$3.56
	6,002	4.16	$.58	5,550	$—

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

7.                     Equity (continued)

Common Stock Options (continued)

The following tables summarize significant ranges of outstanding and exercisable options as of June 30, 2007:

	As of June 30, 2007
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life(in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.14 – $0.50	2,059	5.5	$0.34	1,442	$0.36
0.51 – 1.00	3,341	4.8	$0.73	3,295	$0.73
1.01 – 2.00	176	2.5	$1.31	176	$1.31
2.01 – 3.00	50	0.3	$3.00	50	$3.00
3.01 – 7.50	15	2.9	$3.56	15	$3.56
	5,641	4.8	$0.63	4,978	$0.68

There were 100 options granted to four directors with an exercise price of $0.20 during the three and six months ended June 30, 2008.

A summary of the status of the Company’s non-vested shares as of June 30, 2008 is as follows:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2008	672	$0.32
Granted	100	$0.16
Forfeited	(134)	$0.17
Vested	(186)	$0.33
Nonvested at June 30, 2008	452	$0.17

As of June 30, 2008, there was $25 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plans.  The unrecognized compensation cost is expected to be realized over a weighted average period of 1.9 years.

Preferred Shares

In connection with the closing of the June 2008 Financing Transaction (see Note 6, Long-term debt), the Company also entered into a Securities Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) each dated as of June 5, 2008.  Under the Purchase Agreement, in exchange for the cancellation of $995 in principal amount and $45 of interest accrued thereon of the Company’s aggregate outstanding $2,071 in existing debt and interest accrued thereon through May 31, 2008, the Company issued to the holders of such debt an aggregate of 1,040 shares of the Company’s Series A Cumulative Convertible Preferred Stock (the “Preferred Shares”).  The Preferred Shares carry an eight percent (8%) annual dividend, payable quarterly in arrears in cash or in additional Preferred Shares, have a liquidation preference over Common Stock of one dollar ($1.00) per share and are convertible into

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

7.                           Equity (continued)

Preferred Shares (continued)

shares of Common Stock at the conversion price of fourteen cents ($0.14) per share.  If the “Preferred Shares” are converted in their entirety, the Company would issue 7,429 shares of common stock. The shares of Preferred Stock are convertible any time after June 30, 2008. The preferred stock transaction resulted in a beneficial conversion feature of $371, of which $273 is attributable to Michael Engmann and $98 to the other creditors.  The beneficial conversion feature was recorded as a charge to loss applicable to common stockholders for the quarter ended June 30, 2008. In addition, the Company accrued a dividend on the preferred shares of $6.

Under the terms of the Registration Rights Agreement, the Company is obligated to prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement under the Securities Act of 1933, as amended (the Securities Act”) covering the resale of the shares of Common Stock issued upon conversion of the shares of Preferred Stock and exercise of the Warrants as described above.  The Company must also use its reasonable best efforts to keep the registration statement continuously effective under the Securities Act until the earlier of the date that is two years after its Effective Date or until the date that all shares purchased under the Purchase Agreement have been sold or can be sold publicly under Rule 144.  The Registration Rights Agreement provides for certain registration rights whereby the Company could incur penalties if a registration statement is not filed or declared effective by the SEC on a timely basis. Under the Registration Rights Agreement, the Company must file a registration statement registering for resale the shares within 2 days following the filing of its Quarterly Report on Form 10-Q for the three and six months ending June 30, 2008. Furthermore, the Company is to use commercially reasonable efforts to cause such registration statement to become effective within 180 calendar days after the closing of the June 2008 Financing Transaction. If the registration statement is not filed on a timely basis or is not declared effective by the SEC for any reason on a timely basis, the Company will be required to make a payment to the holders of the registrable securities an amount in cash equal to 1.5% of the aggregate conversion, or exercise price applicable to such holder’s registrable securities for certain defined failures every thirtieth day until such failure is cured. The Company is obligated to pay the costs and expenses of such registration.

The Company believes that it is not probable that an event can occur which will trigger a penalty payment under the agreement. Therefore, the Purchase Agreement was recorded as an equity transaction with no recorded asset or liability associated with the defined failure features included in the Registration Rights Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Communication Intelligence Corporation

We have audited the accompanying consolidated balance sheets of Communication Intelligence Corporation and its subsidiary (“the Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity, cash flows and financial statement schedule for each of the two years in the period ended December 31, 2007.  These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Communication Intelligence Corporation and its subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company’s significant recurring operating losses and accumulated deficit raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ GHP Horwath, P.C.
Denver, Colorado
March 10, 2008

Communication Intelligence Corporation

Consolidated Balance Sheets

(In thousands, except par value amounts)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$1,144	$727
Accounts receivable, net of allowances of $117 and $397 at December 31, 2007 and 2006, respectively	452	487
Prepaid expenses and other current assets	135	105
Total current assets	1,731	1,319
Property and equipment, net	77	140
Patents	3,528	3,906
Capitalized software development costs	1,109	656
Deferred financing costs (Note 3)	—	75
Other assets	30	30
Total assets	$6,475	$6,126

Liabilities and Stockholders’ Equity
Current liabilities:
Convertible notes, net of unamortized fair value assigned to beneficial conversion feature and warrants of $228 at December 31, 2006 (Note 3)	$—	$1,154
Short-term debt –net of unamortized fair value assigned to warrants of $350 including related party debt of $1,170, net of $247 of unamortized fair value assigned to warrants (Note 4)	1,370	—
Accounts payable	135	72
Accrued compensation	364	236
Other accrued liabilities	298	269
Deferred revenue	431	404
Total current liabilities	2,598	2,135
Long-term debt –net of unamortized fair value assigned to warrants of $266, including related party debt of $450, net of $199 of unamortized fair value assigned to warrants (Note 4)	—	334
Long- term debt – other, net of unamortized fair value assigned to warrants of $21 at December 31, 2007 (Note 3)	96
Minority interest	—	73
Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock, $.01 par value; 10,000 shares authorized; 0 outstanding at December 31, 2007 and 2006, respectively	—	—
Common stock, $.01 par value; 155,000 shares authorized; 129,057 and 107,557 shares issued and outstanding at December 31, 2007 and 2006, respectively	1,291	1,076
Additional paid-in capital	93,785	90,497
Accumulated deficit	(91,260)	(87,861)
Accumulated other comprehensive loss	(35)	(128)
Total stockholders’ equity	3,781	3,584
Total liabilities and stockholders’ equity	$6,475	$6,126

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years ended December 31,
	2007	2006
Revenues:
Product	$1,448	$1,427
Maintenance	697	915
	2,145	2,342
Operating costs and expenses:
Cost of sales:
Product	367	101
Maintenance	158	149
Research and development	476	817
Sales and marketing	1,276	1,658
General and administrative	2,061	2,174
	4,338	4,899

Loss from operations	(2,193)	(2,557)

Interest income and other income (expense), net	(26)	43
Interest expense:
Related party (Note 4)	(135)	(11)
Other (Note 3)	(149)	(105)
Amortization of loan discount and deferred financing cost:
Related party (Note 4)	(305)	(70)
Other (Note 3)	(664)	(591)
Minority interest	73	5

Net loss	$(3,399)	$(3,286)

Basic and diluted loss per share	$(0.03)	$(0.03)

Basic and diluted weighted average shares	113,960	107,374

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands except per share amounts)

	Common Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances as of December 31, 2005	106,542	$1,065	$89,517	$(84,575)	$(151)	$5,856
Shares of Common Stock issued on conversion of long-term notes	996	11	449			460
Shares issued for services	19		6			6
Stock based employee compensation			189			189
Fair value of warrants issued to the investors in connection with long –term debt, related party			336			336
Comprehensive (loss):
Net loss				(3,286)		(3,286)
Foreign currency translation adjustment					23	23
Total comprehensive loss						(3,263)
Balances as of December 31, 2006	107,557	1,076	90,497	(87,861)	(128)	3,584
Fair value of warrants issued in connection with short-term debt			546			546
Fair value of warrants issued in connection with long-term debt			23			23
Stock based employee compensation			130			130
Adjustment to the fair value of beneficial conversion feature associated with the convertible notes (Note 5)			202			202
Sale of common stock at approximately $0.14 per share net of related costs of $398	21,500	215	2,387			2,602

Comprehensive loss:

Net loss				(3,399)		(3,399)
Foreign currency translation adjustment					93	93
Total comprehensive loss						(3,306)
Balances as of December 31, 2007	129,057	$1,291	$93,785	$(91,260)	$(35)	$3,781

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Cash Flows

(In thousands)

	2007	2006

Cash flows from operating activities:
Net loss	$(3,399)	$(3,286)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	857	623
Amortization of convertible note discount	589	445
Amortization of warrant costs on long-term debt - related party	305	70
Deferred financing costs	75	146
Loss on disposal of property and equipment	3	—
Provision for doubtful accounts	—	—
Stock issued for services	—	6
Stock based employee compensation	130	189
Minority interest	(73)	(5)
Changes in operating assets and liabilities:
Accounts receivable	35	(4)
Prepaid expenses and other current assets	(30)	63
Accounts payable	63	(218)
Accrued compensation	128	1
Other accrued liabilities	29	(18)
Deferred revenue	27	(153)
Net cash used in operating activities	(1,261)	(2,141)
Cash flows from investing activities:
Acquisition of property and equipment	(26)	(93)
Capitalization of software development costs	(788)	(510)
Net cash used in investing activities	(814)	(603)
Cash flows from financing activities:
Proceeds from issuance of long-term debt – related party	1,120	600
Proceeds from issuance of common stock net of related expenses	2,602	—
Principal payments on short-term debt	(1,265)	—
Principal payments on long-term debt – related party	—	—
Principal payments on capital lease obligations	(5)	(8)
Proceeds from exercise of stock options	—	—
Net cash provided by (used in) financing activities	2,452	592
Effect of exchange rate changes on cash	40	30
Net increase (decrease) in cash and cash equivalents	417	(2,122)
Cash and cash equivalents at beginning of year	727	2,849
Cash and cash equivalents at end of year	$1,144	$727

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Cash Flows

(In thousands)

Supplemental disclosure of cash flow information:

	December 31,
	2007	2006
Interest paid	$244	$109
Schedule of non-cash transactions:
Fair value of warrants issued to the investors in connection with long –term debt	$23	$—
Fair value of warrants issued to the investors in connection with long –term debt	$546	$336
Fair value of the adjustment to the beneficial conversion feature associated with the convertible notes	$202	$—
Common stock issued upon the conversion of long-term debt, net	$—	$460
Issuance of common stock for services	$—	$6

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies

The Company:

Communication Intelligence Corporation and its joint venture (the “Company” or “CIC”) develops and markets natural input and biometric electronic signature solutions aimed at the emerging markets such as, e-commerce, wireless internet/information devices, and corporate security. These markets include all areas of personal computing, as well as electronic commerce and communications.

The Company’s research and development activities have given rise to numerous technologies and products. The Company’s core technologies are classified into two broad categories: “transaction and communication enabling technologies” and “natural input technologies”. CIC’s transaction and communication enabling technologies provide a means for protecting electronic transactions and documents. CIC has developed products for dynamic signature verification, electronic signatures and encryption and a suite of development tools and applications which the Company believes could increase the functionality of its core products and facilitate their integration into original equipment manufacturers’ (“OEM”) hardware products and computer systems and networks. CIC’s natural input technologies are designed to allow users to interact with a computer or handheld device through the use of an electronic pen or “stylus”. The Company’s products include SignatureOne®, Sign-it®, and iSign®, biometric and electronic signature products, and multi-lingual Jot® handwriting recognition system.

The Company’s 90% owned joint venture, Communication Intelligence Computer Corporation, in China (the “Joint Venture”), has licensed eCom Asia Pacific Pty Ltd (“eCom”) as its master reseller for CIC products to end users and resellers with the authority and responsibility to create optimal distribution channels within the People’s Republic of China.

Going concern:

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Except for 2004, the Company has incurred significant losses since its inception and, at December 31, 2007, the Company’s accumulated deficit was approximately $91,300. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The Company has primarily funded these losses through the sale of debt and equity securities.

In November 2004, the Company consummated a financing in the form of convertible notes aggregating $3,885, net of expenses. In November 2006 and in March and June 2007, the Company consummated financings in the form of a notes and warrant purchase agreements aggregating $1,720. The funds were used for working capital purposes. In September 2007, the Company closed a Securities Purchase and Registration Rights Agreement aggregating $2,602, net of expenses, the proceeds of which were used for payment of outstanding indebtedness and working capital purposes. In 2007, prior to the convertible note maturity date of October 27, 2007, the Company offered the outstanding convertible note holders the option of being issued warrants to purchase two (2) shares of the Company’s common stock for each dollar of note principal outstanding in exchange for a two year extension of the note due date and termination of the conversion feature of the note. One note holder, with a principal balance of $117, accepted the offer and the remaining outstanding debt of $1,265 and accrued interest thereon was paid in October 2007 (See Note 4). The Company has experienced delays in closing several material orders in the last half of 2007, with negotiations still ongoing, and believes that the current pipeline and it’s growth rate has the sales potential for achieving and sustaining quarterly profitability.

There can be no assurance that the Company will have adequate capital resources to fund planned operations or that any additional funds will be available to the Company when needed, or if available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company’s business, results of operations and ability to operate as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Basis of consolidation:

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America, and include the accounts of Communication Intelligence Corporation and its 90% owned Joint Venture in the People’s Republic of China. All inter-company accounts and transactions have been eliminated.  All amounts shown in the accompanying consolidated financial statements are in thousands of dollars except per share amounts.

Segments

The Company reports its financial results in one segment.  Prior to 2006, the Company reported in two segments. Due to the immateriality of the system integration segment the Company reclassified the operations into one segment.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Fair value of financial instruments:

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, short-term debt and long-term debt approximate fair value due to their relatively short maturities.

Cash and cash equivalents:

The Company considers all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents.

The Company’s cash and cash equivalents, at December 31, consisted of the following:

	2007	2006
Cash in bank	$89	$533
Money market funds	1,055	194
Cash and cash equivalents	$1,144	$727

Concentrations of credit risk:

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents with various financial institutions. This diversification of risk is consistent with Company policy to maintain liquidity, and mitigate risk of loss as to principal. At December 31, 2007, the Joint Venture had approximately $1 in cash accounts held by a financial institution in the People’s Republic of China.

To date, accounts receivable have been derived principally from revenues earned from end users, manufacturers, retailers and distributors of computer products in North America and the Pacific Rim. The Company performs periodic credit evaluations of its customers, and does not require collateral. The Company maintains reserves for potential credit losses; historically, such losses have been within management’s expectations.

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Concentrations of credit risk (continued):

The allowance for doubtful accounts is based on the Company’s assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from the Company’s historical experience, the Company’s estimates of recoverability of amounts due could be affected and the Company will adjust the allowance accordingly (See Schedule II).

Deferred financing costs:

Deferred financing costs include costs paid in cash, such as professional fees and commissions.  The costs were amortized to interest expense over the life of the convertible notes or upon earlier conversion using the effective interest method.  The costs amortized to interest expense amounted to $75 and $146, for the years ended December 31, 2007 and 2006 respectively.

Property and equipment, net:

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized over their estimated useful lives, not to exceed the term of the related lease. The cost of additions and improvements is capitalized, while maintenance and repairs are charged to expense as incurred.  Depreciation expense was $78 and $100 for the years ended December 31, 2007 and 2006 respectively. The Chinese Joint Venture disposed of certain assets at net book value of $3 in 2007.

Property and equipment, net at December 31, consists of the following:

	2007	2006
Machinery and equipment	$1,179	$1,216
Office furniture and fixtures	435	483
Leasehold improvements	90	90
Purchased software	319	315
	2,023	2,104
Less accumulated depreciation and amortization	(1,946)	(1,964)
	$77	$140

Included in property and equipment, as of December 31, 2007 and 2006, are $42 and $82, respectively, of assets acquired under capital leases. Accumulated depreciation on such assets totaled $42 and $77 at December 31, 2007 and 2006, respectively.

Patents:

On October 6, 2000, the Company acquired certain assets of PenOp Limited (“PenOp”) and its subsidiary PenOp Inc. pursuant to an asset purchase agreement dated as of September 29, 2000.

The nature of the underlying technology of each material patent is as follows:

•                  Patent numbers 5544255, 5647017, 5818955 and 6064751 involve (a) the electronic capture of a handwritten signature utilizing an electronic tablet device on a standard computer system within an electronic document, (b) the verification of the identity of the person providing the electronic signature through comparison of stored signature measurements, and (c) a system to determine whether an electronic document has been modified after signature.

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Patents (continued):

•                  Patent number 6091835 involves all of the foregoing and the recording of the electronic execution of a document regardless of whether execution occurs through a handwritten signature, voice pattern, fingerprint or other identifiable means.

•                  Patent numbers 5933514, 6212295, 6381344, and 6487310 involve methods and processes related to handwriting recognition developed by the Company over the years.  Legal fees associated with these patents were immaterial and expensed as the fees were incurred.

Patents, net consists of the following at December 31:

	Expiration	Estimated Original Life	2007	2006
Patent (Various)	Various	5	$9	$9
Patent (Various)	Various	7	476	476
5544255	2013	13	93	93
5647017	2014	14	187	187
5818955	2015	15	373	373
6064751	2017	17	1,213	1,213
6091835	2017	17	4,394	4,394
			6,745	6,745
Less accumulated amortization			(3,217)	(2,839)
			$3,528	$3,906

Patents are stated at cost less accumulated amortization that, in management’s opinion, does not exceed fair value. Amortization is computed using the straight-line method over the estimated lives of the related assets, ranging from five to seventeen years. Amortization expense was $378 and $379 for the years ended December 31, 2007 and 2006, respectively.  Amortization expense is estimated to be $379 for each of the five years through December 31, 2012.  The estimated remaining weighted average useful lives of the patents are 9 years.  The patents identified, as “various” are technically narrow or dated patents that the Company believes the expiration of which will not be material to its operations.  At December 31, 2007, the net carrying value of those patents is $0.

The useful lives assigned to the patents are based upon the following assumptions and conclusions:

•                  The estimated cash flow from products based upon each patent are expected to exceed the value assigned to each patent;

•                  There are no legal, regulatory or contractual provisions known to the Company that limit the useful life of each patent to less than the assigned useful life;

•                  No additional material costs need to be incurred or modifications made in order for the Company to continue to be able to realize the protection afforded by the patents; and

•                  The Company, does not foresee any effects of obsolescence or significant competitive pressure on its current or future products, anticipates increasing demand for products utilizing the patented technology, and believes that the current markets for its products based on the patented technology will remain constant or will grow over the useful lives assigned to the patents because of a legal, regulatory and business environment encouraging the use of electronic signatures.

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Patents (continued):

The Company performs intangible asset impairment analyses at least annually in accordance with the guidance in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“SFAS 144”). The Company uses SFAS 144 in response to changes in industry and market conditions that affects its patents; the Company then determines if an impairment of its assets has occurred. The Company reassesses the lives of its patents and tests for impairment at least annually in order to determine whether the book value of each patent exceeds the fair value of each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the additional factors listed in Critical Accounting Policies in Item 7 of this Form 10-K.

Long-lived assets:

The Company evaluates the recoverability of its long-lived assets at least annually or whenever circumstances or events indicate such assets might be impaired. The Company would recognize an impairment charge in the event the net book value of such assets exceeded the future undiscounted cash flows attributable to such assets. No such impairment charges have been recorded in the three years ended December 31, 2007.

Software development costs:

Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS 86”). Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The costs capitalized include the coding and testing of the product after the technological feasibility has been established and ends upon the release of the product. The annual amortization is the greater of (a) the straight-line amortization over the estimated useful life not to exceed three years or (b) the amount based on the ratio of current revenues to anticipated future revenues. The Company performs periodic impairment reviews to ensure that unamortized deferred development costs remain recoverable from the projected future net cash flows that they are expected to generate.

The capitalized costs are amortized to cost of sales. At December 31, 2007 and 2006 the Company had capitalized approximately $788 and $510 of software development costs, respectively. Amortization of capitalized software development costs for the years ended December 31, 2007 and 2006 was $335 and $149, respectively.

Other current liabilities:

The Company records liabilities based on reasonable estimates for expenses, or payables that are known but some amounts must be estimated such as deposits, taxes, rents and services.  The estimates are for current liabilities that should be extinguished within one year.

The Company had the following other accrued liabilities at December 31:

	2007	2006
Accrued professional services	$134	$125
Refundable deposits	—	48
Rents	43	—
Interest	66	27
Other	55	69
Total	$298	$269

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Other current liabilities (continued):

Material commitments:

The Company had the following commitments at December 31, 2007:

	Payments due by period
Contractual obligations	Total	2008	2009	2010	2011	2012	Thereafter
Short-term debt related party (1)	$1,720	$1,720	$—	$—	$—	$—	$—
Long-term debt (2)	117	—	117	—	—	—	—
Operating lease commitments (3)	1,056	264	272	280	240	—	—
Total contractual cash obligations	$2,893	$1,984	$389	$280	$240	$—	$—

(1)          Short-term debt reported on the balance sheet is net of approximately $350 in discounts representing the fair value of warrants issued in connection with the Company’s debt financings. Short-term debt includes $1,170 due to a related party.

(2)          Long-term debt reported on the balance sheet is net of approximately $21 in discounts representing the fair value of warrants issued to the investors.

(3)          The operating lease commenced on November 1, 2002. The lease was renegotiated in December 2005 and extended for an additional 60 months. The base rent will increase approximately 3% per annum over the term of the lease, which expires on October 31, 2011.

Stock-based compensation:

The Company has one stock option plan, the 1999 Option Plan, and also grants options to employees, directors and consultants outside of the 1999 Option Plan pursuant to Individual Plans.

On January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment”, using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006.  SFAS No. 123(R) establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions.  SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (SAB 107) relating to SFAS No. 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS No. 123(R).

The Company’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006 reflect the impact of SFAS No. 123(R).

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Stock-based compensation (continued):

Prior to the Company adopting SFAS 123 (R), the Company accounted for stock-based compensation plans under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”: (“APB 25”). Under APB 25, generally no compensation expense is recorded when the terms of the award are fixed an the exercise price of the employee stock option equals or exceeds the fair value of the underlying stock on the date of grant. The Company had previously adopted the disclosure-only provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

These plans and related compensation expense prescribed by SFAS 123(R) are more fully described in Note 5 of these Notes to Consolidated Financial Statements.

Revenue recognition:

Revenue is recognized when earned in accordance with applicable accounting standards, including AICPA Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition”, as amended, Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB 104”), and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue number 00-21, “Accounting for Revenue Arrangements with Multiple Elements”, of the FASB’s Emerging Issues Task Force. The Company recognizes revenues from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all non-recurring engineering work necessary to enable the Company’s product to function within the customer’s application has been completed and the Company’s product has been delivered according to specifications. Revenue from service subscriptions is recognized as costs are incurred or over the service period which-ever is longer. Software license agreements may contain multiple elements, including upgrades and enhancements, products deliverable on a when and if available basis and post contract support. Revenue from software license agreements is

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Revenue recognition (continued):

recognized upon delivery of the software, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all nonrecurring engineering work necessary to enable the Company’s products to function within the customer’s application has been completed, and the Company has delivered its product according to specifications.

Maintenance revenue is recorded for post contract support and upgrades or enhancements, which is paid for in addition to license fees, and is recognized as costs are incurred or over the support period whichever is longer. For undelivered elements where objective and reliable evidence of fair value does not exist, revenue is deferred and subsequently recognized when delivery has occurred and when fair value has been determined.

For the years ended December 31, 2007 and 2006, the Company’s sales in the United States as a percentage of total sales were 92% and  81%, respectively. For the years ended December 31, 2007 and 2006, the Company’s export sales as a percentage of total revenues were approximately 8% and 19%, respectively. Foreign sales are determined based on the countries to which the Company’s products are shipped.

Major customers:

For the year ended December 31, 2007, four customers accounted for 57% of total revenues in 2007. Access Systems Americas, Inc. (formerly PalmSource, Inc.) accounted for 24%, Tennessee Valley Authority accounted for 10%, World Financial Group accounted for 13% and Wells Fargo Bank, NA accounted for 10%. One customer, PalmSource, Inc., accounted for 27% of total revenues in 2006.

Four customers accounted for 92% of accounts receivable at December 31, 2007.  eCom Asia Pacific, Ltd accounted for 22%, Access Systems Americas, Inc, (formerly PalmSource) accounted for 28%, Sony Ericsson accounted for 10% and Tennessee Valley Authority accounted for 32%.  Four customers accounted for 69% of accounts receivable at December 31, 2006.  Prudential Insurance Co. of America accounted for 11%, eCom Asia Pacific Pty. Ltd. accounted for 14%, IA Systems Pty. Ltd. accounted for 17% and PalmSource, Inc. accounted for 27%.

Research and development:

Research and development costs are charged to expense as incurred.

Advertising:

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2007 and 2006 was $100 and $177, respectively.

Net (loss) income per share:

The Company calculates net (loss) income per share under the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). SFAS 128 requires the disclosure of both basic net income (loss) per share, which is based on the weighted average number of shares outstanding, and diluted income (loss) per share, which is based on the weighted average number of shares and dilutive potential shares outstanding.

For the year ended December 31, 2007, 6,036 shares of common stock subject to outstanding options and 15,149 shares issuable upon exercise of the warrants were excluded from the calculation of dilutive earnings per share because the exercise of such options and warrants would be anti-dilutive.

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Net (loss) income per share (continued):

For the year ended December 31, 2006, 5,893 shares of common stock subject to outstanding options, 2,993 shares issuable upon the conversion of the convertible notes and 7,961 shares issuable upon exercise of the warrants were excluded from the calculation of dilutive earnings per share because the exercise or conversion of such options and warrants would be anti-dilutive.

Foreign currency translation:

The Company considers the functional currency of the Joint Venture to be the local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of “accumulated other comprehensive loss” in the accompanying consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at the end-of-period exchange rates except for long-term assets and liabilities, which are translated at historical exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each period except for those expenses related to balance sheet amounts which are translated at historical exchange rates.

Net foreign currency transaction gains and losses are included in “Interest income and other income (expense), net” in the accompanying consolidated statements of operations. Foreign currency transaction gains in 2007 and 2006 were insignificant.

Comprehensive income:

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). The Company adopted SFAS 130 effective January 1, 1998.  SFAS 130 requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual statement that is displayed with the same prominence as other annual financial statements. SFAS 130 also requires that an entity classify items as other comprehensive earnings by their nature in an annual financial statement.

Income taxes:

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts and for tax loss and credit carryforwards. A valuation allowance is provided against deferred tax assets when it is determined to be more likely than not that the deferred tax asset will not be realized.

The Company adopted the provisions of Financial Standards Accounting Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 (“FIN 48”), on January 1, 2007. There were no unrecognized tax benefits and, accordingly, there has been no effect on the Company’s financial condition or results of operations as a result of implementing FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is no longer subject to U.S. federal tax examinations for years before 2003, and state tax examinations for years before 2002.  Management does not believe there will be any material changes in our unrecognized tax positions over the next 12 months.

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, there was no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the twelve month period ended December 31, 2007.

Recent pronouncements:

In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141 (R), Business Combinations (“SFAS 141 (R)”),which becomes effective for fiscal periods beginning after December 15, 2008. SFAS No. 141 (R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition date fair values of the identifiable assets acquired, liabilities assumed, and any non-controlling interests in the acquiree. In the case of a bargain purchase the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51 (“SFAS 160”) which becomes effective for fiscal periods beginning after December 15, 2008. This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The statement requires ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The statement also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest with disclosure on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. In addition this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment to FASB Statement No. 115”. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement of accounting for financial instruments.  This statement applies to all entities, including not for profit.

The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates.  This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.

The Company is currently assessing the impact adoption of SFAS No. 159 will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement”. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15,

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1. Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

2007. The Company is currently assessing the impact of the adoption of SFAS No. 157 will have on its consolidated financial statements.

2. Chinese Joint Venture:

The Company currently owns 90% of a joint venture (the “Joint Venture”) with the Jiangsu Hongtu Electronics Group, a provincial agency of the People’s Republic of China (the “Agency”). In June 1998, the registered capital of the Joint Venture was reduced from $10,000 to $2,550. As of December 31, 2007, the Company had contributed an aggregate of $1,800 in cash to the Joint Venture and provided it with non-exclusive licenses to technologies and certain distribution rights and the Agency had contributed certain land use rights. Following the reduction in registered capital of the Joint Venture, neither the Company nor the Agency is required to make further contributions to the Joint Venture. Prior to the reduction in the amount of registered capital, the Joint Venture was subject to the annual licensing requirements of the Chinese government. Concurrent with the reduction in registered capital, the Joint Venture’s business license has been renewed through October 18, 2043.

Revenues from the Joint Venture were $39 and $153, for the years ended December 31, 2007 and 2006, respectively.  Long lived assets were $0 and $8 as of December 31, 2007, and 2006, respectively.

3. Convertible notes:

In November 2004, the Company entered into an unsecured Note and Warrant Purchase Agreement (the “2004 Purchase Agreement”) and a Registration Rights Agreement (the “2004 Registration Rights Agreement, each dated as of October 28, 2004). The Purchase Agreement did not require the Company to deliver registered shares upon exercise of the warrants. However, the Company was required to file a registration statement providing for the resale of the shares that were issuable upon the conversion of the notes and the exercise of the warrants.  The registration statement was filed on December 22, 2004 and was declared effective on January 26, 2005.

The conversion right and liquidated damage clause contained in the 2004 Purchase Agreement was analyzed under paragraphs 6 and 12 of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, and EITF Issue 05-04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” to determine its proper classification in the Company’s balance sheet and to determine that no liquidated damages existed.

The 2004 financing discussed above, was a combination of debt and equity, closing November 2, 2004. The proceeds to the Company under the 2004 Purchase Agreement were approximately $3,885, net of $310 in commissions and legal expenses.  H.C. Wainwright & Co., Inc. (“Wainwright”) acted as placement agent.  As placement agent for the Company, at closing Wainwright received $731 in commissions, legal fees and warrants. The commissions of approximately $285 and legal fees of $25, were paid in cash.  The Company has used the proceeds of the financing for working capital. The Company issued warrants to Wainwright to acquire 1,218 shares of the Company’s common stock. Of the warrants issued, 870 are exercisable at $0.462 and 348 are exercisable at $0.508. The Company had ascribed the value of $421 to the Wainwright warrants, which was recorded as deferred financing costs in the balance sheet at December 31, 2004.

Under the terms of the 2004 Purchase Agreement, the Company issued to certain accredited investors convertible promissory notes in the aggregate principal amount of $4,195 and warrants to acquire 3,632 shares of the Company’s common stock at an exercise price of $0.508 per share.  The notes accrued interest at the rate of 7% per

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

3. Convertible notes (continued):

annum, payable semi-annually, and were convertible into shares of the Company’s common stock at the rate of $0.462 per share.  The Company ascribed a value of $982 to the investor warrants, which was recorded as a discount to notes payable in the balance sheet.  In 2007, due to the Company’s March/April and June 2007 debt financings, the Company expensed $202 of additional discount due the note holders as the result of the issuance of new warrants in a related party transaction and in a private placement with an exercise price less than the note holders. The reduced exercise price of the new warrants resulting in the reduction of the conversion price of the note holder warrants from $0.46 to $0.41 per share.

The fair value ascribed to the Wainwright and investor warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 3.21%; expected life of 3 years; expected volatility of 100%; and expected dividend yield of 0%.  In addition to the fair value ascribed to the warrants, the Company had ascribed $1,569 to the beneficial conversion feature in the convertible notes, which was recorded as a discount to notes payable in the balance sheet.  The values ascribed to the warrants and beneficial conversion feature followed the guidance of the EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and ETIF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” of the FASB’s Emerging Issues Task Force.  The fair value of the warrants and beneficial conversion feature was amortized to expense over the life of the convertible notes or upon earlier conversion using the effective interest method.  During the year ended December 31, 2007, the Company had amortized to interest expense approximately $303, of the loan discount and deferred financing costs. There were no note conversions during the year ended December 31, 2007.

The Company offered the outstanding convertible note holders the option of being issued warrants to purchase two (2) shares of the Company’s common stock for each dollar of note principal outstanding in exchange for a two year extension of the note due date and termination of the conversion feature of the note.  The warrants would have a three year life from the date of issuance and an exercise price equal to the closing price of the Company’s common stock on the date the warrants were issued. The new warrants would have registration rights similar to those of the current warrants. In October 2007, one note holder, with a principal balance of $117, accepted the offer with a modification to the exercise price of the warrants revised to the average of the 20 day volume weighted average price of the Company’s commons stock ending on October 25, 2007. The Company issued 234 warrants to the investor on the terms discussed above. The relative fair value of $23 ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.90%; life of 3 years; expected volatility of 86%; and expected dividend yield of 0%. On October 26, 2007, the Company paid the remaining outstanding debt of $1,265 and accrued interest thereon.

The warrants issued under the 2004 Purchase Agreement expire on October 28, 2009. The Company may call the warrants if the Company’s common stock trades at $1.00 or above for 20 consecutive trading days after the date that is 20 days following the effectiveness of a registration statement providing for the resale of the shares issued upon the conversion of the notes and exercise of the warrants.  At December 31, 2007, there are warrants outstanding to purchase 4,903 shares of common stock at a weighted average exercise price of $0.44 per share, adjusted for the reduction in conversion price and sale of common stock in a private placement discussed above. The placement agent will be paid approximately $28 in the aggregate if all of the investor warrants are exercised.  The Company will receive additional proceeds of approximately $1,482, adjusted for the change in warrant exercise price, if all of the investor warrants are exercised.

Interest expense related to convertible debt for the years ended December 31, 2007 and 2006 was $584 and $694, respectively. Amortization of debt discount and deferred financing costs, including $202 related to the warrant re-pricing explained above, included in interest expense for the years ended December 31, 2007 and 2006 was $505 and $591, respectively.

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

4. Short-term debt:

In August 2006, the Company entered into a Note and Warrant Purchase Agreement (the “2006 Purchase Agreement”) and a Registration Rights Agreement (the “2006 Registration Rights Agreement”), each dated as of August 10, 2006.  The Company secured the right to borrow up to six hundred thousand dollars ($600).  On November 19, 2006 the Company borrowed the $600 available under the 2006 Purchase Agreement, of which $450 was borrowed from an approximate 7% shareholder (“Affiliated Shareholder”) of the Company and the remaining $150 from an unrelated third party.  The Company used the proceeds of the financing for additional working capital. In addition, the Company issued warrants to purchase 3,111 of the Company’s common stock.  The Company has ascribed a value of $336 to the warrants, which is recorded as a discount to long-term debt, in the balance sheet and will be amortized to interest expense over the life of the loan.  The relative fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.68%; expected life of 3 years; expected volatility of 54%; and expected dividend yield of 0%.

The note is due May 17, 2008, bears interest at the rate of 15% per annum payable quarterly in cash. The warrants have a term of three years and an exercise price of $0.51. The warrants included piggyback registration rights for the underlying shares to participate in certain future registrations of the Company’s common stock.  The shares were registered with the Company’s Form S-1/A which was declared effective December 28, 2007.

In February 2007, the Company entered into a Note and Warrant Purchase Agreement (the “February 2007 Purchase Agreement”) and a Registration Rights Agreement (the “February 2007 Registration Rights Agreement”), each dated as of February 5, 2007, with the Affiliated Stockholder.  The Company secured the right to borrow up to $600. On March 15, 2007 the Company and the Affiliated Stockholder amended the February 2007 Purchase Agreement to increase the maximum amount of borrowing from $600, to $1,000. The terms of the February 2007 Purchase Agreement and 2006 Purchase Agreement are identical with the exception that the maximum number of warrants that may be issued under the February 2007 Purchase Agreement is 5,185 rather than 3,111. The warrants have a three year life, become exercisable on June 30, 2007, and have an exercise price of $0.51.  The warrants included piggyback registration rights for the underlying shares to participate in any future registrations of the Company’s common stock. The shares were registered with the Company’s Form S-1/A which was declared effective December 28, 2007.

On March 30, 2007, and April 1, 2007 the Company borrowed $670 and $50 under the February 2007 Purchase Agreement of which $320 was borrowed from the Affiliated Stockholder and the remaining $400 from unrelated third parties.  The proceeds were used for working capital purposes.  The Company has ascribed a value of $359 to the 3,733 warrants, issued as part of this borrowing, which is recorded as a discount to short-term debt in the balance sheet and will be amortized to interest expense over the life of the loan.  The relative fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.68%; life of 3 years; expected volatility of 45%; and expected dividend yield of 0%. The notes bear interest at the rate of fifteen percent (15%) per annum payable quarterly in cash and are due September 30, 2008.

On June 15, 2007, The Company entered into a Note and Warrant Purchase Agreement (the “June 2007 Purchase Agreement”) and a Registration Rights Agreement (the “June 2007 Registration Rights Agreement”), each dated as of June 15, 2007. The Company secured the right to borrow up to $1,000 from the Affiliated Stockholder. As of December 31, 2007, the Company had borrowed $400 under this facility and the option to borrow the remaining $600 lapsed as of that date. The Company used the proceeds of the financing for working capital purposes. The Note bears interest at the rate of fifteen percent (15%) per annum payable quarterly in cash. The Company was required to issue warrants to purchase shares of its common stock, the number to be determined by use of a formula known as the Cox-Rubenstein Model, which takes into account the volatility of the underlying stock, the risk free interest rate, dividend yield and exercise price. The exercise price of the warrants was determined by the volume weighted average price of the common stock for the thirty business days preceding the date of the draw. The warrants included piggyback registration rights for the underlying shares to participate in certain future registrations

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

4. Short-term debt (continued):

of the Company’s common stock.  The shares were registered with the Company’s Form S-1/A which was declared effective December 28, 2007.

The June 2007 Purchase Agreement required the Company to draw $400 of the funds upon signing.  Applying the formula described above, the Company issued warrants to purchase 3,168 shares of its common stock at an exercise price of $0.25.  The Company has ascribed a value of $187 to the warrants, issued as part of this borrowing, which is recorded as a discount to short-term debt in the balance sheet and will be amortized to interest expense over the life of the loan.  The relative fair value ascribed to the warrants was estimated on the commitment date using the

Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.90%; life of 3 years; expected volatility of 69%; and expected dividend yield of 0%. As described above, the $400 note bears interest at the rate of fifteen percent (15%) per annum payable quarterly in cash and is due December 30, 2008.

The Company used a volume weighted average price of the common stock for the thirty business days preceding the date of the applicable draw to determine the $0.25 exercise price of the 3,168 warrants issued with the June 2007 Purchase Agreement. The calculation produces an exercise price less than the exercise price of the warrants associated with the convertible debt and less than the conversion price of such debt. This resulted in the Company having to reset both the conversion price of the convertible debt and the exercise price of the associated warrants.  The Company reduced the conversion price of the convertible debt from $0.46 to $0.45. The effect of this re-pricing resulted in the Company incurring $202 of additional interest expense during the period. The weighted average exercise price of the warrants associated with the convertible debt was reduced from $0.50 to $0.44, resulting in a reduction in gross proceeds if all of the warrants are exercised of $291.

Interest expense associated with short-term debt for the year ended December 31, 2007 and 2006 was $666 and $81, respectively, of which $440 and $81 related to the Affiliated Shareholder, respectively. Amortization of debt discount included in interest expense for the year ended December 31, 2007 and 2006 was $463 and $70, respectively, of which $305 and $70 related to the Affiliated Shareholder, respectively.

5. Stockholders’ equity:

Common stock options:

The Company has one stock-based employee compensation plan, (the “1999 Option Plan”) and also grants options to employees, directors and consultants outside of the 1999 Option Plan under Individual Plans.

In June 1999, the Company adopted and the shareholders approved the 1999 Option Plan. Incentive and non-qualified options under the 1999 Option Plan may be granted to employees, officers, and consultants of the Company. There are 4,000 shares of Common Stock authorized for issuance under the 1999 Option Plan. The options have a seven year life and generally vest quarterly over three years. At December 31, 2007, there were 72 shares available for future grants. As of December 31, 2007, 3,747 plan options were outstanding and 3,174 plan options were exercisable with a weighted average exercise price of $0.60 per share.

The Company has issued options under Individual Plans to its employees and directors. The Individual Plan options generally vest over four years or prorata quarterly over three years. Non-plan options are generally exercisable over a period not to exceed seven years. As of December 31, 2007, 2,289 non-plan options were outstanding and 2,189 non-plan options were exercisable with a weighted average exercise price of $0.65 per share.

Share-based payment:

On January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment”, using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006.

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

5. Stockholders’ equity (continued):

Share-based payment (continued):

SFAS No. 123(R) establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions.  In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (SAB 107) relating to SFAS No. 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS No. 123(R).

Share-based compensation expense is based on the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period.  The grant date fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model. SFAS No. 123(R) requires forfeitures of share-based payment awards to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  The estimated average forfeiture rates for the year ended December 31, 2007, was approximately 27.90%.

For the years ended December 31, 2007 and 2006, stock-based compensation expense includes compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005. Share based payment awards issued but not yet vested as of December 31, 2005 are valued in accordance with the pro forma provisions of section SFAS No. 123. Compensation expense for the share-based payment awards granted subsequent to December 31, 2005, are based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).

SFAS No. 123(R) requires the cash flows from tax benefits for deductions in excess of the compensation costs recognized for share-based payment awards to be classified as financing cash flows.  Due to the Company’s loss position, there was no such tax benefits during the year ended December 31, 2007.

Valuation and Expense Information under SFAS No. 123(R):

The weighted-average fair value of stock-based compensation is based on the single option valuation approach.  Forfeitures are estimated and it is assumed no dividends will be declared.  The estimated fair value of stock-based compensation awards to employees is amortized using the accrual method over the vesting period of the options. The fair value calculations are based on the following assumptions:

	Year Ended December 31, 2007	Year Ended December 31, 2006
Risk free interest rate	3.32% - 5.11%	4.60% - 5.11%
Expected life (years)	3.21 – 6.83	3.46 -5.02
Expected volatility	80.96% - 104.57%	80.92% - 104.57%
Expected dividends	None	None

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

5. Stockholders’ equity (continued):

Share-based payment (continued):

The following table summarizes the allocation of stock-based compensation expense related to stock option grants under SFAS No. 123(R) for the years ended December 31, 2007 and 2006. There were no stock option exercises during the years ended December 31, 2007 and 2006, except for 19 shares exercised in 2006 by a consultant that were issued for services.

	Year Ended December 31, 2007	Year Ended December 31, 2006
Research and development	$18	$54
Sales and marketing	66	92
General and administrative	13	22
Director options	33	21
Stock-based compensation expense included in operating expenses	$130	$189

The summary activity under the Company’s 1999 Option Plan and Individual Plans is as follows:

	December 31, 2007				December 31, 2006
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life

Outstanding at beginning of period	5,893	$0.69			8,591	$0.75
Granted	870	$0.21			1,764	$0.44
Exercised	—	$0.00			(19)	$0.42
Forfeited	(727)	$0.98			(4,443)	$0.72

Outstanding at period end	6,036	$0.59		4.7	5,893	$0.69		5.4

Options vested and exercisable at period end	5,364	$0.62		4.5	5,066	$0.74		5.2

Weighted average grant-date fair value of options granted during the period	$0.14				$0.24

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

5. Stockholders’ equity (continued):

Share-based payment (continued):

The following table summarizes significant ranges of outstanding and exercisable options as of December 31, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life(in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.00 – $0.50	2,504	5.3	$0.32	1,832	$0.34
$0.51 – $1.00	3,341	4.3	$0.73	3,341	$0.73
$1.01 – $2.00	176	2.0	$1.31	176	$1.31
$2.01 – $2.99	—	0.0	$0.00	—	$0.00
$3.00 – $7.50	15	2.5	$3.56	15	$3.56
	6,036			5,364

A summary of the status of the Company’s nonvested shares as of December 31, 2007 is as follows:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2007	827	$0.36
Granted	870	$0.14
Forfeited	(727)	$0.29
Vested	(298)	$0.26
Nonvested	672	$0.22

As of December 31, 2007, there was $49 of total unrecognized compensation cost related to nonvested share-based compensation arrangements.  The unrecognized compensation cost is expected to be recognized over a weighted average period of 2.4 years.

The Company expects to make additional option grants in future years. The options issued to employees and directors will be subject to the provisions of FASB Statement 123(R), which may have a material impact on the Company’s financial operations.

As of December 31, 2007, 6,036 shares of Common Stock were reserved for issuance upon exercise of outstanding options.

Warrants:

At December 31, 2007, 15,149 shares of Common stock were reserved for issuance upon exercise of outstanding warrants.

Private placement of Common Stock

On August 24, 2007, the Company entered into a Securities Purchase and Registration Rights Agreement (the “August 2007 Purchase Agreement”) with Phoenix Venture Fund LLC (the “Purchaser”). On September 14, 2007,

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

the transactions closed and the Company issued to the Purchaser 21,500 shares of the Company’s common stock (the “Shares”) at a price per share of approximately $0.14, for an aggregate purchase price of $3,000. An advisory fee of $250 was paid to the managing member of the Purchaser for services rendered in connection with the sale of the Shares and $61 to the Purchaser’s legal counsel for services associated with the financing transactions.  In addition the Company paid $87 in professional fees associated with the sale of the shares.  The Company expects to use the proceeds of the sale of the Shares for payment of outstanding indebtedness and additional working capital. The Company was permitted under the terms of the Purchase Agreement to use up to $1,400 of the net proceeds to repay outstanding indebtedness. Under the August 2007 Purchase Agreement, so long as the Purchaser holds shares of common stock of the Company representing at least fifty-percent of the Shares purchased pursuant to the August 2007 Purchase Agreement and at least five-percent of the outstanding capital stock of the Company, the managing member of the Purchaser is entitled to a right of first offer to exclusively provide debt or equity financing to the Company prior to the Company’s pursuing debt or equity financing from another party, subject to certain conditions and exclusions. Additionally, provided the Purchaser meets the foregoing ownership requirements, the managing member of the Purchaser is permitted to designate up to two non-voting observers to attend meetings of the Company’s board of directors and, for a period of twenty-four months following the date a registration statement pertaining to the Shares is first declared effective by the Securities and Exchange Commission (the “Commission”), the Company is prohibited from selling or otherwise disposing of material properties, assets or rights of the Company without the consent of the managing member of the Purchaser.

The Company was obligated under the Purchase Agreement to use its best efforts to prepare and file with the Commission a registration statement covering the resale of the securities sold pursuant to the Purchase Agreement. The registration statement will provide for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Company filed the registration statement on November 15, 2007, and the registration statement was declared effective on December 28, 2007. The Company must use its best efforts to keep the registration statement continuously effective under the Securities Act until the earlier of the date that all shares purchased under the Purchase Agreement have been sold or can be sold publicly under Rule 144(k). The Company was obligated to pay the costs and expenses of such registration, which was approximately $147.

The August 2007 Purchase Agreement provides for certain registration rights whereby the Company could be required to make liquidated damages payments if a registration statement is not filed or declared effective by the SEC within a specified timeframe and if after being declared effect the registration statement is not kept effective. The Company filed the registration statement within the required timeframe and it is currently effective.  Should the Company fail to keep the registration statement effective, it will upon that event and each thirty days thereafter until the registration statement is again effective, be subject to making payments to the Purchaser in an amount equal to one and a half percent (1.5%) of the greater of: (i) the weighted average market price of the Shares during such 30-day period, or (ii) the market price of the Shares five (5) days after the closing (the “Closing Market Price”), until the registration statement is again declared effective, or as to any Shares, until such Shares can be sold in a single transaction pursuant to SEC Rule144; provided, however, that the liquidated damages amount under this provision ten percent (10%) of the Closing Market Price. The Company has not recorded a liability in connection with the liquidated damages provisions of the August 2007 Purchase Agreement because it believes that it is not probable that an event will occur which will trigger a liquidated damages payment under the agreement.

6. Commitments:

Lease commitments:

The Company currently leases its principal facilities (the “Principal Offices) in Redwood Shores, California, pursuant to a sublease that expires in 2011. The Joint Venture leases space on a month to month basis in Nanjing, China. In addition to monthly rent, the U.S. facilities are subject to additional rental payments for utilities and other costs above the base amount. Facilities rent expense was approximately $333 and $299 in 2007 and 2006, respectively.  The Company has no future minimum payments required under capital leases.

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

7. Income taxes:

As of December 31, 2007, the Company had federal net operating loss carryforwards available to reduce taxable income of approximately $72,469.  The net operating loss carryforwards expire between 2008 and 2027. The Company also had federal research and investment tax credit carryforwards of approximately $315 that expire at various dates through 2012.

Deferred tax assets and liabilities at December 31, consist of the following:

	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$28,987	$28,182
Credit carryforwards	315	315
Deferred income	172	162
Other, net	317	213
Total deferred tax assets	29,791	28,872
Valuation allowance	(29,791)	(28,872)
Net deferred tax assets	$—	$—

Income tax (benefit) differs from the expected statutory rate as follows:

	2007	2006
Expected income tax benefit	$(1,157)	$(1,085)
State income tax benefit	(204)	(291)
Expired net operating loss	1,512	1,471
Change in valuation allowance and other	(151)	(95)
Income tax expense (benefit)	$—	$—

A full valuation allowance has been established for the Company’s net deferred tax assets since the realization of such assets through the generation of future taxable income is uncertain.

Under the Tax Reform Act of 1986, the amounts of, and the benefit from, net operating losses and tax credit carryforwards may be impaired or limited in certain circumstances. These circumstances include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period. During 1997, the Company experienced stock ownership changes which could limit the utilization of its net operating loss and research and investment tax credit carryforwards in future periods.

8. Employee benefit plans:

The Company sponsors a 401(k) defined contribution plan covering all employees meeting certain eligibility requirements. Contributions made by the Company are determined annually by the Board of Directors. To date, the Company has made no contributions to this plan.

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

9. Quarterly information (unaudited)

The unaudited summarized quarterly financial data for the years ended December 31, 2007 and 2006, presented below, in the opinion of Management, reflects all adjustments which are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2007 Unaudited
Net sales	$334	$555	$456	$800	$2,145
Gross profit	$276	$393	$356	$595	$1,620
Loss before income taxes, and minority interest	$(810)	$(845)	$(1,107)	$(710)	$(3,472)
Net loss	$(807)	$(843)	$(1,105)	$(644)	$(3,399)
Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.03)

2006 Unaudited
Net sales	$701	$448	$701	$492	$2,342
Gross profit	$634	$419	$645	$394	$2,092
Loss before income taxes, and minority interest	$(813)	$(928)	$(672)	$(878)	$(3,291)
Net loss	$(811)	$(925)	$(669)	$(881)	$(3,286)
Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.03)

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

SCHEDULE II

Communication Intelligence Corporation

Valuation and Qualifying Accounts and Reserves

(In thousands)

Years Ended December 31, 2006 and 2007

	Balance At Beginning Of Period	Charged to Costs and Expense	Deductions	Balance At End Of Period

Year ended December 31, 2006:
Accounts receivable reserves	$387	$10	$—	$397

Year ended December 31, 2007:
Accounts receivable reserves	$397	$123	$(403)	$117

Through and including            , 2008 (the 25th day after this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

COMMUNICATION INTELLIGENCE CORPORATION

33,410,714 Shares of Common Stock

COMMON STOCK

           , 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than agent’s commissions, payable by us in connection with the sale of common stock being registered. We will bear the expenses of registration of the shares of common stock being registered on account of the selling security holders. All amounts are estimates except the Securities and Exchange Commission filing fee.

Securities and Exchange Commission filing fee	$217
Legal fees and expenses*	$65,000
Accounting fees and expenses*	$6,000
Printing and engraving expenses*	$8,000
Miscellaneous*	$5,000
Total	$84,217

* Estimated for the purpose of this filing.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Pursuant to the terms of our bylaws, we have agreed to indemnify, to the full extent permitted by the laws of the State of Delaware, any current or former directors and officers who are made, or threatened to be made, a party to an action or proceedings, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such persons is or was a director or officer of the Company, or served any other enterprise as a director or officer at the request of the Company. In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with our certificate of incorporation and bylaws. Currently, we have no such agreements.

Pursuant to our certificate of incorporation, to the fullest extent permitted by the Delaware General Corporation Law, our directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Our certificate of incorporation, as amended, is included in the exhibits to this Registration Statement.

The Delaware General Corporation Law also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Company has issued and sold unregistered securities as set forth below. We did not utilize an underwriter in any of these transactions.  The recipients of securities in each transaction represented their intention to acquire the securities without a view to the distribution thereof. All the issued securities were restricted securities under Rule 144 and appropriate restrictive legends were affixed to the securities in each transaction:

•                  In August 2006, the Company entered into a Note and Warrant Purchase Agreement with certain accredited investors. In November 2006, the Company received gross proceeds of $600,000 under the agreement and issued notes with a principal balance of $600,000 and warrants to acquire 3,111,000 shares of the Company’s common stock in connection with transactions under the agreement. The warrants were originally exercisable at $0.51 per share. The notes and warrants, and the shares of common stock to be issued upon exercise of the warrant, were and will be exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

•                  In February 2007, the Company entered into a Note and Warrant Purchase Agreement with certain accredited investors. In March 2007 and April 2007, the Company received gross proceeds of $720,000 and issued notes with a principal balance of $720,000 and warrants to acquire 3,733,291 shares of our common stock. The warrants were originally exercisable at $0.51 per share. The notes and warrants, and the shares of common stock to be issued upon exercise of the warrant, were and will be exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

•                  In June 2007, the Company entered into a Note and Warrant Purchase Agreement with certain accredited investors. In June 2007, the Company received gross proceeds of $400,000 and issued notes with a principal balance of $400,000 and warrants to acquire 3,167,898 shares of our common stock. The warrants were originally exercisable at $0.25 per share. The notes and warrants, and the shares of common stock to be issued upon exercise of the warrant, were and will be exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

•                  In August 2007, the Company entered into a Securities Purchase and Registration Rights Agreement with a single accredited investor, under which the Company issued 21,500,000 shares of the Company’s common stock for gross proceeds of $3 million. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

•                  In October 2007, the Company entered into a Debt Restructuring Agreement pursuant to which we converted a portion of the notes due October 28, 2007 in the aggregate principal amount of $117,000 into debt and warrants to purchase shares of its common stock, with an exercise price of $0.29 per share. The Debt Restructuring Agreement entitled the holder to warrants to purchase two shares of the Company’s common stock for each dollar of note principal outstanding, in exchange for a two year extension of the due date of the note and termination of the conversion feature of the note. The Company issued 234,000 warrants to the note holder. The issuance of the warrants was exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

•                  In June 2008, the Company executed documents and closed a financing transaction under which the Company raised capital through the issuance of secured indebtedness and equity and restructured a portion of the Company’s existing debt.  In connection with the transaction, we borrowed an aggregate of $3,000,000 and refinanced $637,500 of existing indebtedness and accrued interest on that indebtedness. In partial consideration for the respective loans made as described above, we issued to each creditor a warrant to purchase up to the number of shares of our common stock obtained by dividing the amount of such creditor’s loan by 0.14.  A total of 25,982,143 shares of our common stock may be issued upon exercise of the warrants at an exercise price of $0.14 per share.  The issuance of the warrants was exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

•                  In June 2008, in connection with the closing of the financing transaction, we also entered into a Securities Purchase Agreement and a Registration Rights Agreement.  Under the Securities Purchase Agreement, in exchange for the cancellation of $995,000 in principal and $45,000 of interest accrued thereon of our existing debt and interest accrued thereon, we issued to the holders of such debt an aggregate of 1,040,000 shares of our Series A Cumulative Convertible Preferred Stock.  The preferred shares carry an 8% annual dividend, payable quarterly in arrears in cash or in additional preferred shares, have a liquidation preference over common stock of $1.00 per share and are convertible into shares of common stock at the conversion price of fourteen cents $0.14 per share.  The shares of preferred stock are convertible at any time. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit
Number	Document

3.1	By-laws of the Company adopted on October 6, 1986, incorporated herein by reference to Exhibit 3.5 to the Company’s Registration Statement on Form 10 (File No. 0-19301).

3.2

Amended and Restated Certificate of Incorporation dated May 10, 1995, as filed with the Delaware Secretary of State’s office on May 18, 1995, incorporated herein by reference to Exhibit 3.2 to the Company’s Form 10-Q, filed August 14, 2008 (File No. 0-19301).

3.3

Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation dated June 12, 1998, incorporated herein by reference to Exhibit 10.24 to the Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

3.4

Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation dated January 24, 2001, incorporated herein by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1/A, filed December 20, 2007.

3.5

Certificate of Elimination of the Company’s Certificate of Designation of the Series A Preferred Stock dated August 17, 2001, incorporated herein by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1/A, filed December 20, 2007.

3.6

Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation dated August 17, 2007, incorporated herein by reference to Exhibit 3.7 to the Company’s Registration Statement on Form S-1/A, filed December 20, 2007.

3.7

Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation dated June 30, 2008, incorporated herein by reference to Exhibit 3.7 to the Company’s Form 10-Q, filed August 14, 2008 (File No. 0-19301).

4.1	Form of Convertible Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K, filed November 4, 2004.

4.2	Form of Warrant issued by the Company, incorporated herein by reference to Exhibit 10.4 to the Company’s Form 8-K, filed November 4, 2004.

4.3	Form of Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed August 16, 2006.

4.4	Form of Warrant issued by the Company, incorporated herein by reference to Exhibit 10.37 to the Company’s Form 8-K, filed August 16, 2006.

4.5	Form of Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed February 9, 2007.

4.6	Form of Warrant issued by the Company, incorporated herein by reference to Exhibit 10.37 to the Company’s Form 8-K, filed February 9, 2007.

4.7	Form of Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed June 20, 2007.

4.8	Form of Warrant issued the Company, incorporated herein by reference to Exhibit 10.37 to the Company’s Form 8-K, filed June 20, 2007.

4.9

Certificate of Designations dated June 4, 2008 with respect to Series A Cumulative Convertible Preferred Stock, incorporated herein by reference to Exhibit 4.23 to the Company’s Form 10-Q, filed August 14, 2008.

4.10	Form of Common Stock Purchase Warrant issued by the Company, incorporated herein by reference to Exhibit 4.19 to the Company’s Form 10-Q, filed August 14, 2008.

4.11	Form of Additional Common Stock Purchase Warrant issued by the Company, incorporated herein by reference to Exhibit 4.20 to the Company’s Form 10-Q, filed August 14, 2008.

4.12	Form of Secured Promissory Note issued by the Company dated June 5, 2008, incorporated herein by reference to Exhibit 4.21 to the Company’s Form 10-Q, filed August 14, 2008.

4.13	Form of Additional Secured Promissory Note, incorporated herein by reference to Exhibit 4.22 to the Company’s Form 10-Q, filed August 14, 2008.

**5.1	Opinion of Davis Wright Tremaine LLP.

10.2	Standby Stock Purchase Agreement between the Company and Philip Sassower dated October 3, 1994, incorporated herein by reference to Exhibit 10.13 to the Company’s 1994 Form 10-K (File No. 0-19301).

10.3

Form of Subscription Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, dated November 28, 1995 (File No. 0-19301).

10.4

Form of Registration Rights Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, dated November 28, 1995 (File No. 0-19301).

10.7

Form of Subscription Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, filed June 27, 1996 (File No. 0-19301).

10.8

Form of Registration Rights Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 2 to the Company’s Form 8-K, filed June 27, 1996 (File No. 0-19301).

10.9

Form of Preferred Stock Investment Agreement, dated as of December 31, 1996, between the Company and the investors listed on Schedule 1 thereto, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, filed January 7, 1997 (File No. 0-19301).

10.10

Form of Registration Rights Agreement between the Company and the Investors Listed on Schedule 1 thereto, incorporated herein by reference to Exhibit 2 to the Company’s Form 8-K, filed January 7, 1997 (File No. 0-19301).

10.13

Form of Subscription Agreement between the Company and each subscriber, dated as of November 25, 1997, incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 8, 1997 (File No. 0-19301).

10.15

Form of Registration Rights Agreement, by and among the Company and the signatories thereto, dated as of November 25, 1997, incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K, filed December 8, 1997 (File No. 0-19301).

†10.19	Software Development and License Agreement dated December 4, 1998 between Ericsson Mobile

Communications AB and the Company incorporated herein by reference to Exhibit 10.26 to the Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

10.26

Form of Note and Warrant Purchase Agreement dated August 10, 2006, among Communication Intelligence Corporation and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.34 to the Company’s Form 8-K, filed August 16, 2006.

10.27

Form of Registration Rights Agreement dated August 10, 2006, among Communication Intelligence Corporation and the parties identified there in, incorporated herein by reference to Exhibit 10.35 to the Company’s Form 8-K, filed August 16, 2006.

†† 10.28

Amendment dated May 31, 2005 to the License Agreement dated December 22, 2000 between the Company and eCom Asia Pacific, Ltd., incorporated herein by reference to Exhibit 10.26 to the Company’s Form 10-K/A, filed September 15, 2005.

†† 10.29	License Agreement dated June 2, 2005 between the Company and SnapOn Credit LLC incorporated herein by reference to Exhibit 10.27 to the Company’s Form 10-K/A, filed September 15, 2005.

10.30	Amendment to employment agreement with Guido DiGregorio, incorporated herein by reference to the
Company’s Form 8-K dated September 21, 2005.

10.31	Amendment to employment agreement with Frank V. Dane, incorporated herein by reference to the Company’s Form 8-K dated September 21, 2005.

10.32	Form of stock option agreement dated August 31, 2005 with Russell L. Davis, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.33	Form of stock option agreement dated December 19, 2005 with Guido DiGregorio, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.34	Form of stock option agreement dated December 19, 2005 with Francis V. Dane, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.35	Form of stock option agreement dated December 31, 2005 with C. B. Sung, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.36

Form of Note and Warrant Purchase Agreement dated February 5, 2007, among the Company and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.34 to the Company’s Form 8-K, filed February 9, 2007.

10.37	Form of Registration Rights Agreement dated February 5, 2007, incorporated herein by reference to Exhibit 10.35 to the Company’s Form 8-K, filed February 9, 2007.

10.38

Amendment to the Note and Warrant Purchase Agreement dated February 5, 2007, among the company and the parties identified therein, incorporated herein by reference to Exhibit 99.1 to the Company’s Form 8-K, filed March 19, 2007.

10.39

Form of Note and Warrant Purchase Agreement dated June 15, 2007, among the Company and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.34 to the Company’s Form 8-K, filed June 20, 2007.

10.40	Form of Registration Rights Agreement dated June 15, 2007, incorporated herein by reference to Exhibit 10.35 to the Company’s Form 8-K, filed June 20, 2007.

10.41	Form of Securities Purchase and Registration Rights Agreement dated August 24, 2007, among Communication Intelligence Corporation and Phoenix Venture Fund LLC, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed August 27, 2007.

†††10.42	Consulting Agreement dated January 9, 2008 between the Company and GS Meyer & Associates LLC, incorporated herein by reference to Exhibit 10.42 to the Company’s Form 10-K, filed March 12, 2008.

10. 43

Securities Purchase Agreement between the Company and the Investors identified therein, dated June 5, 2008, incorporated herein by reference to Exhibit 10.43 to the Company’s Form 10-Q, filed August 14, 2008.

10. 44

Registration Rights Agreement between the Company and the parties identified therein, dated June 5, 2008, incorporated herein by reference to Exhibit 10.44 to the Company’s Form 10-Q, filed August 14, 2008.

Xx10. 45

Credit Agreement between the Company, Phoenix Venture Fund LLC, Michael Engmann and Ronald Goodman dated June 5, 2008, incorporated herein by reference to Exhibit 10.41 to the Company’s Form 10-Q, filed August 14, 2008.

10. 46

Pledge and Security Agreement between the Company and the parties identified therein, dated June 5, 2008, incorporated herein by reference to Exhibit 10.42 to the Company’s Form 10-Q, filed August 14, 2008.

21.1	Schedule of subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Company’s Form 10-K filed March 12, 2008).

**23.1	Consent of Davis Wright Tremaine LLP (included as part of Exhibit 5.1).

*23.2	Consent of GHP Horwath, P.C.

**24.1	Powers of Attorney

*	Filed herewith.

**	Previously Filed.

†

Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 30, 1999, filed pursuant to the Securities and Exchange Act of 1934.

††

Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 30, 2006, filed pursuant to the Securities and Exchange Act of 1934.

†††

Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 10, 2008, filed pursuant to the Securities and Exchange Act of 1934.

Xx

Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated August 14, 2008, filed pursuant to the Securities and Exchange Act of 1934.

ITEM 17.    UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)   That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter); (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Redwood Shores, California, on September 22, 2008.

COMMUNICATION INTELLIGENCE CORPORATION

By: *
Guido DiGregorio
CHAIRMAN, PRESIDENT AND CHIEF
EXECUTIVE OFFICER

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on September 22, 2008.

Signature	Title

*	Chairman and Chief Executive Officer (Principal
Guido DiGregorio	Executive Officer)

/s/ FRANK DANE	Chief Financial Officer (Principal Financial and
Frank Dane	Accounting Officer)

*	Director
Louis P. Panetta

*	Director
C.B. Sung

*	Director
David E. Welch

*	Director
Garry S. Meyer

* By: /s/ FRANK DANE
Frank Dane
Attorney-in-Fact

Exhibit Index

Exhibit Number	Document

3.1	By-laws of the Company adopted on October 6, 1986, incorporated herein by reference to Exhibit 3.5 to the Company’s Registration Statement on Form 10 (File No. 0-19301).

3.2

Amended and Restated Certificate of Incorporation dated May 10, 1995, as filed with the Delaware Secretary of State’s office on May 18, 1995, incorporated herein by reference to Exhibit 3.2 to the Company’s Form 10-Q, filed August 14, 2008 (File No. 0-19301).

3.3

Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation dated June 12, 1998, incorporated herein by reference to Exhibit 10.24 to the Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

3.4

Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation dated January 24, 2001, incorporated herein by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1/A, filed December 20, 2007.

3.5

Certificate of Elimination of the Company’s Certificate of Designation of the Series A Preferred Stock dated August 17, 2001, incorporated herein by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1/A, filed December 20, 2007.

3.6

Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation dated August 17, 2007, incorporated herein by reference to Exhibit 3.7 to the Company’s Registration Statement on Form S-1/A, filed December 20, 2007.

3.7

Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation dated June 30, 2008, incorporated herein by reference to Exhibit 3.7 to the Company’s Form 10-Q, filed August 14, 2008 (File No. 0-19301).

4.1	Form of Convertible Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K, filed November 4, 2004.

4.2	Form of Warrant issued by the Company, incorporated herein by reference to Exhibit 10.4 to the Company’s Form 8-K, filed November 4, 2004.

4.3	Form of Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed August 16, 2006.

4.4	Form of Warrant issued by the Company, incorporated herein by reference to Exhibit 10.37 to the Company’s Form 8-K, filed August 16, 2006.

4.5	Form of Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed February 9, 2007.

4.6	Form of Warrant issued by the Company, incorporated herein by reference to Exhibit 10.37 to the Company’s Form 8-K, filed February 9, 2007.

4.7	Form of Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed June 20, 2007.

4.8	Form of Warrant issued the Company, incorporated herein by reference to Exhibit 10.37 to the Company’s Form 8-K, filed June 20, 2007.

4.9

Certificate of Designations dated June 4, 2008 with respect to Series A Cumulative Convertible Preferred Stock, incorporated herein by reference to Exhibit 4.23 to the Company’s Form 10-Q, filed August 14, 2008.

4.10	Form of Common Stock Purchase Warrant issued by the Company, incorporated herein by reference to Exhibit 4.19 to the Company’s Form 10-Q, filed August 14, 2008.

4.11	Form of Additional Common Stock Purchase Warrant issued by the Company, incorporated herein by reference to Exhibit 4.20 to the Company’s Form 10-Q, filed August 14, 2008.

4.12	Form of Secured Promissory Note issued by the Company dated June 5, 2008, incorporated herein by reference to Exhibit 4.21 to the Company’s Form 10-Q, filed August 14, 2008.

4.13	Form of Additional Secured Promissory Note, incorporated herein by reference to Exhibit 4.22 to the Company’s Form 10-Q, filed August 14, 2008.

**5.1	Opinion of Davis Wright Tremaine LLP.

10.2	Standby Stock Purchase Agreement between the Company and Philip Sassower dated October 3, 1994, incorporated herein by reference to Exhibit 10.13 to the Company’s 1994 Form 10-K (File No. 0-19301).

10.3

Form of Subscription Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, dated November 28, 1995 (File No. 0-19301).

10.4

Form of Registration Rights Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, dated November 28, 1995 (File No. 0-19301).

10.7

Form of Subscription Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, filed June 27, 1996 (File No. 0-19301).

10.8

Form of Registration Rights Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 2 to the Company’s Form 8-K, filed June 27, 1996 (File No. 0-19301).

10.9

Form of Preferred Stock Investment Agreement, dated as of December 31, 1996, between the Company and the investors listed on Schedule 1 thereto, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, filed January 7, 1997 (File No. 0-19301).

10.10

Form of Registration Rights Agreement between the Company and the Investors Listed on Schedule 1 thereto, incorporated herein by reference to Exhibit 2 to the Company’s Form 8-K, filed January 7, 1997 (File No. 0-19301).

10.13

Form of Subscription Agreement between the Company and each subscriber, dated as of November 25, 1997, incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 8, 1997 (File No. 0-19301).

10.15

Form of Registration Rights Agreement, by and among the Company and the signatories thereto, dated as of November 25, 1997, incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K, filed December 8, 1997 (File No. 0-19301).

†10.19	Software Development and License Agreement dated December 4, 1998 between Ericsson Mobile Communications AB and the Company incorporated herein by reference to Exhibit 10.26 to the

Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

10.26

Form of Note and Warrant Purchase Agreement dated August 10, 2006, among Communication Intelligence Corporation and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.34 to the Company’s Form 8-K, filed August 16, 2006.

10.27

Form of Registration Rights Agreement dated August 10, 2006, among Communication Intelligence Corporation and the parties identified there in, incorporated herein by reference to Exhibit 10.35 to the Company’s Form 8-K, filed August 16, 2006.

†† 10.28

Amendment dated May 31, 2005 to the License Agreement dated December 22, 2000 between the Company and eCom Asia Pacific, Ltd., incorporated herein by reference to Exhibit 10.26 to the Company’s Form 10-K/A, filed September 15, 2005.

†† 10.29	License Agreement dated June 2, 2005 between the Company and SnapOn Credit LLC incorporated herein by reference to Exhibit 10.27 to the Company’s Form 10-K/A, filed September 15, 2005.

10.30	Amendment to employment agreement with Guido DiGregorio, incorporated herein by reference to the
Company’s Form 8-K dated September 21, 2005.

10.31	Amendment to employment agreement with Frank V. Dane, incorporated herein by reference to the Company’s Form 8-K dated September 21, 2005.

10.32	Form of stock option agreement dated August 31, 2005 with Russell L. Davis, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.33	Form of stock option agreement dated December 19, 2005 with Guido DiGregorio, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.34	Form of stock option agreement dated December 19, 2005 with Francis V. Dane, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.35	Form of stock option agreement dated December 31, 2005 with C. B. Sung, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.36

Form of Note and Warrant Purchase Agreement dated February 5, 2007, among the Company and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.34 to the Company’s Form 8-K, filed February 9, 2007.

10.37	Form of Registration Rights Agreement dated February 5, 2007, incorporated herein by reference to Exhibit 10.35 to the Company’s Form 8-K, filed February 9, 2007.

10.38

Amendment to the Note and Warrant Purchase Agreement dated February 5, 2007, among the company and the parties identified therein, incorporated herein by reference to Exhibit 99.1 to the Company’s Form 8-K, filed March 19, 2007.

10.39

Form of Note and Warrant Purchase Agreement dated June 15, 2007, among the Company and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.34 to the Company’s Form 8-K, filed June 20, 2007.

10.40	Form of Registration Rights Agreement dated June 15, 2007, incorporated herein by reference to Exhibit 10.35 to the Company’s Form 8-K, filed June 20, 2007.

10.41

Form of Securities Purchase and Registration Rights Agreement dated August 24, 2007, among Communication Intelligence Corporation and Phoenix Venture Fund LLC, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed August 27, 2007.

†††10.42	Consulting Agreement dated January 9, 2008 between the Company and GS Meyer & Associates LLC, incorporated herein by reference to Exhibit 10.42 to the Company’s Form 10-K, filed March 12, 2008.

10. 43

Securities Purchase Agreement between the Company and the Investors identified therein, dated June 5, 2008, incorporated herein by reference to Exhibit 10.43 to the Company’s Form 10-Q, filed August 14, 2008.

10. 44

Registration Rights Agreement between the Company and the parties identified therein, dated June 5, 2008, incorporated herein by reference to Exhibit 10.44 to the Company’s Form 10-Q, filed August 14, 2008.

Xx10. 45

Credit Agreement between the Company, Phoenix Venture Fund LLC, Michael Engmann and Ronald Goodman dated June 5, 2008, incorporated herein by reference to Exhibit 10.41 to the Company’s Form 10-Q, filed August 14, 2008.

10. 46

Pledge and Security Agreement between the Company and the parties identified therein, dated June 5, 2008, incorporated herein by reference to Exhibit 10.42 to the Company’s Form 10-Q, filed August 14, 2008.

21.1	Schedule of subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Company’s Form 10-K filed March 12, 2008).

**23.1	Consent of Davis Wright Tremaine LLP (included as part of Exhibit 5.1).

*23.2	Consent of GHP Horwath, P.C.

**24.1	Powers of Attorney

*	Filed herewith.

**	Previously Filed.

†

Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 30, 1999, filed pursuant to the Securities and Exchange Act of 1934.

††

Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 30, 2006, filed pursuant to the Securities and Exchange Act of 1934.

†††

Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 10, 2008, filed pursuant to the Securities and Exchange Act of 1934.

Xx

Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated August 14, 2008, filed pursuant to the Securities and Exchange Act of 1934.